Exhibit 10.1

Execution Version

Senior Secured Priming and Superpriority Debtor-in-Possession First Lien Credit Agreement

by and among

TELIGENT, INC.,
as Debtor, Debtor-in-Possession and Borrower,

The Guarantors Party Hereto,

The Lenders
from Time to Time Party Hereto,

ACF FINCO I LP,
as Administrative Agent,

and

ACF FINCO I LP and ARES CAPITAL CORPORATION,

as DIP Agents

Dated as of October 15, 2021
___________________________________

i

SCHEDULES

Schedule 1.01(a)	Commitments
Schedule 1.01(b)	Junior Rolled-Up Loans
Schedule 1.01(c)	Material Contracts
Schedule 1.01(d)	Immaterial Subsidiaries
Schedule 1.01(e)	Inventory Recovery Summary
Schedule 7.04	Litigation
Schedule 7.13	Subsidiaries and Joint Ventures/Partnerships
Schedule 7.16	Real Property
Schedule 7.23	Collective Bargaining Agreements
Schedule 7.24	Insurance
Schedule 7.25	Evidence of Indebtedness
Schedule 7.26	Deposit Accounts and Securities Accounts
Schedule 7.30	Location of Collateral; Equipment List
Schedule 7.32	Regulatory Matters
Schedule 9.02	Liens
Schedule 12.02	Addresses for Notices

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Borrowing Base Certificate
Exhibit C	[Intentionally Omitted]
Exhibit D	Initial 13-Week DIP Budget
Exhibit E	Form of Variance Report
Exhibit N	Form of Notice of Borrowing
Exhibit P	Form of Perfection Certificate
Exhibit R-1	Form of Revolving Loan Note
Exhibit R-2	Form of Term Loan Note
Exhibit R-3	Form of Delayed Draw Term Loan Note
Exhibit R-4	Form of Junior Rolled-Up Term Loan Note

v

Senior Secured Priming and Superpriority Debtor-in-Possession First Lien CREDIT AGREEMENT

This Senior Secured Priming and Superpriority Debtor-in-Possession First Lien CREDIT AGREEMENT, dated as of October 15, 2021, is among TELIGENT, INC., a Delaware corporation, as a debtor and debtor-in-possession (the “Borrower”), its Subsidiaries signatory hereto as guarantors or hereafter designated as Guarantors pursuant to Section 8.11, the lenders from time to time party hereto (including any financial institution party to this Agreement as a “Pre-Petition First Lien Lender” or a “Pre-Petition Second Lien Lender”), ACF FINCO I LP, a Delaware limited partnership (“ACF”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), and ACF and ARES CAPITAL CORPORATION (“ARCC”, and, together with ACF, the “DIP Agents”).

RECITALS

WHEREAS, on October 14, 2021 (the “Petition Date”), the Specified Credit Parties filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court (the “Chapter 11 Cases”);

WHEREAS, from and after the Petition Date, the Specified Credit Parties are continuing to operate their business and manage their properties as debtors in possession under Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, Borrower has requested that the Administrative Agent, Lenders, Borrower and Guarantors enter into this Agreement and that the Lenders extend (i) loans to Borrower under a revolving credit facility in an aggregate amount not to exceed (x) upon the entry of the Interim Order but prior to the entry of the Final Order, $3,000,000 and (y) upon the entry of the Final Order, $6,000,000 (the “Revolving Loan Facility”), (ii) loans to Borrower under a term loan facility, which loans shall consist of, and be in an original aggregate principal amount equal to the amount of, “Obligations” under and as defined in the Pre-Petition First Lien Credit Agreement “rolled up” pursuant to Section 2.01(b) hereof (the “Term Loan Facility”), (iii) loans to Borrower under a delayed draw term loan facility in an aggregate amount not to exceed (x) upon the entry of the Interim Order but prior to the entry of the Final Order, $3,000,000 and (y) upon the entry of the Final Order, $6,000,000 (the “Delayed Draw Term Loan Facility”), in each case, the proceeds of which will be used in accordance with Section 7.05 hereof and (iv) upon the entry of the Final Order, loans to Borrower under a term loan facility, which loans shall consist of, and be in an original aggregate principal amount equal $18,000,000, which constitutes a portion of the “Obligations” under and as defined in the Pre-Petition Second Lien Credit Agreement “rolled up” pursuant to Section 2.01(d) hereof (the “Junior Rolled-Up Term Loan Facility”);

WHEREAS, Borrower, the Persons named therein as guarantors, ACF, as the administrative agent (the “Pre-Petition First Lien Administrative Agent”), and the financial institutions party thereto as lenders are parties to that certain First Lien Revolving Credit Agreement, dated as of December 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Pre-Petition First Lien Credit Agreement”);

WHEREAS, Borrower, the Persons named therein as guarantors, ARCC, as the administrative agent (the “Pre-Petition Second Lien Administrative Agent”), and the financial institutions party thereto as lenders are parties to that certain Second Lien Credit Agreement, dated as of December 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Pre-Petition Second Lien Credit Agreement”); and

WHEREAS, the Lenders are willing to extend such loans to the Borrower subject to the terms and conditions set forth in this Agreement and in the DIP Orders.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Article I

Definitions

Section 1.01        Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.01 unless the context otherwise requires:

“363 Sale” shall mean a sale or sales of substantially all of the Borrower’s assets (or such portion of the assets as may be reasonably acceptable to the DIP Agents) pursuant to Section 363 of the Bankruptcy Code (i) which has been approved by the Required Lenders, (ii) that is effected pursuant to a sale process that seeks bids for all or substantially all of the Borrower’s and Guarantor’s assets, as well as bids on assets on a standalone basis (or in combination) and (iii) the net proceeds of which shall be applied to indefeasibly repay the Obligations under this Agreement in accordance with applicable priority and shall otherwise be distributed in accordance with the Bankruptcy Code, including Sections 1129(a)(7) and 1129(b)(2)(B)(ii) thereof.

“ABR” shall mean, for any day, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of one percentage point, (c) the Eurodollar Rate with a term of one month plus one percentage point, and (d) 2.50% per annum. Changes in the rate of interest on that portion of any Loans maintained as ABR Loans will take effect simultaneously with each change in the ABR.

“ABR Loan” shall mean each Loan bearing interest at ABR, as provided in Section 2.10(a).

“Acceptable Appraisal” shall mean, with respect to an appraisal of Inventory, Equipment or Real Property, the most recent appraisal of such property received by Administrative Agent (a) from an appraisal company satisfactory to Administrative Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Administrative Agent, and (c) the results of which are satisfactory to Administrative Agent, in each case, in Administrative Agent's Permitted Discretion. For the avoidance of doubt, as of the Closing Date, the “Acceptable Appraisal” in respect of the Real Property included in the Borrowing Base as of the Closing Date shall be the appraisal of such Real Property by Keystone Appraisal Company, dated September 1, 2021.

“ACF” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Questionnaire” shall mean a questionnaire completed by each Lender, in a form approved by the Administrative Agent, in which such Lender, among other things, (a) designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such Lender’s compliance procedures and Applicable Laws, including federal, state and provincial securities laws and (b) designates an address, facsimile number, electronic mail address and/or telephone number for notices and communications with such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that, no Secured Party shall be an Affiliate of any Credit Party solely by reason of the provisions of the Credit Documents. The term “Control” means either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Capital Stock of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Agents” shall mean the Administrative Agent and the DIP Agents, collectively, and “Agent” shall mean each of them individually.

“Agreement” shall mean this Credit Agreement, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time.

“Agreement Currency” shall have the meaning set forth in Section 12.26.

“Allowed Professional Fees” shall have the meaning set forth in the DIP Order.

“Anti-Corruption Laws” shall mean any and all laws, rules or regulations relating to corruption or bribery, including, but not limited to, the FCPA and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” shall mean any and all laws, rules or regulations relating to money laundering or terrorism financing, including (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the PATRIOT Act, and its implementing regulations.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Applicable Laws” shall mean, with respect to any Person, the common law and any federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or Products or to which such Person or any of its Property or Products is subject. For the avoidance of doubt, the term “Applicable Laws” shall include FATCA and any intergovernmental agreements with respect thereto between the United States and another jurisdiction.

“Applicable Margin” shall mean (a) with respect to Revolving Loans and Term Loans, (i) that are Eurodollar Loans, 6.50 percentage points per annum and (ii) that are ABR Loans, 5.50 percentage points per annum and (b) with respect to Delayed Draw Term Loans and the Junior Rolled-Up Term Loans, (i) that are Eurodollar Loans, 8.50 percentage per annum points and (ii) that are ABR Loans, 7.50 percentage points per annum.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“ARCC” shall have the meaning set forth in the preamble to this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Officer” shall mean, with respect to any Credit Party, the Chief Executive Officer, the Chief Legal Officer, the Chief Financial Officer, Chief Restructuring Officer or any other senior financial officer (to the extent that such senior financial officer is designated as such in writing to the Administrative Agent by such Credit Party) of such Credit Party.

“Availability” shall mean as of any date of determination, the amount that the Borrower is entitled to borrow as Revolving Loans under this Agreement.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as the same may be amended, replaced or superseded from time to time.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“Blocked Account” shall mean an account established by Administrative Agent that shall (x) initially on the Closing Date be subject to the Credit Parties’ control and (y) subsequently, during any Cash Dominion Period, be subject to Administrative Agent’s sole dominion and control (including, but not limited to the sole power of withdrawal during any such Cash Dominion Period).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean the board of directors (or other similar body) of Borrower.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing” shall mean and include the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date).

“Borrowing Base” shall mean, at any time, an amount equal to:

(a)            the lesser of:

(i)             Total Revolving Commitment, and

(ii)            the sum of:

(A)              an amount not to exceed eighty-five percent (85%) of the aggregate amount of the result of Eligible Receivables less the Dilution Reserve, if any, at such time; plus

(B)              an amount not to exceed the sum of (1) twenty-three and forty-seven hundredths percent (23.47%) of the Value of Category I Eligible Inventory at such time, plus (2) twenty-one and thirteen hundredths percent (21.13%) of the Value of Category II Eligible Inventory at such time, plus (3) seventy-five percent (75%) of the Value of Category III Eligible Inventory at such time, plus (4) eighteen and seventy-five hundredths percent (18.75%) of the Value of Category IV Eligible Inventory at such time; plus

(C)              an amount not to exceed eighty-five percent (85%) of the appraised Net Orderly Liquidation Value of Eligible Equipment at such time; plus

(D)              an amount not to exceed seventy-five percent (75%) of the Fair Market Value of Eligible Real Property as such Fair Market Value is identified in the most recent Acceptable Appraisal of Real Property at such time;

less

(b)           without duplication of any Reserves accounted for pursuant to clause (a)(ii)(A) above, the aggregate amount of all Reserves in effect at such time.

“Borrowing Base Certificate” shall have the meaning set forth in Section 8.01(e)(i).

“Borrowing Capacity” shall have the meaning set forth in Section 2.01(a).

“Business Day” shall mean (a) any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, and (b) any day that is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Canadian Anti-Terrorism Laws” shall mean any Canadian federal or provincial laws or regulations relating to money laundering, terrorism, or financing terrorism including Part II.1 of the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2, together with all rules, regulations and interpretations thereunder or related thereto including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act, and any similar laws in effect in Canada from time to time.

“Canadian Defined Benefit Pension Plan” shall mean any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Insolvency Laws” shall mean any federal or provincial Canadian law from time to time in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtor, including the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Canada Business Corporations Act and any other applicable corporations legislation.

“Canadian Pension Plan” shall mean each pension plan that is a “registered pension plan” (as defined in the Income Tax Act (Canada)) or that is required to be registered under the Pension Benefits Act (Ontario), the Pension Benefits Standards Act (British Columbia) or other Canadian federal or provincial law which is maintained or contributed to, or to which there is or may be an obligation to contribute by a Credit Party or a Subsidiary thereof, for its Canadian employees or former employees, but does not include the Canada Pension Plan or Quebec Pension Plan as maintained by the Government of Canada or the Government of Quebec, as applicable.

“Canadian Subsidiary” shall mean Teligent Canada Inc.

“Canadian Security Documents” shall mean (i) that certain Canadian Security Agreement, dated as of the Closing Date, by and among the Canadian Subsidiary and the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time and (ii) that certain Pledge Agreement, dated as of the Closing Date, given by Teligent Luxembourg for the benefit of the Secured Parties, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time.

“Capital Stock” shall mean any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Carve Out” shall have the meaning assigned to such term in the DIP Order.

“Carve Out Trigger Notice” shall mean written notice delivered by the DIP Agents (or, to the extent that an Event of Default has occurred as a result of the Borrower failing to comply with Section 8.14, any DIP Agent) to the Borrower’s lead counsel, the U.S. Trustee, and the lead counsel to the creditor’s committee, which notice may only be delivered following the occurrence and during the continuation of an Event of Default.

“Cash Dominion Period” shall mean the period (a) commencing upon the occurrence and during the continuance of any Event of Default, and (b) continuing until such Event of Default is cured, waived or no longer exists for a period of at least thirty (30) days.

“Cash Equivalents” shall mean:

(a)            any direct obligation of (or unconditional guarantee by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after the date of acquisition thereof;

(b)            commercial paper maturing not more than one hundred eighty (180) days from the date of issue and issued by (i) a corporation (other than an Affiliate of any Credit Party) organized under the laws of any state of the United States or of the District of Columbia and, at the time of acquisition thereof, rated A-1 or higher by S&P or P-1 or higher by Moody’s, or (ii) any Lender (or its holding company);

(c)            any certificate of deposit, time deposit or bankers acceptance, maturing not more than one hundred eighty (180) days after its date of issuance, which is issued by either: (i) a bank organized under the laws of the United States (or any state thereof) which has, at the time of acquisition thereof, (A) a credit rating of P2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) a Lender;

(d)            any repurchase agreement having a term of thirty (30) days or less entered into with any Lender or any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender or commercial banking institution thereunder;

(e)             money market and mutual funds investing primarily in assets described in clauses (a) through (d) of this definition.

“Cash Management Order” shall mean that certain cash management order of the Bankruptcy Court in the Chapter 11 Cases, in form and substance reasonably satisfactory to the Borrower, the DIP Agents and the Required Lenders.

“Category I Eligible Inventory” shall mean Eligible Inventory consisting of finished goods of the type described in Inventory Bucket 1 on Schedule 1.01(e).

“Category II Eligible Inventory” shall mean Eligible Inventory consisting of finished goods of the type described in Inventory Bucket 2 on Schedule 1.01(e).

“Category III Eligible Inventory” shall mean Eligible Inventory consisting of finished goods of the type described in Inventory Bucket 3 on Schedule 1.01(e).

“Category IV Eligible Inventory” shall mean Eligible Inventory consisting of raw materials inventory of the type described in Inventory Bucket 4 on Schedule 1.01(e).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change of Control” shall mean (a) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder) shall acquire ownership, directly or indirectly, beneficially or of record, of Capital Stock of the Borrower representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Borrower; (b) any direct or indirect change to the ownership of Capital Stock of any Credit Party (other than the Borrower) or any Credit Party’s respective Subsidiaries from the ownership thereof as of the Closing Date, in each case, other than as a result of a 363 Sale or any other transaction approved by the DIP Agents in their sole discretion or (c) the occurrence of a change in the composition of the Board of Directors of the Borrower from the composition thereof as of the Closing Date unless approved by the DIP Agents.

“Chapter 11 Cases” shall have the meaning set forth in the recitals to this Agreement.

“Chief Restructuring Officer” shall have the meaning set forth in Section 8.20(a).

“Claims” shall have the meaning set forth in the definition of “Environmental Claims”.

“Closing Date” shall mean October 15, 2021.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean any assets of any Credit Party or other collateral upon which Administrative Agent has been granted a Lien in connection with this Agreement.

“Collateral Sale” shall have the meaning set forth in Section 11.14.

“Collections” shall mean all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Credit Parties.

“Commitment” shall mean any of the Delayed Draw Term Loan Commitment or the Revolving Loan Commitment.

“Confidential Information” shall have the meaning set forth in Section 12.17.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consultant” a third-party consultant retained by Administrative Agent to perform the Consultant’s Work.

“Consultant’s Work” means the scope of work described on Annex VI to Amendment No. 4 (as defined in the Pre-Petition First Lien Credit Agreement) or as otherwise agreed by the Company and Administrative Agent.

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuing Director” shall mean (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control” shall have the meaning set forth in the definition of “Affiliate”.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to the DIP Agents, executed and delivered by the applicable Credit Party, Administrative Agent, and the applicable securities intermediary or bank, which agreement is sufficient to give Administrative Agent (or a bailee for the Administrative Agent pursuant to the DIP Orders) “control” over each of such Credit Party’s securities accounts, deposit accounts or investment property, as the case may be, and with respect to any deposit accounts maintained in Canada, a blocked account agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained and the Credit Party maintaining such account.

“Credit Documents” shall mean this Agreement, the Control Agreements, the Guarantee Agreement, the Security Documents, the Perfection Certificate, the DIP Orders, the Cash Management Order, any Notes issued by the Borrower hereunder, any intercreditor or subordination agreements in favor of the Administrative Agent with respect to this Agreement, and any other agreement or instrument delivered or entered into now, or in the future, by any Credit Party, in connection with this Agreement.

“Credit Extension” shall mean and include the making (but not the conversion) of a Loan.

“Credit Facility” shall mean any of the Delayed Draw Term Loan Facility, the Junior Rolled-Up Term Loan Facility, the Term Loan Facility or Revolving Loan Facility, as applicable, and collectively, the Delayed Draw Term Loan Facility, the Junior Rolled-Up Term Loan Facility, the Term Loan Facility and the Revolving Loan Facility.

“Credit Party” shall mean the Borrower, each of the Guarantors and each other Person that becomes a Credit Party hereafter pursuant to the execution of joinder documents.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 2.10(c).

“Defaulting Lender” shall mean, subject to Section 2.05(d), any Lender that, as determined by the Administrative Agent, (a) has failed to (i) fund any portion of the Loans required to be funded by it hereunder for three (3) or more Business Days unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any other Lender any other amount required to be paid by it hereunder, (b) has notified the Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) or more Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing in a manner satisfactory to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, interim receiver, receiver manager, receiver and manager, monitor, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Delayed Draw Term Loan” shall have the meaning set forth in Section 2.01(c).

“Delayed Draw Term Loan Lender” shall mean any Lender that holds a Delayed Draw Term Loan or a Delayed Draw Term Loan Commitment at such time.

“Delayed Draw Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “Delayed Draw Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Delayed Draw Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed all or a portion of the Delayed Draw Term Loan Commitment, in each case as the same (x) shall be permanently reduced by the amount of any Delayed Draw Term Loan draw that such Lender funds and (y) may be changed from time to time pursuant to the terms hereof. The amount of the Delayed Draw Term Loan Commitments as of the date that (x) the Interim Order is entered, is $3,000,000 and (y) the Final Order is entered, is the sum of the amount of Delayed Draw Commitments that have not been utilized since the date of the Interim Order and $3,000,000.

“Delayed Draw Term Loan Facility” shall have the meaning set forth in the recitals to this Agreement.

“Delayed Draw Term Loan Note” shall have the meaning set forth in Section 2.01(c).

“Delayed Draw Term Loan Obligations” shall mean all Delayed Draw Term Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, or any other Person required to be indemnified hereunder in respect of the Delayed Draw Term Loans, in each case, that arise under any Credit Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, including all fees, expenses and other amounts accruing during the pendency of any proceeding of the type described in Section 10.01(h), whether or not allowed in such proceeding.

“Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the amount of (a) bad debt write-downs, discounts, advertising allowances, credits or other dilutive items with respect to Borrower’s Receivables during such period, by (b) Borrower’s gross sales with respect to Receivables during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Receivables to the extent of any Dilution.

“DIP Agents” shall means, collectively, ACF and ARCC, each in their capacity as a DIP agent.

“DIP Budget” means, collectively, (a) the 13-week cash flow forecast of the Credit Parties attached as Exhibit D hereto (the “Initial 13-Week DIP Budget”) detailing the Credit Parties’ anticipated weekly cash receipts and disbursements (including line items for accruals and disbursements, which will be carried through Allowed Professional Fees) and anticipated weekly cash flow projections, on a consolidated basis for the Credit Parties, together with a written set of assumptions supporting such projections, for the thirteen week period commencing with the week that the Petition Date occurs in form and substance satisfactory to the DIP Agents in their sole discretion (provided that it is understood that the budgets attached as Exhibit D to this Agreement are satisfactory to the DIP Agents) and (b) the most recent supplement to the Initial 13-Week DIP Budget and supplement to such forecast, and all intervening supplements to such forecast, delivered in accordance with Section 8.01(s) as approved by the DIP Agents in their sole reasonable discretion; provided, that no such supplements to such forecast under clause (b) above shall become the DIP Budget unless the DIP Agents in their sole discretion approve such supplement to such forecast becoming the DIP Budget (and to the extent that such supplement to such forecast is not approved, the DIP Budget that is then in effect shall continue to constitute the DIP Budget for all purposes of this Agreement).

“DIP Order” shall mean the Interim Order or the Final Order, as applicable, based on which such order is then in effect.

“Disclosed Matters” shall mean (i) the FDA warning letter and Form 483 provided by Borrower to the DIP Agents prior to the Petition Date, and the product recalls conducted by the Credit Parties in connection therewith as disclosed in writing to the DIP Agents prior to the Petition Date and (ii) the existence of past due fees of the Credit Parties under the Generic Drug User Fee Amendments as disclosed in writing to the DIP Agents prior to the Petition Date.

“Disposition” shall mean, with respect to any Person, any sale, transfer, lease, contribution, division or other conveyance (including by way of merger or amalgamation) of, or the granting of options, warrants or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including Receivables and Capital Stock of Subsidiaries) to any other Person in a single transaction or series of transactions.

“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Total Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Total Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Holding Company” any Domestic Subsidiary substantially all of the assets of which consist of equity interests in one or more Foreign Subsidiaries.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state, territory, protectorate or commonwealth thereof, or the District of Columbia.

“Drug Application” shall mean a pending or approved new drug application, an abbreviated new drug application or a biologic license application, including a section 351(k) application, or an investigational new drug exemption, for any Teligent Product, as appropriate, as those terms are defined in the Food Drug Cosmetic Act and any and all intellectual property relating thereto, solely as applied to the Product covered thereunder.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Engagement Letter” shall mean that certain agreement date as of December 14, 2020, by and among Borrower and the Financial Advisor.

“Eligible Equipment” shall mean Equipment owned by any Credit Party that complies with each of the representations and warranties respecting Eligible Equipment made in the Credit Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any information with respect to the Credit Parties’ business or assets of which the Administrative Agent becomes aware after the Closing Date, including the results of any audit or appraisal performed by Administrative Agent from time to time after the Closing Date. An item of Equipment shall not be included in Eligible Equipment if:

(a)       such Credit Party does not have good title to such Equipment;

(b)       such Credit Party does not have the right to subject such Equipment to a Lien in favor of the Administrative Agent;

(c)       such Equipment is not subject to a first priority perfected Lien in favor of the Administrative Agent free and clear of all other Liens of any nature whatsoever (except for Permitted Liens which do not have priority over the Lien in favor of the Administrative Agent);

(d)       the full purchase price for such Equipment has not been paid by such Credit Party;

(e)       such Equipment is not located on premises (i) owned by a Credit Party, or (ii) leased by a Credit Party where the lessor has delivered to the Administrative Agent a Collateral Access Agreement;

(f)       such Equipment is not in good working order and condition (ordinary wear and tear excepted) or is not used or held for use by the Credit Parties in the ordinary course of business;

(g)       such Equipment is subject to any agreement which restricts the ability of the Credit Parties to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment; or

(h)       such Equipment constitutes a “fixture” under the applicable laws of the jurisdiction in which such Equipment is located.

“Eligible Inventory” shall mean Inventory consisting of first quality finished goods held for sale in the ordinary course of business of any Credit Party and raw materials inventory, in each case, that (i) has passed quality control and testing of the Credit Parties to the reasonable satisfaction of the Administrative Agent, (ii) complies with each of the representations and warranties respecting Eligible Inventory made in the Credit Documents, and (iii) is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any information with respect to the Credit Parties’ business or assets of which Administrative Agent becomes aware after the Closing Date, including the results of any audit or appraisal performed by Administrative Agent from time to time after the Closing Date. For purposes of determining the amount to be advanced against Inventory in calculating the Borrowing Base, the “Value” of Inventory shall mean the book value of such Inventory. An item of Inventory shall not be included in Eligible Inventory if:

(a)       such Credit Party does not have good, valid, and marketable title thereto;

(b)       such Credit Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Credit Party);

(c)       it is not located at one of the locations in the continental United States or Canada (other than Quebec) set forth on Schedule 7.30 (unless in-transit from one such location to another such location);

(d)       it is In-Transit Inventory;

(e)       it is located on real property leased by a Credit Party or in a contract warehouse, in each case, unless it is subject to a satisfactory landlord or warehousemen agreement executed by the lessor or warehouseman, as the case may be (provided, however, the Credit Parties shall have 60 days subsequent to the Closing Date (or such later date approved by the Administrative Agent) in which to obtain a landlord or warehousemen agreement for its leased or third party warehouse locations and Inventory at such leased or warehouse locations which would otherwise be “Eligible Inventory” but for such requirement shall be deemed to be “Eligible Inventory” during such period, subject to any Reserves in Administrative Agent’s Permitted Discretion);

(f)       it is the subject of a bill of lading or other document of title;

(g)       it is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent free and clear of all other Liens of any nature whatsoever (except for Permitted Liens which do not have priority over the Lien in favor of the Administrative Agent);

(h)       it consists of goods returned or rejected by customers;

(i)        it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials (other than raw materials inventory of the type described in Inventory Bucket 4 on Schedule 1.01(e)), or goods that constitute spare parts, packaging supplies, labels and shipping materials, maintenance items, supplies used or consumed in a Credit Party’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment;

(j)        it shall have been in a Credit Party’s possession or control for a period of more than twelve (12) calendar months;

(k)       it is subject to a claim, lien or security interest (other than a Permitted Lien);

(l)        it is produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(m)       it is not salable in the United States or Canada;

(n)       if it is represented or covered by any Certificate of Title, Instrument, Document or Chattel Paper, a Credit Party is not the sole owner of each such Certificate Of Title, Instrument, Document or Chattel Paper (in the possession of a Credit Party), or it has been sold, assigned or otherwise transferred, and or it is subject to any claim, lien or security interest;

(o)       it is subject to third party trademark, licensing or other proprietary rights, unless the Administrative Agent is satisfied in its Permitted Discretion that such Inventory can be freely sold by Administrative Agent on and after the occurrence of an Event of a Default despite such third party rights;

(p)       it has not received FDA or Health Canada approval or it has previously received the applicable approval but such approval has been revoked, or if otherwise does not meet all standards imposed by any applicable Governmental Authority in all material respects, including with respect to its production, acquisition or importation (as the case may be); or

(q)       Administrative Agent shall have determined in its Permitted Discretion that it is unacceptable due to age, type, category, quality and/or quantity.

“Eligible Real Property” shall mean Real Property owned in fee by a Credit Party that complies with each of the representations and warranties respecting Real Property made in the Credit Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Credit Parties’ business or assets of which Administrative Agent becomes aware after the Closing Date, including any field examination or appraisal performed by or received by the Administrative Agent from time to time after the Closing Date. An item of Real Property shall not be included in Eligible Real Property if:

(a)       it is not identified on Schedule 7.15 to the Agreement as of the Closing Date,

(b)       a Credit Party does not have good, valid, and marketable fee title thereto,

(c)       it is not Real Property with respect to which Administrative Agent has received (i) mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Administrative Agent in amounts reasonably satisfactory to Administrative Agent assuring Administrative Agent that the Mortgages on such Real Property are valid and enforceable first priority mortgage Liens on such Real Property free and clear of all Liens except Permitted Liens, and otherwise in form and substance reasonably satisfactory to Administrative Agent, (ii) ALTA surveys in form and substance reasonably satisfactory to Administrative Agent, (iii) phase-I environmental site reports if required by Section 8.11; and (iv) flood certifications (and, if applicable, acceptable flood insurance and FEMA form acknowledgements of insurance),

(d)       an Acceptable Appraisal of such item of Real Property has not been completed,

(e)       it is not Mortgaged Property subject to a valid and perfected first priority Agent’s Lien, or

(f)        it is subject to any Lien other than Permitted Liens of the type described in Section 9.02 (a), (d), (f), (g), (h) or (n).

“Eligible Receivable” shall mean each Receivable: for which the Records and accounts are located at the Credit Parties’ facilities where such Records are maintained as described in Schedule 7.30; arising out of a sale in the ordinary course of the Canadian Subsidiary’s business; relating to a sale made by the Canadian Subsidiary to a Person that is not an Affiliate of any Credit Party; that is not in dispute; with respect to which each representation with respect to Eligible Receivables set forth in this Agreement is accurate, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any information with respect to the Credit Parties’ business or assets of which the Administrative Agent has become aware after the Closing Date, including the results of any audit performed by Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Receivables shall be calculated net of customer deposits and unapplied cash. Eligible Receivables shall not include the following:

(a)       more than one hundred twenty (120) consecutive calendar days has passed from the original invoice date for such Receivable; or

(b)       [intentionally omitted]; or

(c)       [intentionally omitted]; or

(d)       the Account Debtor (i) has filed a case for bankruptcy or reorganization under the Bankruptcy Code or any Canadian Insolvency Laws, or (ii) has had filed against it any case under the Bankruptcy Code or any Canadian Insolvency Laws, or (iii) has made an assignment for the benefit of creditors, or (iv) has failed, suspended business operations, become insolvent, (v) has had a receiver or a trustee appointed for all or a significant portion of its assets or affairs, or (vi) has provided notice, or the Administrative Agent has received notice, of an imminent insolvency proceeding of such Account Debtor; or

(e)       the Account Debtor is a supplier to or creditor of the Credit Parties; or

(f)       the Account Debtor has or asserts any right of offset with respect to any Receivable or asserts any claim or counterclaim against a Credit Party with respect to any Receivable (but such Receivable shall only be ineligible to the extent of such offset, claim or counterclaim); or

(g)       the Canadian Subsidiary is not the sole owner of the Receivable; the Canadian Subsidiary has sold, assigned or otherwise transferred all or any portion thereof; or any portion of the Receivable is subject to any claim, lien or security interest (other than a Permitted Lien); or

(h)       the sale giving rise to such receivable is to an Account Debtor domiciled outside of the continental United States and Canada; or

(i)       fifty percent (50%) or more of the Receivables of any Account Debtor and/or its Affiliates is ineligible, then all the Receivables of such Account Debtor and its Affiliates shall be treated as ineligible; or

(j)       any portion of the Eligible Receivables of the Account Debtor and/or its Affiliates exceeds fifty percent (50%) of the total amount of all Eligible Receivables, then the amount of such excess shall be treated as ineligible; or

(k)       such Receivable relates to a sale of goods or services to the United States of America, or to a Governmental Authority, unless the Canadian Subsidiary assigns its right to payment of such Receivable to Administrative Agent in compliance with the Assignment of Claims Act of 1940, as amended; or

(l)       such Receivable is not subject to the Financial Administration Act (Canada), as amended from time to time, or any other applicable law now or hereafter existing similar in effect thereto, unless the Canadian Subsidiary has assigned its right to payments of such Receivable so as to comply with the Financial Administration Act (Canada), as amended from time to time, or any such other Applicable Law, or to any contractual provision accepted in writing by the Canadian Subsidiary prohibiting its assignment or requiring notice of or consent to such assignment which notice or consent has not been made or obtained

(m)       such Receivable relates to a sale of goods or services to any State of the United States of America, or to any Governmental Authority, unless the Canadian Subsidiary assigns its right to payment of such Receivable to Administrative Agent in compliance with all applicable laws, rules, regulations or administrative or judicial determinations relating to the assignment (in whole or in part) of any agreement or contract pursuant to which such sale was made; or

(n)       the goods or services covered by such Receivable were shipped to the customer or performed for the customer, as applicable, prior to or after the date of the invoice giving rise to such Receivable, or such Receivable consists of a sale to an Account Debtor: on consignment; on any bill and hold basis; on any guaranteed sale, sale or return, sale on approval or other repurchase or return basis; on any billing in advance of shipment or performance or other “pre-billing” basis; or under any payment plan, scheduled installment plan, or other extended payment terms basis, or such Receivable consists of milestone or progress billing or is subject to percentage of completion accounting; or

(o)       the Account Debtor is located in a state in which the Canadian Subsidiary is deemed to be doing business under the laws of such state and such state denies creditors access to its courts in the absence of the Canadian Subsidiary’s qualification to transact business in such state or of the Canadian Subsidiary’s filing of any reports with such state, unless the Canadian Subsidiary has qualified as a foreign corporation authorized to do business in such state and has filed all required reports; or

(p)       such Receivable is evidenced by chattel paper or an instrument of any kind which has not been assigned or endorsed and delivered to Administrative Agent, or such Receivable has been reduced to judgment; or

(q)       such Receivable arises from a sale of goods or services to an individual who is purchasing such goods primarily for personal, family or household purposes; or

(r)       Administrative Agent, in its Permitted Discretion, believes that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Account Debtor’s financial inability to pay; or

(s)       Administrative Agent does not have a valid and perfected first priority security interest in such Receivable (except for Permitted Liens which do not have priority over the Lien in favor of the Administrative Agent).

“Environmental Claims” shall mean any and all administrative, regulatory, adjudicatory or judicial actions, suits, demands, demand letters, claims, liens, fines, penalties, requests for information, inquiries, notices of noncompliance or violation, investigations (other than internal reports prepared by the Credit Parties in the ordinary course of such Person’s business) or proceedings relating in any way to any Environmental Law, any Hazardous Material (including any exposure to any Hazardous Material), or any permit issued, or any approval given, under any such Environmental Law (“Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, investigation, monitoring or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release of, or threat of Release of Hazardous Materials or arising from alleged injury or threat of injury to human health, public safety or the environment, pursuant to any Environmental Law.

“Environmental Law” shall mean any federal, state, provincial, foreign, regional, county or local statute, law, rule, regulation, ordinance, and code now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, decree or judgment, relating to the protection of human health, safety or the environment or natural resources, including laws relating to the Release, threat of Release, manufacture, processing, distribution, use, presence, production, treatment, storage, disposal, transport, labeling or handling of, or exposure to, Hazardous Materials, including the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Clean Air Act and CERCLA, and other similar state and local statutes, and any regulations promulgated thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that, together with any Credit Party or a Subsidiary thereof, is, or within the last six (6) years was, treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived pursuant to applicable regulations), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by Holdings, the Borrower, and Restricted Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by Holdings, the Borrower, any Restricted Subsidiary or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the cessation of operations at a facility of Holdings, the Borrower, any Restricted Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA, (h) the incurrence by Holdings, the Borrower any Restricted Subsidiary or any ERISA Affiliate of any liability with respect to its withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (i) the receipt by Holdings, the Borrower, any Restricted Subsidiary or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability on it or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any monthly period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greater of (a) 1.50% per annum and (b) an amount equal to (i) the rate per annum appearing on Bloomberg Professional Service Page BBAN1 offered rate for deposits in Dollars with an interest period of one-month at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such month; multiplied by (ii) the Statutory Reserve Rate. If for any reason the rate referred to in clause (b)(i) is not available, for any such interest period, such rate will be (x) a comparable successor or alternative interbank rate for deposits in Dollars that it, at such time, broadly accepted by the loan market in lieu of the Eurodollar Rate and is reasonably acceptable to the Agents in consultation with the Borrower or (y) solely if no such broadly accepted comparable successor interbank rate exists at such time, a successor or alternative index rate as the Agent may reasonably determine in light of prevailing market practices and is reasonably acceptable to the Borrower; provided that, to the extent a successor or alternative index rate cannot be agreed upon in accordance with clause (x) or (y) above within five (5) Business Days after the Eurodollar Rate becomes unavailable, all Loans hereunder will be deemed to be ABR Loans (and shall bear interest accordingly) for purposes of the definition of “Applicable Margin” and Section 2.10, until such time as an alternative rate can be agreed upon in accordance with clause (x) or (y).

“Event of Default” shall have the meaning set forth in Article X.

“Excluded Account” means each deposit or securities accounts constituting (a) a deposit account used solely to fund payroll obligations, health benefit or employee benefit obligations, trust fund Tax obligations, escrow arrangements, trust accounts or holding third-party insurance funds or funds owned by Persons other than the Credit Parties, and (b) a deposit account into which an Account Debtor makes payment under Medicare, Medicaid, TRICARE or any other health program operated by or financed in whole or in part by any foreign or domestic federal, state, provincial or local government so long as funds on deposit in such deposit account are transferred on each Business Day to an account subject to a Control Agreement.

“Excluded Taxes” shall mean with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) income, franchise or similar Taxes imposed on (or measured by) its net income or branch profits Taxes (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Non-U.S. Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office, unless such designation was at the request of the Borrower), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.04(a), (c) Taxes imposed by reason of the failure of such Agent or such Lender to comply with its obligations under Section 5.04(b) and Section 5.04(c), or to the extent that such documentation fails to establish a complete exemption from applicable withholding Taxes, other than, in either case, due to a change in Applicable Laws after the Closing Date, and (d) U.S. federal withholding Taxes imposed under FATCA.

“Fair Market Value” shall mean, as of any date of determination, the fair market value of Borrower’s Eligible Real Property that is estimated to be recoverable in an orderly sale in a 12-month marketing period of such Eligible Real Property net of all associated costs and expenses of such sale, such value to be as specified in the most recent Acceptable Appraisal of Real Property.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations thereunder.

“FDA” shall mean the United States Food and Drug Administration and any successor thereto.

“FDA Trigger Amount” shall mean $1,000,000.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate per annum equal to: (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Final Order” means an order of the Bankruptcy Court in the Chapter 11 Cases, in form and substance satisfactory to the Borrower, the DIP Agents and the Required Lenders in their sole discretion, authorizing and approving this Agreement and the Loans and other Obligations pursuant hereto on a final basis, as the same may be amended or modified from time to time, with the consent of the Required Lenders.

“Financial Advisor” shall have the meaning set forth in Section 8.18.

“Financial Advisor Engagement” shall have the meaning set forth in Section 8.18.

“First Day Orders” has the meaning set forth in Section 6.01(z).

“Flood Hazard Property” shall have the meaning set forth in the definition of the term “Flood Insurance Requirements”.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing  or interpreting any of the foregoing, as amended or modified from time to time.

“Flood Insurance Requirements” shall mean (i) a completed “life of loan” Federal Emergency Management Standard Flood Hazard Determination as to whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if such real property is a Flood Hazard Property, evidence as to (A) whether the community in which such real property, or as applicable, the leasehold interest of such Credit Party in such real property, is located is participating in the National Flood Insurance Program, (B) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) copies of flood insurance policies under the National Flood Insurance Program (or private insurance endorsed to cause such private insurance to be fully compliant with the federal law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies not Affiliates of the Borrower) or a declaration page, application accompanied by proof of premium payment for such policies, or such other documentation as is satisfactory to each Agent and each Lender, with confirmation of such satisfaction of each such Agent and each such Lender to be made in writing (which, for purposes of such confirmation, shall include email) and such confirmation shall not be unreasonably withheld or delayed, in each case, for the Borrower and its Subsidiaries evidencing such flood insurance coverage in such amounts and with such deductibles as required by Flood Insurance Laws or as any Agent may request (but no less than required by applicable Flood Insurance Laws) and naming the Administrative Agent and its successors and/or assigns as sole loss payee on behalf of the Lenders.

“Foreign Security Instrument” shall have the meaning set forth in Section 8.15(e)(i).

“Foreign Subsidiary” shall mean each Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, province, territory, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee Agreement” shall mean a Guarantee Agreement, executed and delivered by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance satisfactory to Administrative Agent.

“Guarantee Obligations” shall mean, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date, entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Person that is a Domestic Subsidiary on the Closing Date, and (b) each Person that is a Foreign Subsidiary on the Closing Date, in each case, other than any Immaterial Subsidiary.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any Environmental Law; and (c) any other chemical, material or substance, which is classified, prohibited, limited or regulated by, or forming the basis of liability under any Environmental Law.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligations, (a) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Obligations (which may include any Lender or any Affiliate of a Lender).

“Hedging Obligations” shall mean, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) permitted under Section 9.11 now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Historical Financial Statements” shall mean (a) audited consolidated financial statements of Borrower for the fiscal year ended December 31, 2020 as filed on May 4, 2021 with the SEC pursuant to an annual report on Form 10-K and (b) unaudited consolidated financial statements of the Borrower for the fiscal year to date period ended June 30, 2021 as filed on August 16, 2021 with the SEC pursuant to a quarterly report on Form 10-Q.

“Immaterial Subsidiary” shall mean, at any date of determination, each Subsidiary of the Company identified on Schedule 1.01(d) hereto as of the Closing Date.

“In-Transit Inventory” shall mean Inventory that is being shipped or otherwise transported to a Credit Party from a point of origin within the continental United States or Canada or is being shipped or otherwise transported to a Credit Party from a point of origin outside of the continental United States or Canada.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) available under all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)             the Hedge Termination Value of all Hedging Obligations of such Person;

(d)            all obligations of such Person to pay the deferred purchase price of property or services, including earn-out obligations (other than (i) trade accounts payable in the ordinary course of business and (ii) to the extent such obligation is not due at any time prior to the date that is six months after the latest Maturity Date, any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)             all Attributable Indebtedness;

(g)            all obligations of such Person in respect of Disqualified Capital Stock; and

(h)            all Guarantee Obligations of such Person in respect of any of the foregoing,

provided, that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (iii) endorsements of checks or drafts arising in the ordinary course of business, and (iv) preferred Capital Stock to the extent not constituting Disqualified Capital Stock.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of any net Hedging Obligations on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property of such Person encumbered thereby as determined by such Person in good faith.

“Interim Order” shall have the meaning set forth in Section 6.01(x).

“Investment” shall mean, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; (b) Contingent Liabilities in favor of any other Person; and (c) any Capital Stock or other investment held by such Person in any other Person. The amount of any Investment at any time shall be the original principal or capital amount thereof less all returns of principal or equity thereon made on or before such time and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Judgment Currency” shall have the meaning set forth in Section 12.26.

“Junior Rolled-Up Obligations” shall have the meaning assigned in Section 2.01(d).

“Junior Rolled-Up Term Loan” shall have the meaning set forth in Section 2.01(d).

“Junior Rolled-Up Term Loan Lender” shall mean any Lender that holds a Junior Rolled-Up Term Loan at such time.

“Junior Rolled-Up Term Loan Facility” shall have the meaning set forth in the recitals to this Agreement.

“Junior Rolled-Up Term Loan Note” shall have the meaning set forth in Section 2.01(d).

“KEIP/KERP” shall have the meaning set forth in Section 9.17.

“Lender” shall mean a Revolving Lender, a Term Loan Lender, Junior Rolled-Up Term Loan Lender or a Delayed Draw Term Loan Lender or all of them, as the context may require.

“Lender Advisors” shall mean the advisors to the Lenders consisting of Latham & Watkins LLP, Morgan, Lewis & Bockius LLP and any local counsel retained by such Lenders.

“Lender Observers” shall have the meaning set forth in Section 8.16.

“Lien” shall mean any mortgage, pledge, security interest, hypothec, hypothecation, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided, that in no event shall an operating lease entered into in the ordinary course of business or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien.

“Loan” shall mean, individually, any Loan made by any Lender hereunder, and collectively, the Loans made by the Lenders hereunder. “Loan” shall include any Delayed Draw Term Loan, Junior Rolled-Up Term Loan, Revolving Loan, Term Loan, Overadvance and Protective Advance.

“Loan Account” shall have the meaning set forth in Section 2.08.

“Master Agreement” shall have the meaning set forth in the definition of the term “Hedging Transaction”.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the validity or enforceability of this Agreement or any of the other Credit Documents, (c) a material impairment in the Secured Parties’ ability to enforce their rights or remedies hereunder or under any of the other Credit Documents, or (d) a material impairment of the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their payment and other material obligations under the Credit Documents to which they are parties.

“Material Contract” shall mean, as to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate annual consideration payable to or by such Person or such Subsidiary of $1,500,000 or more (other than customer contracts), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect. A reasonably detailed description of each Material Contract is set forth on Schedule 1.01(c) as of the Closing Date.

“Maturity Date” shall mean, unless extended by all Lenders, the earliest of (a) January 31, 2022, (b) the closing date of any 363 Sale which, when taken together with all asset sales completed since the Closing Date, constitutes a sale of all or substantially all of the assets of the Credit Parties, (c) the effective date of any chapter 11 plan in any of the Chapter 11 Cases and (d) the date on which all amounts owed hereunder become due and payable and the Commitments are terminated under the Credit Documents, whether by acceleration or otherwise.

“Maximum Cash Amount” shall mean, $1,250,000.

“Milestones” shall mean, collectively, each of the covenants set forth in Section 8.14.

“Minimum Borrowing Amount” shall mean $100,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Monthly Variance Test Period” shall mean the most recently ended four consecutive four week period in the then current DIP Budget, commencing with the four week period ending on November 17, 2021.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, debenture, hypothec, assignment of leases, assignment of rents or other security document entered into by any applicable Credit Party and the Administrative Agent for the benefit of the Secured Parties in respect of any Real Property owned by such Credit Party, in such form as agreed between such Credit Party and the Agents, as amended, restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean each parcel of Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 8.11(d).

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 3(37) of ERISA to which any Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate makes, is making, is obligated, or within the last six (6) years has been obligated, to make contributions, or with respect to which any Credit Party or any Subsidiary of a Credit Party has any liability, actual or contingent.

“Net Orderly Liquidation Value” shall mean, with respect to Inventory or Equipment of any Credit Party, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Non-Consenting Lender” shall have the meaning set forth in Section 12.07(b).

“Non-Excluded Taxes” shall have the meaning set forth in Section 5.04(a).

“Non-U.S. Lender” shall have the meaning set forth in Section 5.04(b).

“Note” shall mean, as the context may require, a Term Loan Note, a Delayed Draw Term Loan Note, Junior Rolled-Up Term Loan Note or a Revolving Loan Note.

“Notice of Borrowing” shall have the meaning set forth in Section 2.05(a).

“Obligations” shall mean all Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, any Agent, or any other Person required to be indemnified hereunder, that arise under any Credit Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, including all fees, expenses and other amounts accruing during the pendency of any proceeding of the type described in Section 10.01(h), whether or not allowed in such proceeding (including, without limitation, with respect to the Rolled-Up Obligations and the Junior Rolled-Up Obligations).

“Organization Documents” shall mean, (a) with respect to any corporation, company or unlimited liability company, the certificate or articles of incorporation, notice of articles and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing, certificate, declaration or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” shall mean, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan, or sold or assigned an interest in any Loan).

“Other Taxes” shall mean any and all present or future stamp, court, documentary, intangible recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies (but excluding any Tax, charge or levy that constitutes an Excluded Tax) arising from any payment made hereunder or from the execution, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement.

“Overadvance” shall have the meaning set forth in Section 2.02(a).

“Participant” shall have the meaning set forth in Section 12.06(c)(i).

“Participant Register” shall have the meaning set forth in Section 12.06(c)(iii).

“Patriot Act” shall have the meaning set forth in Section 12.20.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean any single-employer plan, as defined in Section 4001(a)(15) of ERISA, and subject to Title IV of ERISA, Section 412 of the Code or Sections 302 or 303 of ERISA, that is or was within any of the preceding six plan years sponsored, maintained or contributed to (or to which there is or was an obligation to contribute or to make payments) by any Credit Party, Subsidiary of a Credit Party or an ERISA Affiliate thereof, or respect of which any Credit Party, Subsidiary of a Credit Party or an ERISA Affiliate thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Perfection Certificate” shall mean, individually and collectively, the certificates, substantially in the form of Exhibit P or otherwise in form and substance satisfactory to the Agents, delivered by the Credit Parties to the Administrative Agent.

“Permits” shall mean, with respect to any Person, any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including without limitation all Registrations.

“Permitted Discretion” shall mean, in connection with a determination to be made by Administrative Agent under this Agreement, or in connection with an election by Administrative Agent to take or refrain from taking an action under this Agreement, Administrative Agent may make such determination, or elect to take or not take such action, as applicable, in good faith and in the exercise of reasonable business judgment from the perspective of a secured asset based lender. For the avoidance of doubt, the Administrative Agent shall be entitled to exercise its Permitted Discretion without the consent, or direction, of any Lender.

“Permitted Liens” shall have the meaning set forth in Section 9.02.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petition Date” shall have the meaning set forth in the preamble to this Agreement.

“PIK Interest” shall have the meaning set forth in Section 2.10(e).

“Plan” shall mean a Pension Plan or a Multiemployer Plan.

“Pledged Stock” shall have the meaning given to such term in the Security Agreement.

“Post-Petition” shall mean the time period beginning immediately upon the filing of the Chapter 11 Case and ending upon the closing of the Chapter 11 Case.

“PPSA” means the Personal Property Security Act (British Columbia) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of the Administrative Agent’s Lien on any applicable Collateral are governed by the personal property security laws or other applicable laws of any jurisdiction in Canada other than British Columbia, PPSA shall mean those personal property security laws or such other applicable laws (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

“Pre-Petition” shall mean the period prior and ending immediately prior to the filing of the Chapter 11 Case.

“Pre-Petition First Lien Administrative Agent” shall have the meaning set forth in the recitals to this Agreement.

“Pre-Petition First Lien Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Pre-Petition First Lien Credit Documents” shall mean the “Credit Documents” as such term is defined in the Pre-Petition First Lien Credit Agreement, as such documents have been amended, restated, amended and restated, supplemented, waived or otherwise modified prior to the Closing Date.

“Pre-Petition First Lien Lenders” shall have the meaning assigned to the term “Lenders” in the Pre-Petition First Lien Credit Agreement.

“Pre-Petition First Lien Obligations” shall mean all interest, premiums, fees, principal and other “Obligations” (as such term is defined in the Pre-Petition First Lien Credit Agreement).

“Pre-Petition First Lien Secured Parties” shall have the meaning assigned to the term “Secured Parties” in the Pre-Petition First Lien Credit Agreement.

“Pre-Petition First Lien Indebtedness” shall mean nay Indebtedness of the Credit Parties incurred prior to the Petition Date and outstanding as of the Petition Date.

“Pre-Petition Second Lien Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Pre-Petition Second Lien Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Pre-Petition Second Lien Credit Documents” shall mean the “Credit Documents” as such term is defined in the Pre-Petition Second Lien Credit Agreement, as such documents have been amended, restated, amended and restated, supplemented, waived or otherwise modified prior to the Closing Date.

“Pre-Petition Second Lien Credit Facility” shall mean the “Credit Facility” under and as defined in the Pre-Petition Second Lien Credit Agreement as of the date hereof and any similar term in the Pre-Petition Second Lien Credit Agreement.

“Pre-Petition Second Lien Lenders” shall mean each of the “Lenders” under and as defined in the Pre-Petition Second Lien Credit Agreement or as the context may require.

“Pre-Petition Second Lien Obligations” shall mean all interest, premiums, fees, principal and other “Obligations” (as such term is defined in the Pre-Petition Second Lien Credit Agreement).

“Pre-Petition Second Lien Secured Parties” shall have the meaning assigned to the term “Secured Parties” in the Pre-Petition Second Lien Credit Agreement.

“Prime Rate” shall mean a variable per annum rate, as of any date of determination, equal to the rate as of such date published in The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). The Prime Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Rate.

“Products” shall mean any item or any service that is researched or developed, created, tested, packaged, labeled, distributed, manufactured, managed, performed, or otherwise used, offered, marketed, sold, or handled by or on behalf of the Credit Parties or any of their Subsidiaries, whether marketed or in development.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” shall mean (a) with respect to the Revolving Loan Facility, (i) with respect to any Revolving Loan Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Revolving Loan Commitment (or if such Revolving Loan Commitments have been terminated or expired or the Revolving Loans have been declared to be due and payable, such Lender’s Revolving Loans), and the denominator of which shall be the sum of such Revolving Loan Commitments of all Lenders (or if such Revolving Loan Commitments have been terminated or expired or the Revolving Loans have been declared to be due and payable, all Revolving Loans of all Lenders) and (ii) with respect to all Revolving Loan Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Loan Commitment (or if such Revolving Loan Commitments have been terminated or expired or the Revolving Loans have been declared to be due and payable, such Lender’s Revolving Loans) and the denominator of which shall be the sum of all Lenders’ Revolving Loan Commitments (or if such Revolving Loan Commitments have been terminated or expired or the Revolving Loans have been declared to be due and payable, all Revolving Loans funded under such Revolving Loan Commitments), (b) with respect to the Delayed Draw Term Loan Facility, (i) with respect to any Delayed Draw Term Loan Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Delayed Draw Term Loan Commitment (or if such Delayed Draw Term Loan Commitments have been terminated, such Lender’s Delayed Draw Term Loans), and the denominator of which shall be the sum of such Delayed Draw Term Loan Commitments of all Lenders (or if such Delayed Draw Term Loan Commitments have been terminated, all Delayed Draw Term Loans of all Lenders) and (ii) with respect to all Delayed Draw Term Loan Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Delayed Draw Term Loan Commitment (or if such Delayed Draw Term Loan Commitments have been terminated, such Lender’s Delayed Draw Term Loans) and the denominator of which shall be the sum of all Lenders’ Delayed Draw Term Loan Commitments (or if such Delayed Draw Term Loan Commitments have been terminated, all Delayed Draw Term Loans funded under such Delayed Draw Term Loan Commitments), (c) with respect to the Term Loan Facility, (i) with respect to any Term Loan Lender at any time, a percentage, the numerator of which shall be such Lender’s Term Loans and the denominator of which shall be the sum of all Term Loans of all Lenders and (ii) with respect to all Term Loan Lenders at any time, the numerator of which shall be the sum of such Lender’s Term Loans and the denominator of which shall be the sum of all Lenders’ Term Loans and (d) with respect to the Junior Rolled-Up Term Loan Facility, (i) with respect to any Junior Rolled-Up Term Loan Lender at any time, a percentage, the numerator of which shall be such Lender’s Junior Rolled-Up Term Loans and the denominator of which shall be the sum of all Junior Rolled-Up Term Loans of all Lenders and (ii) with respect to all Junior Rolled-Up Term Loan Lenders at any time, the numerator of which shall be the sum of such Lender’s Junior Rolled-Up Term Loans and the denominator of which shall be the sum of all Lenders’ Junior Rolled-Up Term Loans.

“Protective Advance” shall have the meaning set forth in Section 2.03(a).

“Public Health Laws” shall mean all Applicable Laws relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.), the Controlled Substances Act, 21 U.S.C. §801 et seq., pharmacy laws, or consumer product safety laws and similar state laws, the False Claims Act, 31 U.S.C. §3729 et seq., the Antikickback Statute, 42 U.S.C. §1320a-7b(b), the Civil Monetary Penalty Law, 42 U.S.C. §1320a-7a, the Stark Law, 42 U.S.C. §1395nn, all laws relating to the disclosure of payments or other value to healthcare providers, including but not limited to the Physician Payments Sunshine Act, 42 C.F.R. §401-403, the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §1320d et seq., as amended by the Health Information Technology for Economic and Clinical Health Act, and all other federal, state, provincial and local laws relating to the prevention of fraud and abuse, and the regulation of the Credit Party’s and its Subsidiaries’ Products and services to ensure they are not adulterated or misbranded.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Real Property” shall mean, with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivable” shall mean, with respect to each Credit Party, each (i) Account, (ii) Health-Care-Insurance Receivable, (iii) credit card receivable, (iv) right to payment under any contract, Document, Instrument, promissory note, Chattel Paper, or electronic chattel paper, (v) tax refund or right to receive any tax refund, (vi) bond or certificate owned or held by such Credit Party or held for the benefit of such Credit Party, (vii) right to payment for the sale, lease or license of any Inventory, Equipment or General Intangible, (viii) policy of insurance issued to or for the benefit of such Credit Party and each right to payment and Proceeds of such insurance, (ix) right to payment in connection with each Investment Property, Deposit Account, book account, credit or reserve, and (x) form of obligation whatsoever owing to such Credit Party, together with all Instruments, Documents and Certificates of Title representing any of the foregoing, and all rights in any merchandise or Goods which any of the same may represent, all files and Records with respect to any collateral or security given by such Credit Party to Administrative Agent in the foregoing, together with all rights, title, security, Supporting Obligations and guarantees with respect to the foregoing, including any right of stoppage in transit, whether now owned or hereafter created or acquired by such Credit Party or in which such Credit Party now has or hereafter acquires any interest.

“Register” shall have the meaning set forth in Section 12.06(b)(v).

“Registrations” shall mean all Permits and exemptions issued or allowed by any Governmental Authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, including section 351(k) applications, drug master files, investigational new drug applications, over-the-counter drug monograph, drug establishment and listing forms, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, marketing and promotion registrations, and wholesale distributor permits) held by, or applied by contract to, any Credit Party or any of its Subsidiaries, that are required for the research, development, testing, manufacture, distribution, promotion, marketing, storage, transportation, use and sale of the Products of any Credit Party or any of its Subsidiaries.

“Regulatory Matters” shall mean, collectively, activities and Products that are subject to Public Health Laws.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean a “release”, as such term has the meaning set forth in CERCLA.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder (excluding any such event for which the notice requirement has been waived by the PBGC).

“Required Lenders” shall mean, at any date, Lenders having or holding a majority of (a) the Total Commitment or (b) if the Total Commitment has been terminated, the aggregate outstanding principal amount of the Loans; provided that (i) the Commitment of, and the portion of the outstanding principal amount of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, (ii) except as set forth in the succeeding clause (iii), until such time, if any, as all Revolving Loan Obligations and Term Loan Obligations have been paid in full in cash (other than Unasserted Contingent Obligations), Required Lenders shall at all times include both DIP Agents and (iii) subject to the terms of the DIP Order, until such time, if any, as all Revolving Loan Obligations and Term Loan Obligations have been paid in full in cash (other than Unasserted Contingent Obligations), in connection with any decision, vote or instruction in respect of the exercise of remedies hereunder or any other Credit Document, Required Lenders shall mean only ACF.

“Reserves” shall have the meaning set forth in Section 2.04.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Credit Party” shall mean Teligent OU, Teligent Luxembourg, and any other Credit Party that is a Foreign Subsidiary and is organized under the laws of any jurisdiction other than Canada, in each case, unless otherwise agreed by the Agents.

“Restricted Payment” shall mean, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, (b) the payment or prepayment of principal of, or premium or interest or any other amount in respect of, any Indebtedness that is contractually subordinate to the Obligations unless such payment is permitted under the terms of the subordination agreement applicable thereto and (c) any payment in respect of earn-out obligations.

“Revolving Lender” shall mean any Lender that holds a Revolving Loan or a Revolving Loan Commitment at such time.

“Revolving Loan Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on and after the Closing Date, on Schedule 1.01(a) as such Lender’s “Revolving Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Revolving Loan Commitments, in each case as the same may be changed from time to time pursuant to terms hereof. The amount of the Revolving Loan Commitments as of the date that (x) the Interim Order is entered, is $3,000,000 and (y) the Final Order is entered, is $6,000,000.

“Revolving Loan Facility” shall have the meaning set forth in the recitals to this Agreement.

“Revolving Loan Note” shall have the meaning set forth in Section 2.01(a).

“Revolving Loan Obligations” shall mean all Revolving Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, or any other Person required to be indemnified hereunder in respect of the Revolving Loans, in each case, that arise under any Credit Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, including all fees, expenses and other amounts accruing during the pendency of any proceeding of the type described in Section 10.01(h), whether or not allowed in such proceeding.

“Revolving Loans” shall have the meaning set forth in Section 2.01(a).

“Rolled-Up Loans” shall have the meaning assigned in Section 2.01(b).

“Rolled-Up Obligations” shall have the meaning assigned in Section 2.01(b).

“Roll-Up Effective Time” shall mean the moment in time immediately following the entry of the Interim Order by the Bankruptcy Court.

“SEC” means the Securities and Exchange Commission.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents and (d) any successors, endorsees, transferees and assigns of each of the foregoing.

“Security Agreement” shall mean a Security Agreement, by and among each Credit Party and the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Agents, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the DIP Order, the Security Agreement, the Canadian Security Documents, any Mortgage and each other security agreement or other instrument or document executed and delivered pursuant to Section 8.11 or pursuant to any of the Security Documents to secure any of the Obligations.

“Settlement” shall have the meaning set forth in Section 2.05(c)(i).

“Settlement Account” means Agent’s account at BMO Harris Bank N.A., Chicago, IL 60603, Account Name: ACF FINCO I LP Concentration Account; Account No. 3098704, ABA No. 071000288, or such other account as Agent may advise Borrower.

“Settlement Date” shall have the meaning set forth in Section 2.05(c)(i).

“Specified Credit Parties” shall mean the Credit Parties other than the Canadian Subsidiary and each Restricted Credit Party.

“Statutory Reserve Rate” shall mean, for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Intercompany Note” shall mean that certain subordinated intercompany note, in form and substance reasonably acceptable to the Agents, executed by each of the Credit Parties and their respective Subsidiaries on the date hereof.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% voting equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Credit Party.

“Superpriority Claim” means a claim against a Credit Party in any of the Chapter 11 Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546, 726, 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Taxes” shall mean all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, enacted, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties, additions to tax or similar liabilities with respect thereto.

“Teligent Luxembourg” shall mean Teligent Luxembourg S.à r.l., a private limited liability company organized in Luxembourg.

“Teligent OU” shall mean Teligent OU, a private limited company organized in Tallin, Republic of Estonia.

“Teligent Product” shall mean any Product owned exclusively by Borrower and/or its Subsidiaries.

“TELIP” shall mean TELIP, LLC, a Delaware limited liability company.

“Term Loan” shall have the meaning set forth in Section 2.01(b).

“Term Loan Lender” shall mean any Lender that holds a Term Loan at such time.

“Term Loan Facility” shall have the meaning set forth in the recitals to this Agreement.

“Term Loan Note” shall have the meaning set forth in Section 2.01(b).

“Term Loan Obligations” shall mean all Term Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, or any other Person required to be indemnified hereunder in respect of the Term Loans, in each case, that arise under any Credit Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, including all fees, expenses and other amounts accruing during the pendency of any proceeding of the type described in Section 10.01(h), whether or not allowed in such proceeding (including, without limitation, with respect to the Rolled-Up Obligations).

“Test Period” shall mean, for any date of determination under this Agreement, the four consecutive fiscal quarters of Borrower most recently ended as of such date of determination.

“Total Commitment” shall mean the sum of the Commitments.

“Total Revolving Commitment” shall mean the sum of the Revolving Loan Commitments.

“Transaction Documents” shall mean each of the documents executed and/or delivered in connection with the Transactions, including without limitation, the Credit Documents.

“Transactions” shall mean collectively, the transactions contemplated by the Credit Documents.

“Type” shall mean, as to any Loan, its nature as an ABR Loan or Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unasserted Contingent Obligations” shall have the meaning given to such term in the Security Agreement.

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the present value of all accumulated benefit obligations under such Pension Plan as of the close of its most recent plan year, determined in accordance with FASB Accounting Standards Codification 715: Compensation - Retirement Benefits, as in effect on the date hereof, exceeds the fair market value of the assets of such Pension Plan allocable to such accrued benefits.

“U.S.” and “United States” shall mean the United States of America.

“Variance Report” means a report, in each case certified by a Responsible Officer of the Borrower, in substantially the form of the attached Exhibit E and otherwise in form and substance reasonably satisfactory to the DIP Agents, delivered in accordance with Section 8.01(p), showing (i) actual disbursements, actual cash receipts and professional fees as reported by such professionals in accordance with the DIP Orders, actual net cash flow for the applicable Variance Test Period as of the end of the week immediately preceding the week during which such Variance Report is delivered and the variance (as a percentage) on a cumulative basis for the entire Variance Test Period of such amounts from the corresponding anticipated amounts therefor set forth in the applicable DIP Budget and (ii) analysis and explanations for all material violations and setting forth the actions which the Borrower has taken or intends to take with respect thereto.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.

“Weekly Variance Test Period” shall mean the most recently ended calendar week in the then current DIP Budget, commencing with the weekly period ending on October 17, 2021.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02        Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)               The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)               The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)               Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)               The term “including” is by way of example and not limitation.

(e)               The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)               Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

Section 1.03       Accounting Terms and Determination. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts referred to in Article IX shall be made, without giving effect to any election under Accounting Standards Codification 825-10 or 470-20 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”

Section 1.04        [Intentionally Omitted].

Section 1.05      References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other Material Contracts shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.06      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07       Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.08       Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Credit Document with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

Section 1.09       UCC Definitions. When used in this Agreement, the following terms have the same definitions as provided in Article 9 of the UCC, but for convenience in this Agreement the first letter of all such terms shall be capitalized : “Accession”, “Account”, “Account Debtor”, “Authenticate” (and all derivations thereof), “Certificate Of Title”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Equipment”, “General Intangible”, “Goods”, “Health-Care-Insurance Receivable”, “Instrument”, “Inventory”, “Investment Property”, “Letter-Of-Credit Right”, “Obligor”, “Proceeds” (as specifically defined in Section 9-102(64) of the UCC), “Record”, “Secondary Obligor”, “Secured Party”, “Software” and “Supporting Obligation”.

Article II

Amount and Terms of Loans

Section 2.01        The Commitments.

(a)               Revolving Loan Facility; Revolving Loan Note. Subject to the terms and conditions of this Agreement, including, without limitation Section 6.02 hereof and the DIP Order, each Revolving Lender agrees (severally, not jointly or jointly and severally) that it shall make revolving loans (the “Revolving Loans”) to Borrower from and after the Closing Date and prior to the Maturity Date, in an amount at any one time outstanding not to exceed the lesser of (a) such Lender’s Revolving Loan Commitment and (b) such Lender’s Pro Rata Share of the Borrowing Base as reflected in the most recent Borrowing Base Certificate delivered by Borrower to the Administrative Agent (such lesser amount in this clause (ii) on an aggregate basis, the “Borrowing Capacity”); provided, that, notwithstanding anything to the contrary herein, from the Closing Date until entry of the Final Order, Borrowing Capacity shall not be less than $3,000,000. The maximum principal amount of any Revolving Loan shall not exceed an amount equal to the amount of the Borrowing Capacity less the aggregate amount of all Revolving Loans then outstanding. Within the limits of the Borrowing Capacity, and subject to terms and conditions of this Agreement, prior to the Maturity Date, Borrower may borrow, repay and reborrow the principal amount of the Revolving Loans. To the extent requested by any Revolving Lender, Borrower’s obligation to pay the principal of, and interest on, such Lender’s Pro Rata Share of the Revolving Loans made to Borrower shall be evidenced by an authenticated promissory note in favor of such Lender in form and content as attached to this Agreement in the form of Exhibit R-1 (any such note, a “Revolving Loan Note”).

(b)               Term Loan Facility; Term Loan Note. Effective upon the occurrence of the Roll-Up Effective Time, without any further action by any party to this Agreement, the Bankruptcy Court or any other Person, to the extent set forth in the Interim Order, all Pre-Petition First Lien Obligations owing to each Term Loan Lender (or its Affiliates or Approved Funds) in its capacity (or in the respective capacities of its Affiliates or Approved Funds) as a Pre-Petition First Lien Lender at the Roll-Up Effective Time (the “Rolled-Up Obligations” and such loans, the “Rolled-Up Loans”) shall be deemed made hereunder as a term loan (the “Term Loan”) and shall constitute a portion of the outstanding amount of the Obligations owing to such Lender (or its Affiliates or Approved Funds) hereunder and shall no longer be deemed outstanding under the Pre-Petition First Lien Credit Agreement (unless reinstated thereunder in accordance with the terms thereof). The amount of each Term Loan Lender’s Rolled-Up Loans is set forth on Schedule 1.01(b). The aggregate amount of Rolled-Up Loans under the Pre-Petition First Lien Credit Agreement is $15,000,000 and the aggregate amount of other Rolled-Up Obligations is equal to the sum of (i) $1,441,527.34 plus (ii) the aggregate amount of interest and fees that have accrued thereunder from and after the Petition Date and prior to the Closing Date. Notwithstanding the foregoing, all applicable liens and security interests that support the Pre-Petition First Lien Obligations shall continue and remain in place in full force and effect. To the extent requested by any Term Loan Lender, Borrower’s obligation to pay the principal of, and interest on, such Lender’s Pro Rata Share of the Term Loan made (or deemed made) to Borrower shall be evidenced by an authenticated promissory note in favor of such Lender in form and content as attached to this Agreement in the form of Exhibit R-2 (any such note, a “Term Loan Note”).

(c)               Delayed Draw Term Loan Facility; Delayed Draw Term Loan Note. Subject to the terms and conditions of this Agreement, including, without limitation Section 6.02 hereof and the DIP Order, each Delayed Draw Term Loan Lender agrees (severally, not jointly or jointly and severally) that it shall make a delayed draw term loan (collectively, the “Delayed Draw Term Loan”) to the Borrower from time to time on any Business Day from the Closing Date until the Maturity Date in an aggregate principal amount for all such loans by such Lender not to exceed such Lender’s Delayed Draw Term Loan Commitment. Upon the Maturity Date, all of the previously unutilized Delayed Draw Term Loan Commitments shall automatically terminate and no Delayed Draw Term Loans may be borrowed thereafter. Amounts borrowed under this Section 2.01(c) once paid or prepaid, may not be reborrowed. To the extent requested by any Delayed Draw Term Loan Lender, Borrower’s obligation to pay the principal of, and interest on, such Lender’s Pro Rata Share of the Term Loan made (or deemed made) to Borrower shall be evidenced by an authenticated promissory note in favor of such Lender in form and content as attached to this Agreement in the form of Exhibit R-3 (any such note, a “Delayed Draw Term Loan Note”).

(d)               Junior Rolled-Up Term Loan Facility; Junior Rolled-Up Term Loan Note. Effective upon the entry of the Final Order, without any further action by any party to this Agreement, the Bankruptcy Court or any other Person, to the extent set forth in the Final Order, an amount equal to $18,000,000, which constitutes a portion of the Pre-Petition Second Lien Term Obligations owing to each Junior Rolled-Up Term Loan Lender (or its Affiliates or Approved Funds) in its capacity (or in the respective capacities of its Affiliates or Approved Funds) as a “Lender” under the Pre-Petition Second Lien Credit Agreement upon the entry of the Final Order (the “Junior Rolled-Up Obligations” and such loans, the “Junior Rolled-Up Loans”) shall be deemed made hereunder as a term loan hereunder (the “Junior Rolled-Up Term Loan”) and shall constitute a portion of the outstanding amount of the Obligations owing to such Lender (or its Affiliates or Approved Funds) hereunder and shall no longer be deemed outstanding under the Pre-Petition Second Lien Credit Agreement (unless reinstated thereunder in accordance with the terms thereof). The amount of each Junior Rolled-Up Term Loan Lender’s Junior Rolled-Up Loans is set forth on Schedule 1.01(b). Notwithstanding the foregoing, all applicable liens and security interests that support the Pre-Petition Second Lien Obligations shall continue and remain in place in full force and effect. To the extent requested by any Junior Rolled-Up Term Loan Lender, Borrower’s obligation to pay the principal of, and interest on, such Lender’s Pro Rata Share of the Junior Rolled-Up Term Loan made (or deemed made) to Borrower shall be evidenced by an authenticated promissory note in favor of such Lender in form and content as attached to this Agreement in the form of Exhibit R-3 (any such note, a “Junior Rolled-Up Term Loan Note”).

Section 2.02        Overadvances.

(a)               Revolving Lenders shall not be required to make any Revolving Loan at any time in a principal amount that would, when aggregated with the amount of the Revolving Loan Obligations then outstanding, exceed the Borrowing Capacity. If the Obligations of Borrower to Lenders incurred hereunder exceed the Borrowing Capacity for any reason (the amount of such excess to be referred to as an “Overadvance”), then (i) such Overadvance will constitute a Revolving Loan for purposes of this Agreement, (ii) payment of such Overadvance will be secured by the Collateral, (iii) subject to paragraph (b) below, Borrower shall immediately repay the amount of such Overadvance without notice or demand by Administrative Agent or any Lender, and (iv) each Lender may in such Lender’s sole discretion refrain from making any additional Revolving Loans until the Overadvance has been repaid to Lenders in full.

(b)               Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Administrative Agent, and Administrative Agent may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans to the Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolving Obligations do not exceed the Borrowing Capacity by more than 10% of the Revolving Loan Commitments, and (B) after giving effect to such Revolving Loans, the outstanding Revolving Obligations (except for and excluding amounts charged to the Loan Account for interest, fees, or expenses) do not exceed the Revolving Loan Commitments. In the event Administrative Agent obtains actual knowledge that the outstanding amount of Revolving Loans exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or expenses) unless Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Administrative Agent may make such Overadvances and provide notice as promptly as practical thereafter), and the Lenders thereupon shall, together with Administrative Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to the Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Revolving Lenders. The foregoing provisions are meant for the benefit of the Revolving Lenders and Administrative Agent and are not meant for the benefit of the Borrower. Each Revolving Lender shall be obligated to settle with Administrative Agent as provided in Section 2.05(c) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Administrative Agent reported to such Revolving Lender, any intentional Overadvances made as permitted under this Section 2.02(b), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or expenses.

Section 2.03        Protective Advances.

(a)               Any contrary provision of this Agreement or any other Credit Document notwithstanding, Administrative Agent hereby is authorized by the Borrower and the Revolving Lenders, from time to time in Administrative Agent’s sole discretion, (A) after the occurrence and during the continuance of an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 6.02 are not satisfied, to make Revolving Loans to, or for the benefit of, the Borrower on behalf of the Lenders that Administrative Agent, in its sole discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (any of the Revolving Loans described in this Section 2.03(a) shall be referred to as “Protective Advances”).

(b)               Each Protective Advance and each Overadvance shall be deemed to be a Revolving Loan hereunder and, prior to Settlement therefor, all payments on the Protective Advances and Overadvances shall be payable to Administrative Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by Administrative Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans. The ability of Administrative Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Administrative Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Administrative Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.03(b) are for the exclusive benefit of Administrative Agent and the Revolving Lenders and are not intended to benefit any Borrower in any way.

(c)               Each Revolving Lender shall be obligated to settle with Administrative Agent as provided in Section 2.05(c) for the amount of such Lender’s Pro Rata Share of any Protective Advances.

Section 2.04        Reserves. Notwithstanding anything to the contrary in Section 2.01(a), Administrative Agent may at any time establish one or more reserves which, for the avoidance of doubt, shall include, without limitation, the Dilution Reserve, royalty reserves, and reserves relating to intercompany markups (“Reserves”) as Administrative Agent may deem appropriate in Administrative Agent’s Permitted Discretion. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or circumstance or fact that is the basis for such Reserve and shall not be duplicative of any other Reserve established and currently maintained. Upon establishment or increase in any Reserve, Administrative Agent agrees to make itself available to discuss same, and the Borrower may take such action as may be required so that the event, condition or circumstance no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent, in its Permitted Discretion. A Reserve may limit the Borrowing Capacity, reduce the Borrowing Base (by reduction of an advance rate set forth in the Borrowing Base or otherwise), or otherwise restrict Borrower’s ability to borrow Revolving Loans under the terms of this Agreement. Administrative Agent shall endeavor to notify Borrower promptly after the establishment of any Reserve; provided, however, under no circumstance shall the delivery or receipt of any such notice constitute a condition to Administrative Agent’s establishment of any Reserve. For the avoidance of doubt, subject to the foregoing, Administrative Agent may in Administrative Agent’s Permitted Discretion (but Administrative Agent shall have no obligation in any circumstance to) increase, reduce or release any Reserve that was previously established under this Section 2.04.

Section 2.05        Borrowing Procedures; Settlement.

(a)               Borrower shall request each Revolving Loan and each Delayed Draw Term Loan by delivering an Authenticated Notice of Borrowing in the form of Exhibit N (a “Notice of Borrowing”) to Administrative Agent (a) by facsimile, or (b) by electronic transmission including, without limitation, e-mail. The Notice of Borrowing shall be irrevocable and shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (B) the date of Borrowing (which shall be a Business Day) and (C) whether such Borrowing is a Revolving Loan Borrowing or a Delayed Draw Term Loan Borrowing. Borrower must verify Administrative Agent’s receipt of each Notice of Borrowing by telephone confirmation or, upon Borrower’s request, by Borrower’s receipt of confirming e-mail from Administrative Agent. Upon receipt of a Notice of Borrowing, Administrative Agent, at its option and in its discretion shall promptly notify each Lender by facsimile, electronic mail or other similar from of transmission of the requested Revolving Loan or Delayed Draw Term Loan, as the case may be, and the proposed Funding Date, and thereupon each Lender shall remit to, so that Administrative Agent shall have received prior to 2:00 p.m. Eastern Time on the proposed Funding Date, in immediately available funds, the amount of such Lender’s Pro Rata Share of such Loan. Subject to Section 2.14, all Loans made hereunder shall be Eurodollar Loans.

(b)               Subject to the terms and conditions of this Agreement, with amounts received from the Lenders, Administrative Agent shall deliver the amount of the Revolving Loan or Delayed Draw Term Loan, as the case may be, requested in the Notice of Borrowing for credit to any account of Borrower (other than a payroll account) at a bank in the United States of America as Borrower may specify in writing by wire transfer of immediately available funds (i) on the same day of Administrative Agent’s receipt of the Notice of Borrowing if Administrative Agent verifies that the Notice of Borrowing was received by Administrative Agent on or before 11 a.m. Eastern Time on a Business Day, or (ii) on the Business Day immediately following Administrative Agent’s receipt of the Notice of Borrowing if Administrative Agent verifies that the Notice of Borrowing was received by Administrative Agent after 11 a.m. Eastern Time on a Business Day, or Administrative Agent verifies that the Notice of Borrowing was received by Administrative Agent on any day that is not a Business Day. Administrative Agent shall charge to the Loan Account the actual amount of usual and customary fees for the wire transfer of each Revolving Loan and Delayed Draw Term Loan.

(c)               It is agreed that each Lender’s funded portion of the Revolving Loans and Delayed Draw Term Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans and Delayed Draw Term Loans. Such agreement notwithstanding, Administrative Agent and the Revolving Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Credit Documents, settlement among the Revolving Lenders as to the Revolving Loans (including Overadvances and Protective Advances) shall take place on a periodic basis in accordance with the following provisions:

(i)                 Administrative Agent shall request settlement (“Settlement”) with the Revolving Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent (1) for itself, with respect to the outstanding Revolving Loans (including Protective Advances and Overadvances) and (2) with respect to Borrower’s or any Subsidiary’s collections or payments received, as to each by notifying the Revolving Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. Eastern Time on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Protective Advances and Overadvances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein: (y) if the amount of the Revolving Loans (including Protective Advances and Overadvances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Protective Advances and Overadvances) as of a Settlement Date, then Administrative Agent shall, by no later than 2:00 p.m. Eastern Time on the Settlement Date, transfer in immediately available funds to a deposit account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Protective Advances and Overadvances), and (z) if the amount of the Revolving Loans (including Protective Advances and Overadvances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Protective Advances and Overadvances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. Eastern Time on the Settlement Date transfer in immediately available funds to the Settlement Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Protective Advances and Overadvances). If any such amount is not made available to Administrative Agent by any Revolving Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at an equivalent rate as the rate accruing in respect of Eurodollar Loans. Settlement shall occur under this Section 2.05(c) notwithstanding that the conditions precedent to making Revolving Loans under Article 4 have not been satisfied or the Revolving Loan Commitments shall have terminated at such time.

(ii)              In determining whether a Lender’s balance of the Revolving Loans (including Protective Advances and Overadvances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Protective Advances and Overadvances) as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to the principal, interest and fees payable by the Borrower and allocable to the Revolving Lenders hereunder, and proceeds of Collateral.

(iii)            Between Settlement Dates, Administrative Agent may pay over to the Lenders any collections or payments received by Administrative Agent that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Protective Advances or Overadvances. During the period between Settlement Dates, with respect to any Revolving Loans (including Protective Advances and Overadvances) that Administrative Agent has funded since the prior Settlement Date, Administrative Agent shall be entitled to interest on the daily amount of such Revolving Loans at an equivalent rate as the rate accruing in respect of Eurodollar Loans.

(iv)             Anything in this Section 2.05(c) to the contrary notwithstanding, in the event that a Revolving Lender is a Defaulting Lender, Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.05(d).

(v)               Each Revolving Lender acknowledges and agrees that its obligation to settle pursuant to this paragraph in respect of Revolving Loans (including Protective Advances and Overadvances) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default, the failure of any condition in Section 6.02 to be satisfied, or any reduction or termination of the Revolving Loan Commitments or a reduction in the Borrowing Capacity, and that each such Settlement payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d)               Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to Administrative Agent for the Defaulting Lender’s benefit or any collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Administrative Agent shall transfer any such payments (i) first, to Administrative Agent to the extent of any Revolving Loans (including Protective Advances and Overadvances) that were made by Administrative Agent and that were required to be, but were not, repaid by the Defaulting Lender, (ii) second, to each non-Defaulting Lender that is a Revolving Lender or a Term Loan Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such other non-Defaulting Lender), (iii) third, to each non-Defaulting Lender that is a Delayed Draw Term Loan Lender or a Junior Rolled-Up Term Loan Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such other non-Defaulting Lender), (iv) fourth, to an account maintained by Administrative Agent, the proceeds of which shall be retained by Administrative Agent and may be made available to be re-advanced to or for the benefit of the Borrower as if such Defaulting Lender had made its portion of Loans (or other funding obligations) hereunder, and (v) fifth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender. Subject to the foregoing, Administrative Agent may hold and, in its sole discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Credit Documents (including the calculation of Pro Rata Share in connection therewith). The provisions of this Section 2.05(d) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which the non-Defaulting Lenders, Administrative Agent, and Borrower shall have waived, in writing, the application of this Section 2.05(d) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Administrative Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.05(d) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to Administrative Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower, at its option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of Administrative Agent’s, any Lender’s or the Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.05(d) and any other provision contained in this Agreement or any other Credit Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.05(d) shall control and govern.

(e)               It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(f)                The aggregate principal amount of each Borrowing of Loans shall be in multiples of $100,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date; provided that, no more than one Delayed Draw Term Loan may be incurred in any calendar week.

Section 2.06        Collections.

(a)               Subject to Section 8.12, the Credit Parties shall instruct all their respective Account Debtors paying Receivables of the Credit Parties to a deposit account of a Credit Party that is subject to a Control Agreement.

(b)               Subject to Section 8.12, during any Cash Dominion Period, each Credit Party shall deliver all Proceeds of Collateral in its possession to a deposit account subject to a Control Agreement promptly after receipt.

(c)               Subject to Section 8.12, during any Cash Dominion Period, Credit Parties shall cause Persons processing or collecting any credit card payments or Proceeds of Receivables on behalf of Credit Parties to deliver such payments or Proceeds to a deposit account subject to a Control Agreement promptly, but not less frequently than once every week.

Section 2.07        [Intentionally Omitted].

Section 2.08        Maintenance of Loan Account; Records of Administrative Agent. Administrative Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Loans made by Administrative Agent or the Lenders to Borrower or for Borrower’s account and with all other payment Obligations hereunder or under the other Credit Documents, including, accrued interest, fees and expenses, and other amounts payable in accordance with Section 12.05. In accordance with Section 2.06(a), the Loan Account will be credited with all payments received by Administrative Agent from any Credit Party or for Borrower’s account. Administrative Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, an itemization of all charges and expenses, and other amounts owing in accordance with Section 12.05, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lenders unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Administrative Agent written objection thereto describing the error or errors contained in any such statements. No failure of Administrative Agent to render any Record or in making any annotation shall affect the obligation of Borrower to pay and perform the Obligations pursuant to the terms of this Agreement and the other Credit Documents. This Section 2.08 and Section 12.06(c)(iii) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

Section 2.09        Payments; Termination of Loans. On the Maturity Date, the Borrower shall pay to Administrative Agent, for the benefit of the Lenders, in cash the entire outstanding principal balance of the Loans, plus all accrued and unpaid interest thereon (including PIK Interest and DDTL Commitment Fees, if any), plus all fees, costs, expenses and other amounts payable to Administrative Agent and Lenders in connection with the Loans, plus all other Obligations payable to Administrative Agent and Lenders pursuant to the terms of this Agreement and the other Credit Documents. No Lender shall be obligated to make or continue to extend any Loan or continue any Loan to Borrower hereunder after the Maturity Date. All payments (including prepayments) to be made by Borrower on account of principal, interest, fees and other amounts payable hereunder are not subject to counterclaim, set-off, rights of rescission, or any other defense. Subject to Section 5.04, and except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, rights of rescission, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Secured Parties entitled thereto.

Section 2.10        Interest. The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof at a rate per annum that shall at all times be the Applicable Margin plus the ABR in effect from time to time.

(a)               The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the relevant Eurodollar Rate. All Loans hereunder shall initially be Eurodollar Loans.

(b)               From and after the occurrence and during the continuance of any Event of Default, upon notice by the Administrative Agent or the Required Lenders to the Borrower (or automatically while any Event of Default under Section 10.01(a) or Section 10.01(h) exists), the Borrower shall pay interest on the principal amount of all Loans and all other due and unpaid Obligations, to the extent permitted by Applicable Law, at the rate described in Section 2.10(a) or Section 2.10(b), as applicable, plus two (2) percentage points per annum (the “Default Rate”). All such interest (i) in respect of the Revolving Loans shall be payable on demand of the Administrative Agent or the Revolving Lenders and in cash, (ii) in respect of the Term Loans shall be payable on demand of the Administrative Agent or the Term Loan Lenders and in cash, (iii) in respect of the Delayed Draw Term Loans shall be payable on demand of the Administrative Agent or the Delayed Draw Term Loan Lenders and in kind, (iv) in respect of the Junior Rolled-Up Term Loans shall be payable on demand of the Administrative Agent or the Junior Rolled-Up Term Loan Lenders and in kind and (v) in respect of any other Obligations not described in the immediately preceding clauses (i) through (iv), shall be payable on demand of the Administrative Agent or the Required Lenders and in cash.

(c)               Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, monthly in arrears on the date that is one Business Day after the last day of each month of each fiscal year, beginning with the fiscal month ending October 31, 2021, (ii) in respect of each Eurodollar Loan, on the date that is one Business Day after the last day of each month of each fiscal year, beginning with the fiscal month ending October 31, 2021, and (iii) in respect of each Loan (except, other than in the case of prepayments, any Loans that are ABR Loans), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d)               All computations of interest hereunder shall be made in accordance with Section 5.05. Interest on the Revolving Loans and the Term Loans shall be payable in cash. Interest on the Delayed Draw Term Loans and the Junior Rolled-Up Term Loans shall be payable in kind (such interest, “PIK Interest”) by being capitalized and added to the outstanding principal amount of the Delayed Draw Term Loans and the Junior Rolled-Up Term Loans on the date of payment (inclusive of any amount theretofore added as PIK Interest and DDTL Commitment Fees). For the avoidance of doubt, all amounts so capitalized pursuant to the immediately preceding sentence shall thereafter bear interest hereunder, as such amounts shall constitute a portion of the principal of the Delayed Draw Term Loans and the Junior Rolled-Up Term Loans, as applicable, hereunder.

(e)               The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(f)                In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Administrative Agent, Borrower and the Lenders, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess. Further, if any provision of this Agreement or of any of the other Credit Documents would obligate any Credit Party to make any payment or interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to such Lender and thereafter by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

(g)               For purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent to the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest. Each Credit Party hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to the Credit Documents, that the interest payable under the Credit Documents and the calculation thereof has not been adequately disclosed to the Borrower or any other Credit Party, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

Section 2.11        [Intentionally Omitted].

Section 2.12      Pro Rata Borrowings. Each Borrowing of Loans under this Agreement shall be granted by the Lenders on the basis of their then-applicable Pro Rata Share of the applicable Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

Section 2.13        [Intentionally Omitted].

Section 2.14        Increased Costs, Illegality, etc. In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, in each case, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)                 on any date for determining the Eurodollar Rate that (A) deposits in the principal amounts of the Loans comprising any Eurodollar Loan are not generally available in the relevant market or (B) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)              at any time, after the later of the Closing Date and the date such entity became a Lender hereunder, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (excluding all Taxes except any Other Connection Taxes that are not Connection Income Taxes) because of (A) any change since the date hereof in any Applicable Law (or in the interpretation or administration thereof and including the introduction of any new Applicable Law), such as, for example, without limitation, a change in official reserve requirements (but excluding changes in the rate of tax on the overall net income of such Lender), and/or (B) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii)            at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market, then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (if by telephone, confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (A) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower, and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing given by the Borrower with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (B) in the case of clause (ii) above, the Borrower shall pay to such Lender, within 5 days after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (C) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.14(b) as promptly as possible and, in any event, within the time period required by law.

(b)               At any time that any Eurodollar Loan is affected by the circumstances described in (i) Section 2.14(a)(ii), the Borrower may either (A) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.14(a)(ii) or (B) if the affected Eurodollar Loan is then outstanding, upon at least three (3) Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan; provided, that if more than one Lender is so affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.14(b) or (ii) Section 2.14(a)(iii), (A) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, such Borrowing shall automatically be deemed cancelled and rescinded and (B) if the affected Eurodollar Loan is then outstanding, each such Eurodollar Loan shall automatically be converted into an ABR Loan; provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.14(b).

(c)               If, after the later of the date hereof, and that date such entity becomes a Lender hereunder, the adoption of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after such date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then within 5 days after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the date hereof. Each Lender (on its own behalf), upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.14(c), will, as promptly as practicable upon ascertaining knowledge thereof, give written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts. The failure to give any such notice, with respect to a particular event, within the time frame specified in Section 2.17, shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.14(c) for amounts accrued or incurred after the date of such notice with respect to such event.

(d)               Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Applicable Law, regardless of the date enacted, adopted or issued.

(e)               This Section 2.14 shall not apply to Taxes to the extent duplicative of Section 5.04.

Section 2.15        [Intentionally Omitted].

Section 2.16        Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14(a)(ii), 2.14(a)(iii), Section 2.14(b) or 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.16 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.14 or 5.04.

Section 2.17        Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.14 or 5.04 is given by any Lender more than one hundred twenty (120) days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.14 or 5.04, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

Section 2.18        Carve Out Trigger Notice. Notwithstanding anything herein to the contrary, each of the Revolving Lenders and the Delayed Draw Term Loan Lenders agrees that, to the extent the DIP Agents (or one of them) deliver a Carve Out Trigger Notice to Borrower, the Revolving Lenders and/or Delayed Draw Term Loan Lenders, as applicable, shall be obligated to make Revolving Loans (in the case of Revolving Lenders) and Delayed Draw Term Loans (in the case of Delayed Draw Term Loan Lenders) in an amount sufficient to cause the aggregate outstanding principal amount of Revolving Loans and Delayed Draw Term Loans (exclusive of any portion thereof that is a result of PIK Interest and DDTL Commitment Fees) to be equal; provided that, in no event shall any Lender be obligated to make any Loans in excess of their respective Commitments. To the extent necessary, the foregoing may be achieved by utilizing all or a portion of any such Revolving Loans to repay outstanding Delayed Draw Term Loans or all or a portion of any such Delayed Draw Term Loans to repay outstanding Revolving Loans. This Section 2.18 shall be for the sole benefit of the Lenders and no Credit Party or any other Person shall have any rights to demand compliance with, or otherwise enforce, this Section 2.18.

Article III

Application of Proceeds

Section 3.01        Application of Proceeds.

(a)               Subject to the DIP Orders and other than as set forth in Section 8.17, the Administrative Agent shall apply all monies or any part of the Collateral and/or net proceeds thereof (after deducting fees and expenses as applicable) realized through the exercise by the Administrative Agent of its remedies hereunder, whether or not held in any Controlled Account, and all other payments received by the Administrative Agent or any other Secured Party, in the following order:

(i)                 First, to the Agents, ratably, to pay incurred and unpaid costs and expenses (including expense reimbursement) or indemnities of the Agents (solely in their respective capacities as Agents) then due, in each case under the Credit Documents (including with respect to any Rolled-Up Obligations and any Junior Rolled-Up Obligations), until paid in full;

(ii)              Second, to the Administrative Agent to pay incurred and unpaid Administrative Fees then due under the Credit Documents (including with respect to any Rolled-Up Obligations and any Junior Rolled-Up Obligations), until paid in full;

(iii)             Third, to pay interest due in respect of all Protective Advances, until paid in full;

(iv)             Fourth, to pay principal due in respect of all Protective Advances, until paid in full;

(v)              Fifth, to the Revolving Lenders and the Term Loan Lenders, ratably, to pay any unpaid costs and expenses (including expense reimbursement) or indemnities then due under the Credit Documents (including with respect to any Rolled-Up Obligations), until paid in full;

(vi)             Sixth, to the Revolving Lenders and Term Loan Lenders, ratably, to pay incurred and unpaid fees or premiums then due under the Credit Documents (including with respect to any Rolled-Up Obligations), until paid in full;

(vii)           Seventh, to the Revolving Lenders and Term Loan Lenders, ratably, to pay interest due in respect of the Revolving Loan Obligations and the Term Loan Obligations (including with respect to any Rolled-Up Obligations), until paid in full;

(viii)          Eighth, to the Term Loan Lenders, ratably, to pay the principal due in respect of the Term Loan Obligations (including with respect to any Rolled-Up Obligations) and any Pre-Petition First Lien Obligations, until paid in full;

(ix)             Ninth, to the Revolving Lenders, ratably, to pay the principal due in respect of the Revolving Loan Obligations, until paid in full;

(x)               Tenth, to the Delayed Draw Term Loan Lenders and the Junior Rolled-Up Term Loan Lenders, ratably, to pay any unpaid costs and expenses (including expense reimbursement) or indemnities then due under the Credit Documents (including with respect to any Junior Rolled-Up Obligations), until paid in full;

(xi)             Eleventh, to the Delayed Draw Term Loan Lenders and the Junior Rolled-Up Term Loan Lenders, ratably, to pay any incurred and unpaid fees or premiums then due under the Credit Documents (including with respect to any Junior Rolled-Up Obligations), until paid in full;

(xii)            Twelfth, to the Delayed Draw Term Loan Lenders and the Junior Rolled-Up Term Loan Lenders, ratably, to pay the principal (including any PIK Interest and DDTL Commitment Fees that have been capitalized in accordance herewith) due in respect of the Delayed Draw Term Loan Obligations and the Junior Rolled-Up Term Loan Obligations, until paid in full;

(xiii)           Thirteenth, to the Agents, Revolving Lenders, the Term Loan Lenders, the Delayed Draw Term Loan Lenders and the Junior Rolled-Up Term Loan Lenders, ratably, to pay any other Obligations (including with respect to any Rolled-Up Obligations and any Junior Rolled-Up Obligations), until paid in full;

(xiv)           Fourteenth, ratably, to pay any Pre-Petition Second Lien Obligations, until paid in full; and

(xv)            Fifteenth, to the Borrower (to be wired to the Borrower’s designated account) or such other Person entitled thereto under applicable Law.

Article IV

Fees and Commitment Terminations

Section 4.01        Fees.

(a)               The Borrower agrees to pay to the Administrative Agent, for its own account, a monthly administrative fee (the “Administrative Fee”) in an amount equal to $3,125. The Administrative Fee shall be earned in full and payable in cash on the Closing Date and payable in cash in advance on the Closing Date and on the first day of each month after the Closing Date until the Total Commitments have been terminated and the Loans and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement.

(b)               The Borrower agrees to pay to each Lender, through the Administrative Agent, an upfront fee in cash on the original aggregate amount of Revolving Loan Commitments and Delayed Draw Term Loan Commitments of such Lender made available to the Borrower on the Closing Date, in an amount equal to 1.00% of its pro rata share of such Commitments of such Lender as of the Closing Date (the “Upfront Fee”). The Upfront Fee shall be fully earned and due and payable in cash on the Closing Date.

(c)               The Borrower agrees to pay to each Revolving Lender (other than any Defaulting Lender), through the Administrative Agent, one Business Day after the last day of each month of each year, and one Business Days after the date on which the Commitments of all the Revolving Lenders shall be terminated as provided herein, a commitment fee (a “Revolver Commitment Fee”) on the average daily amount of the unused Revolving Loan Commitment of such Revolving Lender during the preceding month (or shorter period commencing with the Closing Date or ending with the date on which the last of the Revolving Loan Commitments of such Lender shall be terminated), which shall accrue at a rate equal to 0.50% per annum. All Revolver Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be paid in cash. The Revolver Commitment Fees due to each Revolving Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Loan Commitments of such Lender shall be terminated as provided herein.

(d)               The Borrower agrees to pay to each Delayed Draw Term Loan Lender (other than any Defaulting Lender), through the Administrative Agent, one Business Day after the last day of each month of each year, and one Business Days after the date on which the Commitments of all the Delayed Draw Term Loan Lenders shall be terminated as provided herein, a commitment fee (a “DDTL Commitment Fee”) on the average daily amount of the unused Delayed Draw Term Loan Commitment of such Delayed Draw Term Loan Lender during the preceding month (or shorter period commencing with the Closing Date or ending with the date on which the last of the Delayed Draw Term Loan Commitments of such Lender shall be terminated), which shall accrue at a rate equal to 0.50% per annum. All DDTL Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be paid in kind by being capitalized and added to the outstanding principal amount of the Delayed Draw Term Loans on the date of payment. The DDTL Commitment Fees due to each Delayed Draw Term Loan Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Delayed Draw Term Loan Commitments of such Lender shall be terminated as provided herein.

(e)               The Borrower agrees to pay to each Revolving Lender, through the Administrative Agent, an exit fee in cash on the original aggregate amount of Revolving Loan Commitments of each Revolving Lender, in an amount equal to 1.00% of its pro rata share of such Revolving Loan Commitments of such Revolving Lender as of the Closing Date (the “Revolver Exit Fee”). The Revolver Exit Fee shall be fully earned as of the Closing Date, but shall be payable in cash on the earlier to occur of the Maturity Date and the occurrence of an Event of Default.

(f)                The Borrower agrees to pay to each Delayed Draw Term Loan Lender, through the Administrative Agent, an exit fee in cash on the original aggregate amount of Delayed Draw Term Loan Commitments of each Delayed Draw Term Loan Lender, in an amount equal to 1.00% of its pro rata share of such Delayed Draw Term Loan Commitments of such Delayed Draw Term Loan Lender as of the Closing Date (the “DDTL Exit Fee”). The DDTL Exit Fee shall be fully earned as of the Closing Date, but shall be payable in cash on the earlier to occur of the Maturity Date and the occurrence of an Event of Default.

Section 4.02        Mandatory Termination of Commitments. If not terminated sooner in accordance with the terms hereof and/or the DIP Order, the Total Commitment shall terminate at 5:00 p.m. (New York time) on the Maturity Date.

Section 4.03        Field Examination Fees; Appraisals. Borrower shall be liable for and promptly reimburse Administrative Agent for all reasonable and documented out-of-pocket fees, costs and expenses associated with periodic, field examinations and appraisals of Collateral performed by Administrative Agent and/or Administrative Agent’s sub-agents, all as deemed necessary by Administrative Agent in its Permitted Discretion; provided, that, so long as no Event of Default has occurred and is continuing, Borrower shall not be liable for or shall not be required to reimburse Administrative Agent for such fees, costs or expenses with respect to more than two (2) field examinations and two (2) appraisals for each of Receivables, Inventory, Equipment, and Real Property in any calendar year (which, for the avoidance of doubt, Administrative Agent may elect not to require in its sole discretion). Borrower acknowledges and agrees that during the continuance of an Event of Default, Borrower shall be liable for and shall reimburse Administrative Agent for all fees, costs and expenses of all field examinations and appraisals conducted by Administrative Agent and/or its agents, without limit and regardless of the number of field examinations or appraisals conducted by Administrative Agent or its agents in any calendar year. Administrative Agent agrees to provide Borrower with a copy of the report for any such field examination or appraisal so long as such report exists and, if requested, Borrower executes and deliver to Administrative Agent a non-reliance letter in satisfactory form.

Article V

Payments

Section 5.01        Voluntary Prepayments; Termination of Commitments.

(a)               Subject to Section 5.01(d) below and the other terms and conditions set forth in this Section 5.01, the Borrower shall have the right to prepay the Loans, in whole or in part, from time to time without premium or penalty, subject to payment of the Exit Fee. All such payments shall be applied in accordance with Section 5.02(c).

(b)               When making a voluntary partial prepayment, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of (i) its intent to make such prepayment, (ii) the amount of such prepayment and (iii) in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which such prepayment will be made, no later than (A) in the case of Eurodollar Loans, 2:00 p.m. (New York time) three (3) Business Days prior to, and (B) in the case of ABR Loans, 2:00 p.m. (New York time) on the date of such prepayment, and such prepayment shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders, as the case may be.

(c)               Each voluntary partial prepayment of any Loans shall be in a multiple of $50,000 and in aggregate principal amount of at least $100,000; provided, that no partial prepayment of Eurodollar Loans outstanding under a single Borrowing shall reduce the outstanding Eurodollar Loans outstanding under such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans.

(d)               The Borrower may at any time terminate all (but not less than all) of the Commitments upon payment in full of the Obligations subject to the terms of this Section 5.01(d). In connection with any such termination, the Borrower shall notify the Administrative Agent of any election to terminate the Commitments at least fifteen (15) days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable (except that any notice of termination may specify a condition that such termination is contingent upon the occurrence of a refinancing transaction or other contingent event, in which event such notice will be subject to such refinancing transaction or other contingency) and any termination of the Commitments shall be permanent.

Section 5.02        Mandatory Prepayments.

(a)               Repayment of Loans. If on any date the aggregate amount of the Revolving Loans exceeds the lesser of (i) the Revolving Loan Commitment as then in effect and (ii) the Borrowing Base then in effect, the Borrower shall forthwith repay on such date the principal amount of Revolving Loans in an amount equal to such excess.

(b)               Mandatory Prepayments.

(i)                 Concurrently with the receipt by any Credit Party of any proceeds from any Disposition pursuant to Section 9.04(m), the Borrower shall apply all Net Proceeds to prepay the Loans in an amount equal to one hundred percent (100%) of the Net Proceeds from such Disposition, to be applied as set forth in Section 5.02(c).

(c)               Application to Loans. Subject to Section 3.01, with respect to each prepayment of Loans elected by the Borrower pursuant to Section 5.01 or required by Section 5.02, the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that, subject to 2.05(d), each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. Any prepayment made pursuant to this Section 5.02 shall not result in a permanent reduction in any of the Commitments unless required by Section 5.02(d).

(d)               Termination of Revolving Commitments. If, after giving effect to the application of any prepayment pursuant to Section 5.02(c), the Term Loan Obligations have been repaid in full in cash, any prepayment of Revolving Loans shall be accompanied by a corresponding Dollar for Dollar reduction of the Revolving Loan Commitment; provided that, any such reduction of the Revolving Loan Commitment shall not relieve the Revolving Lenders from funding Revolving Loans hereunder in connection with the delivery of a Carve Out Trigger Notice to the extent the Revolving Lenders would otherwise be required to fund the Carve Out in accordance with the terms hereof.

Section 5.03        [Intentionally Omitted].

Section 5.04        Net Payments.

(a)               Subject to the following sentence, all payments made by or on behalf of the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future Taxes (including Other Taxes) other than Excluded Taxes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the Borrower shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes, including any such Non-Excluded Taxes payable in respect of additional amounts paid pursuant to this Section 5.04(a)) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Secured Party, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest, costs or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The agreements in this Section 5.04(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)               Each Lender that is not organized under the laws of the United States of America or any state thereof (a “Non-U.S. Lender”) shall:

(i)                 deliver to the Borrower and the Administrative Agent two copies of either (A) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (B) Internal Revenue Service Form W-8BEN or Form W-8ECI, or (C) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-9, the certificate described in (A) above, if applicable, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender will provide the documents set forth in (A) above on behalf of each such direct and indirect partner, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement;

(ii)              deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender; and

(iii)            obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent, unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent, in which case such Lender shall not be required to provide any form under subparagraphs (i) or (ii) above. Each Person that shall become a Participant pursuant to Section 12.06 or a Lender pursuant to Section 12.06 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.04(b) or Section 5.04(c), as applicable; provided, that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased. Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(c)               Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(d)               The Borrower shall indemnify each Agent and each Lender within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid by each Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by each Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e)               If a payment made to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                If any Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund of a Tax for which an additional payment has been made by the Borrower pursuant to this Section 5.04 or Section 12.05 of this Agreement, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.04 and Section 12.05 with respect to the Tax giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed on the receipt of such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)               Any Lender claiming any additional amounts payable pursuant to this Section 5.04 shall use its reasonable efforts (consistent with its internal policies and requirements under Applicable Laws) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the reasonable determination of such Lender, be otherwise disadvantageous to such Lender.

(h)               Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 5.05        Computations of Interest and Fees. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of (a) 365 (or 366 as appropriate) days in the case of ABR Loans and (b) 360 days in all other cases. Payments due on a day that is not a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

Article VI

Conditions Precedent

Section 6.01        Conditions Precedent to the Closing Date. Effectiveness of the Closing Date is subject to the satisfaction of the following conditions precedent:

(a)               Credit Documents. The Agents shall have received the following documents, duly executed by an Authorized Officer of each Credit Party and each other relevant party:

(i)                this Agreement;

(ii)              the Guarantee Agreement;

(iii)             the Security Agreement;

(iv)             each Note requested by any Lender;

(v)               [Intentionally Omitted];

(vi)             the Notice of Borrowing, reasonably satisfactory to the Agents and the Lenders; and

(vii)            each other Credit Document.

(b)               Collateral. To the extent required under the Security Documents, all Capital Stock of each Subsidiary of each Credit Party shall have been pledged to the Administrative Agent.

(i)                 The Administrative Agent shall have received the results of a search of the UCC and PPSA filings (or equivalent filings), in addition to tax Lien, judgment Lien, bankruptcy and litigation searches made with respect to each Credit Party, together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence satisfactory to the Agents that the Liens indicated in any such financing statement and other filings (or similar document) are Permitted Liens or have been released or will be released substantially simultaneously with the initial Credit Extensions hereunder.

(ii)              The Administrative Agent shall have received, in form and substance satisfactory to the Agents, the appropriate UCC and PPSA (or equivalent) financing statements for filing in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable, to perfect the Administrative Agent’s Liens in and to the Collateral.

(c)               Canadian Security Documents. The Administrative Agent shall have received the Canadian Security Documents, duly executed and delivered by the parties thereto.

(d)               [Intentionally Omitted].

(e)               [Intentionally Omitted].

(f)                [Intentionally Omitted].

(g)               Officer’s Certificates. The DIP Agents shall have received a certificate for each Credit Party, dated the Closing Date, duly executed and delivered by such Credit Party’s General Counsel, other duly authorized officer, managing member or general partner, as applicable, as to:

(i)                 resolutions of each such Person’s board of managers/directors (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Credit Documents and the other Transaction Documents applicable to such Person and the execution, delivery and performance of each Credit Document and each other Transaction Document, in each case, to be executed by such Person;

(ii)              the incumbency and signatures of its Authorized Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Credit Document to be executed by such Person;

(iii)             each such Person’s Organization Documents, as amended, modified or supplemented as of Closing Date, with the certificate or articles of incorporation or formation certified by the appropriate officer or official body of the jurisdiction of organization of such Person;

(iv)             (A) certificates of good standing with respect to each Credit Party, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction, and (B) certificates of good standing with respect to each Credit Party, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions where such Credit Party is qualified to do business as a foreign entity and conducts material business operations, which certificates shall indicate that such Credit Party is in good standing in such jurisdictions, which certificates shall provide that each Secured Party may conclusively rely thereon until it shall have received a further certificate of a General Counsel, other duly authorized officer, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person as provided in Section 8.01(k).

(h)               Other Documents and Certificates. The DIP Agents shall have received the following documents and certificates, each of which shall be dated the Closing Date and properly executed by an Authorized Officer of each applicable Credit Party, in form and substance reasonably satisfactory to the Agents and their respective legal counsel:

(i)                 a certificate of an Authorized Officer of the Borrower, certifying as to such items as reasonably requested by the Agents, including without limitation:

(A)             the consummation of the Transactions, all in accordance with Applicable Laws and the Transaction Documents;

(B)              the receipt of all required approvals and consents of all Governmental Authorities and other third parties with respect to the consummation of the Transactions (if any) and the transactions contemplated by the Transaction Documents; and

(C)              the names of each of the officers and directors of each Credit Party as of the Closing Date.

(i)                 [Intentionally Omitted].

(j)                 [Intentionally Omitted].

(k)               [Intentionally Omitted].

(l)                 [Intentionally Omitted].

(m)             [Intentionally Omitted].

(n)               Fees and Expenses. Each of the Agents and each Lender shall have received, for its own respective account, the reasonable fees, costs and expenses due and payable to such Person pursuant Sections 4.01 and 12.05 (including the reasonable and documented fees, disbursements and other charges of counsel) for which invoices have been presented at least one (1) Business Day prior to the Closing Date.

(o)               Patriot Act Compliance. The Agents and each Lender shall have received, at least 5 Business Days prior to the Closing Date, all documentation and other information required by banking regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, rules and regulations, and any required Patriot Act compliance, the results of which are satisfactory to such Agent or such Lender in their sole discretion.

(p)               No Adverse Actions. Except with respect to the Chapter 11 Cases, the Agents shall be reasonably satisfied that there is no action or proceeding before any court or Governmental Authority, litigation or investigation, pending or threatened in writing against the Borrower or any other Credit Party, or any of their respective Subsidiaries wherein an unfavorable judgment, decree or order would (w) prevent the consummation of any of the Transactions, (x) declare unlawful any of the Transactions, (y) reasonably be expected to cause any of the Transactions to be rescinded, or (z) result in damages owing by any DIP Agent in connection with the consummation of the Transactions.

(q)               [Intentionally Omitted].

(r)                Borrowing Base Certificate. Administrative Agent shall have received (i) an audit of Eligible Receivables and an Acceptable Appraisal of the Eligible Inventory, Equipment and Real Property, in each case the results of which shall be satisfactory to Administrative Agent and (ii) an acceptable Borrowing Base Certificate executed by the Chief Financial officer of the Borrower.

(s)                The making of the funding shall not violate any material requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(t)                [Intentionally Omitted].

(u)               The Lenders and the Agents shall have received the Initial 13-Week DIP Budget (it being understood that the condition set forth in this clause (v) has been satisfied by the delivery of the DIP Budget to and acceptance by the Lender Advisors on October 13, 2021).

(v)               The Credit Parties shall have paid all fees and expenses of legal counsel and financial advisors that have accrued pursuant to the Pre-Petition First Lien Credit Agreement and the Pre-Petition Second Lien Credit Agreement on or prior to the Closing Date (including any pre-petition amounts).

(w)             The Borrower and certain other Credit Parties acceptable to the Required Lenders shall be a debtor and a debtor-in-possession under Chapter 11 of the Bankruptcy Code.

(x)               The Agents and Lenders shall have received a copy of an order entered by the Bankruptcy Court in substantially the form of Exhibit G or with such changes as may be acceptable to the DIP Agents and the Required Lenders in their sole discretion, on the one hand, and Borrower, on the other hand (the “Interim Order”), which Interim Order (x) shall have been entered on the docket of the Bankruptcy Court no later than October 15, 2021 and (y) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any adverse respect without the written consent of the Required Lenders.

(y)               No motion, pleading or application seeking relief affecting the provision of the financing contemplated hereunder shall have been filed in the Bankruptcy Court by any Credit Party without the prior written consent of the DIP Agents and the Required Lenders in their sole discretion.

(z)               The “first day” orders (including, without limitation, any motions related to the Credit Documents, cash management and any critical vendor or supplier motions, but excluding retention applications), in form and substance reasonably satisfactory to the Required Lenders and their counsel, on the one hand, and the Credit Parties, on the other hand, shall have been entered in the Chapter 11 Cases in form and substance reasonably satisfactory to the Required Lenders (the “First Day Orders”) (it being understood that the form and substance of the First Day Orders delivered to the Lender Advisors on October 13, 2021 are in form and substance reasonably acceptable to the Required Lenders).

(aa)            The Cash Management Order and all motions and other documents filed and submitted to, the Bankruptcy Court in connection with the Credit Parties’ cash management shall be in form and substance reasonably satisfactory to the Required Lenders (it being understood that the form and substance of such orders, motions and other documents delivered to the Lender Advisors on October 13, 2021 are in form and substance reasonably acceptable to the Required Lenders).

(bb)            The funding shall not cause the aggregate amount of the Loans to exceed the amount authorized by the DIP Order.

(cc)            The Debtors shall have provided a press release relating to the Chapter 11 Cases and the restructuring contemplated thereunder, to be in form and substance satisfactory to the Required Lenders (it being understood that the press release relating to the Chapter 11 Cases delivered to the Required Lenders on October 13, 2021 is satisfactory to the Required Lenders).

(dd)            All other conditions to borrowing in the Interim Order shall have been satisfied.

Section 6.02        Conditions Precedent to all Credit Extensions.

(a)               No Default; Representations and Warranties. The agreement of each Lender to make any Loan requested to be made by it on any date is subject to the satisfaction of the condition precedent that at the time of each such Credit Extension and also after giving effect thereto, and in the case of the Credit Extensions on the Closing Date, both before and after giving effect to the consummation of the Transactions: except with respect to the Chapter 11 Cases, (i) no Default or Event of Default shall have occurred and be continuing, (ii) all representations and warranties made by each Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except in the case of the initial Credit Extensions to occur on the Closing Date, in which case all representations and warranties made by each Credit Party contained herein or in the other Credit Documents shall be true and correct in all respects), in each case, with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates, and (iii) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, such Credit Extension shall have been issued and remain in force by any Governmental Authority against the Borrower, the Agents or any Lender. The acceptance of the benefits of each Credit Extension shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above are satisfied as of that time.

(b)               Borrowing Base Certificate. Prior to the making of each Revolving Loan, the Administrative Agent shall have received an executed Borrowing Base Certificate.

(c)               Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.05(a).

(d)               Maximum Cash Amount. After giving effect to the making of any such Loan, the Credit Parties’ book cash is not in excess of the Maximum Cash Amount.

(e)               Additional Conditions to Revolving Loan Borrowings.

(i)                Except as set forth in clause (iii) below, if the aggregate outstanding principal amount of Revolving Loans is equal to or greater than $3,000,000, not less than $3,000,000 of Delayed Draw Term Loans (exclusive of any portion thereof that is a result of PIK Interest and DDTL Commitment Fees) shall have been borrowed by the Borrower hereunder.

(ii)              Except as set forth in clause (iii) below, if the aggregate outstanding principal amount of Revolving Loans is equal to or greater than $3,000,000 and the aggregate outstanding principal amount of Delayed Draw Term Loans (exclusive of any portion thereof that is a result of PIK Interest and DDTL Commitment Fees) is equal to or greater than $3,000,000, the Borrower shall have made a concurrent Borrowing of Delayed Draw Term Loans in a principal amount equal to the same amount of Revolving Loans that are the subject of such Borrowing.

(iii)            If a Carve Out Trigger Notice has been delivered by the DIP Agents, the aggregate outstanding amount of Revolving Loans (after giving effect to such Borrowing and any concurrent Borrowing of Delayed Draw Term Loans) shall not exceed the aggregate outstanding amount of Delayed Draw Term Loans (exclusive of any portion thereof that is a result of PIK Interest and DDTL Commitment Fees).

(f)            Additional Conditions to Delayed Draw Term Loan Borrowings.

(i)               Except as set forth in clause (iii) below, not less than $3,000,000 in aggregate principal amount of Revolving Loans shall be outstanding.

(ii)              Except as set forth in clause (iii) below, if the aggregate outstanding principal amount of Revolving Loans is equal to or greater than $3,000,000 and the aggregate outstanding principal amount of Delayed Draw Term Loans (exclusive of any portion thereof that is a result of PIK Interest and DDTL Commitment Fees) is equal to or greater than $3,000,000, the Borrower shall have made a concurrent Borrowing of Revolving Loans in a principal amount equal to the same amount of Delayed Draw Term Loans that are the subject of such Borrowing.

(iii)            If a Carve Out Trigger Notice has been delivered by the DIP Agents, the aggregate outstanding amount of Delayed Draw Term Loans (exclusive of any portion thereof that is a result of PIK Interest and DDTL Commitment Fees) (after giving effect to such Borrowing and any concurrent Borrowing of Revolving Loans) shall not exceed the aggregate outstanding amount of Revolving Loans.

Notwithstanding the foregoing, to the extent the DIP Agents (or one of them) deliver a Carve Out Trigger Notice to the Borrower’s lead counsel, the U.S. Trustee, and the lead counsel to the creditor’s committee, the conditions set forth in clauses (a), (b) and (d) above shall not apply to the Borrowings to be made hereunder in connection therewith; provided that, subject to Section 2.18, Revolving Loans and Delayed Draw Term Loans borrowed after the delivery of a Carve Out Trigger Notice shall be used solely to pay the Carve Out in accordance with the DIP Order.

Article VII

Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, make the Loans as provided for herein, the Credit Parties make the following representations and warranties as of the Closing Date and as of the date of making of each Loan thereafter, subject in all respects to the entry of the DIP Order and the First Day Orders and terms thereto, in each case, all of which representations and warranties shall survive the execution and delivery of this Agreement:

Section 7.01        Corporate Status. Each Credit Party and each of their Subsidiaries (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing under the laws of the jurisdiction of its organization and, subject to any restriction arising on account of the Borrower’s of any Subsidiary’s status as a “debtor” under the Bankruptcy Code or any restriction as a result of any required approvals of the entry and terms of the DIP Order and other orders of the Bankruptcy Court, has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it does business or owns assets, except where the failure to be so qualified, authorized or in good standing could not reasonably be expected to result in a Material Adverse Effect.

Section 7.02        Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Subject to the entry of the DIP Order, each Credit Party has duly executed and delivered the Credit Documents and each other Transaction Document to which it is a party and such Transaction Documents constitute the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

Section 7.03        No Violation. None of (a) the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the Transactions, or (c) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Permitted Liens and Liens created under the Credit Documents) pursuant to, (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other Material Contracts, in the case of either clause (A) and (B) to which any Credit Party is a party or by which it or any of its property or assets is bound or (iii) violate any provision of the Organization Documents any Credit Party, except with respect to any conflict, breach or contravention or default (but not the creation of Liens) referred to in clauses (ii)(A) or (ii)(B), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect, in each case, not subject to the automatic stay under the Chapter 11 Cases or executed after the Petition Date.

Section 7.04        Litigation, Labor Controversies, etc. Except for the Chapter 11 Cases, there is no litigation, action, proceeding or labor controversy (including without limitation, strikes, lockouts or slowdowns) against the Credit Parties or any of their respective Subsidiaries that is pending or, to the knowledge of any Credit Party, threatened in writing (a) except as disclosed in Schedule 7.04 and other matters that could not reasonably be expected to (x) have a Material Adverse Effect, or (y) result in monetary judgments or relief, individually or in the aggregate, in excess of $1,000,000, or (b) which purports to affect the legality, validity or enforceability of any Credit Document, any Transaction Document or the Transactions.

Section 7.05        Use of Proceeds; Regulations U and X. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 8.10. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extension will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with Regulation U or Regulation X. No Credit Party and no Subsidiary of any Credit Party owns any margin stock.

Section 7.06        Approvals, Consents, etc. Except for the entry of the DIP Order, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person, and no consent or approval under any contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect, or if not obtained or made, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (b) the filing of UCC and PPSA financing statements and other equivalent filings for foreign jurisdictions) is required for the consummation of the Transactions or the due execution, delivery or performance by any Credit Party of any Credit Document to which it is a party, or for the due execution, delivery or performance of the other Transaction Documents, in each case by any of the parties thereto. There does not exist any judgment, order, injunction or other restraint issued or filed with respect to the transactions contemplated by the Transaction Documents, the consummation of the Transactions, the making of any Credit Extension or the performance by the Credit Parties or any of their respective Subsidiaries of their Obligations under the Credit Documents.

Section 7.07        Investment Company Act. No Credit Party is, or will be after giving effect to the Transactions and the transactions contemplated under the Credit Documents, an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

Section 7.08        Full Disclosure.

(a)               In connection with the execution of this Agreement and the Transactions, Credit Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party or any of its Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to have Material Adverse Effect. None of the factual information and data (taken as a whole) at any time furnished by any Credit Party, any of their respective Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent or any Lender (including all information contained in the representations and warranties, reports, exhibits or otherwise in the Credit Documents, any pro forma financial information or projections, which are subject to the requirements of clause (b) below) for purposes of or in connection with this Agreement or any of the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary to make such information and data (taken as a whole) not materially misleading, in each case, at the time such information was provided in light of the circumstances under which such information or data was furnished.

(b)               The pro forma financial information and projections provided pursuant to this Agreement were prepared in good faith based upon assumptions believed by the Credit Parties to be reasonable at the time made in light of then current market conditions, it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts , are subject to uncertainties and contingencies, and that actual results during the period or periods covered by any such projections are not guaranties of financial performance and may differ from the projected results and such differences may be material.

Section 7.09        Financial Condition; No Material Adverse Effect.

(a)               The Historical Financial Statements present fairly in all material respects the financial position and results of operations of the Credit Parties at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes. The Historical Financial Statements and all of the balance sheets, all statements of income and of cash flow and all other financial information furnished pursuant to Section 8.01 have been and will for all periods following the Closing Date be prepared in accordance with GAAP consistently applied. All of the financial information furnished pursuant to Section 8.01 presents fairly in all material respects the financial position and results of operations of the Credit Parties at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes.

(b)               There are no material liabilities of any Credit Party of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liabilities, other than those liabilities provided for or disclosed in the most recently delivered financial statements pursuant to Section 8.01.

(c)               Since the Petition Date, there has been no circumstance, event or occurrence, and no fact is known to the Credit Parties that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Section 7.10        Tax Returns and Payments. Each Credit Party has filed all applicable federal, state and provincial income Tax returns and all other material Tax returns, domestic and foreign, required to be filed by them and has paid all material Taxes and assessments payable by them that have become due, other than those not yet delinquent or being diligently contested in good faith by appropriate proceedings and by proper proceedings which stay the enforcement of any Lien as to which such Credit Party has maintained adequate reserves in accordance with GAAP or the payment of which is stayed by the Chapter 11 Cases.

Section 7.11        Compliance with ERISA. Each Pension Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Pension Plan; each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service for all required amendments regarding its qualification thereunder that considers the law changes incorporated in the plan sponsor’s most recently expired remedial amendment cycle determined under the provisions of Rev. Proc. 2007-44, and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to prevent, or cause the loss of, such qualification. To the knowledge of the Credit Parties, (i) no Multiemployer Plan is insolvent or in reorganization or in endangered or critical status within the meaning of Section 432 of the Code or Section 4241 or 4245 of Title IV of ERISA (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate; (ii) no Pension Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (iii) no Pension Plan has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, any obligation to make any required installment under Section 430(j) of the Code (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA), (or is reasonably likely to do so); (iv) no failure to make any required contribution to a Multiemployer Plan when due has occurred; (v) none of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; (vi) no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate; and (vii) no Lien imposed under the Code or ERISA on the assets of any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate exists (or is reasonably likely to exist) nor have the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate on account of any Plan. No Pension Plan has an Unfunded Current Liability that exceeds $1,000,000. No employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA of any Credit Party or any of their respective Subsidiaries, provides benefit coverage subsequent to termination of employment except as required by Title I, Subtitle B, Part 6 of ERISA or applicable state insurance laws. No liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA has been, or is reasonably expected to be, incurred. With respect to any Foreign Plan, (a) all employer and employee contributions required by applicable law or by the terms of such Foreign Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (b) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (c) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing and applicable regulatory authorities; and (d) each Foreign Plan is in compliance in all material respects with applicable law and regulations and with the terms of such Foreign Plan.

Section 7.12        Canadian Employee Benefit Plans. (i) each Canadian Pension Plan is in compliance in form and operation with its terms and with the Pension Benefits Act (Ontario), the Pension Benefits Standards Act (British Columbia) or an equivalent plan under the pension standards legislation of any other applicable jurisdiction in Canada and the Income Tax Act (Canada) and all other applicable law and (ii) there are no pending or threatened claims (other than claims for benefits in the ordinary course), sanctions, actions, suits or proceedings asserted or instituted by any Person against any Canadian Pension Plan or any Person as fiduciary or sponsor of any Canadian Pension Plan. The Canadian Subsidiary has not maintained and does not maintain a Canadian Pension Plan that is a Canadian Defined Benefit Pension Plan or is a “multi-employer pension plan” as defined in the Pension Benefits Act (Ontario), the Pension Benefits Standards Act (British Columbia) or an equivalent plan under the pension standards legislation of any other applicable jurisdiction in Canada.

Section 7.13        Capitalization and Subsidiaries. Except as set forth on Schedule 7.13 as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries or (b) is engaged in any joint venture or partnership with any other Person. All of the issued and outstanding Capital Stock of each of the Credit Parties and their Subsidiaries is validly issued, fully paid and non-assessable, free and clear of all Liens except those created under the Credit Documents. All such securities were issued in compliance with all Applicable Laws concerning the issuance of securities. Except as set forth in Schedule 7.13, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements (other than stock options granted to employees) pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Capital Stock or any Capital Stock of its Subsidiaries.

Section 7.14        Intellectual Property; Licenses, etc. Each Credit Party and each of its Subsidiaries owns, or possesses the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses. To the knowledge of each Credit Party, neither the use of such intellectual property, nor any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by such Credit Party, or any of such Credit Party’s Subsidiaries, infringes upon any intellectual property rights held by any other Person. Except as specifically set forth on Schedule 7.04 and as could not reasonably be expected to have a Material Adverse Effect, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of such Credit Party threatened in writing.

Section 7.15        Environmental. Except as would not reasonably be expected to result in a Material Adverse Effect: the Credit Parties and each of their respective Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Credit Parties or such Subsidiary, as the case may be, are currently doing business (including obtaining, maintaining in full force and effect, and complying with all Permits required under Environmental Laws to operate the business of the Credit Parties and their respective Subsidiaries as currently conducted); none of the Credit Parties or any of their respective Subsidiaries is subject to any Environmental Claim or any other liability under any Environmental Law that is pending or, to the knowledge of such Credit Party, threatened in writing; to the knowledge of the Credit Parties, there are no conditions relating to the formerly owned Real Property that could reasonably be expected to give rise to any Environmental Claim against any of the Credit Parties or any of their Subsidiaries and no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Claims has attached to any Real Property of any of the Credit Parties or any of their Subsidiaries.

(a)               None of the Credit Parties or any of their respective Subsidiaries has treated, stored, transported, Released or disposed of Hazardous Materials at, from, on or under any currently or formerly owned Real Property, facility relating to its business, or, to the knowledge of any Credit Party, any other location, in each case, in a manner that could reasonably be expected to give rise to an Environmental Claim that could result in a Material Adverse Effect.

(b)               Each Credit Party has made available to the Administrative Agent copies of all existing material environmental assessment reports, assessments, reviews, audits, correspondence and other documents and data that have a material bearing on actual or potential Environmental Claims or compliance with Environmental Laws, in each case to the extent such reports, assessments, reviews, audits and documents and data are in their possession or reasonable control.

(c)               This Section 7.14 contains the sole and exclusive representations and warranties of the Credit Parties with respect to matters arising under or relating to Environmental Laws, Environmental Claims, Hazardous Materials, Releases, or any other environmental, health, or safety matters.

Section 7.16        Ownership of Properties. Set forth on Schedule 7.16 is a list of all of the Real Property owned or leased by any of the Credit Parties or their respective Subsidiaries as of the Closing Date, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property. Each Credit Party owns (a) in the case of owned Real Property, good, indefeasible and marketable fee simple title to such Real Property, (b) in the case of owned personal property, good and valid title to such personal property, and (c) in the case of leased Real Property or personal property, valid, subsisting, marketable, insurable and enforceable (except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws applicable to creditors’ rights generally and by generally applicable equitable principles, whether considered in an action at law or in equity) leasehold interests (as the case may be) in such leased property, in each case, free and clear in each case of all Liens, except for Permitted Liens.

Section 7.17        No Default. Except as a result from or in connection with the Chapter 11 Cases, none of the Credit Parties or any of their respective Subsidiaries is in default under or with respect to, or a party to, any Material Contract (copies of which have been received by the Administrative Agent) (other than any such Material Contract in respect of Indebtedness) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as resulting from or in connection with the Chapter 11 Cases, as upon the effectiveness of this Agreement and the other Credit Documents, none of the Credit Parties or any of their respective Subsidiaries is in default under or with respect to any Material Contract in respect of Indebtedness the breach of which could reasonably be expected to have a Material Adverse Effect. Except as resulting from or in connection with the Chapter 11 Cases, no Default has occurred and is continue or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.

Section 7.18        [Intentionally Omitted].

Section 7.19        Chapter 11 Matters.

(a)               The Chapter 11 Cases were commenced on the Petition Date in accordance in all material respects with applicable law and proper notice thereof and the proper notice of (x) the motion seeking approval of the Credit Documents and the Interim Order and, as applicable, the Final Order, (y) the hearing for the approval of the Interim Order, and (z) when applicable, the hearing for the approval of the Final Order will be given; provided that the Borrower shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b)               After the entry of the Interim Order (and subject to the terms therein) and pursuant to and to the extent provided in the Interim Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, subject, as to priority only, to the Carve Out and as otherwise set forth in the applicable DIP Order.

(c)               The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect has not been reversed, stayed, or, without the Required Lenders’ consent, modified or amended in an adverse manner.

(d)               Each DIP Budget and all projected consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed in good faith by the Borrower to be fair in light of the conditions existing at the time of delivery of such report or projection. it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts, are subject to uncertainties and contingencies, and that actual results during the period or periods covered by any such projections are not guaranties of financial performance and may differ from the projected results and such differences may be material.

Section 7.20        Compliance with Laws; Authorizations. Except with respect to the Disclosed Matters, each Credit Party and each of its Subsidiaries (a) has complied and is complying with all Applicable Laws and (b) unless stayed by the Chapter 11 Cases, is in possession of and has all requisite Registrations, governmental licenses, authorizations, consents and approvals required under Applicable Laws, and (c) to the extent due and owing has fully paid all applicable user fees, to operate its business and relating to the Credit Party’s Products as currently conducted except, in each case, to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.21        Contractual or Other Restrictions. Other than the Credit Documents and to the extent permitted by Section 9.10, no Credit Party or any of its Subsidiaries is a party to any agreement or arrangement or subject to any Applicable Law that limits its ability to pay dividends to, or otherwise make Investments in or other payments to any Credit Party, that limits its ability to grant Liens in favor of the Administrative Agent or that otherwise limits its ability to perform the terms of the Credit Documents.

Section 7.22        Transaction Documents. All representations and warranties of (a) the Credit Parties set forth in the Transaction Documents and (b) to the best knowledge of the Credit Parties, of each other Person (other than Lenders) party to the Transaction Documents, were true and correct in all material respects as of the time as of which such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date (unless such representation or warranty is given as of a specific date). No default or event of default has occurred and is continuing under any Transaction Document. Each Transaction Document is in full force and effect, enforceable against each of the parties thereto (except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws applicable to creditors’ rights generally and by generally applicable equitable principles, whether considered in an action at law or in equity), no Transaction Document has been amended or modified except as disclosed to the Administrative Agent on or prior to the Closing Date or otherwise in accordance with Section 9.07 and no waiver or consent has been granted under any such document, except in accordance with Section 9.07. There are no agreements, contracts or other arrangements entered into by any Credit Party or Subsidiary of any Credit Party for the payment of fees, compensation or other similar amounts to any employee or member of the management of any Credit Party.

Section 7.23        Collective Bargaining Agreements. Set forth on Schedule 7.23 is a list and description (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Credit Party or any of its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of any Credit Party.

Section 7.24        Insurance. The properties of each Credit Party are insured with financially sound and reputable insurance companies which are not Affiliates of any Credit Party against loss and damage in such amounts, with such deductibles and covering such risks as are customarily carried by Persons of comparable size and of established reputation engaged in the same or similar businesses and owning similar properties in the general locations where such Credit Party operates, in each case as described on Schedule 7.24 as in effect on the Closing Date.

Section 7.25        Evidence of Other Indebtedness. Schedule 7.25 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, any Credit Party outstanding on the Closing Date which will remain outstanding after the Closing Date (other than this Agreement and the other Credit Documents), and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement as of the Closing Date is correctly described in Schedule 7.25.

Section 7.26        Deposit Accounts and Securities Accounts. Set forth in Schedule 7.26 is a list of all of the deposit accounts and securities accounts of each Credit Party, including, with respect to each bank or securities intermediary at which such accounts are maintained by such Credit Party (a) the name and location of such Person and (b) the account numbers of the deposit accounts or securities accounts maintained with such Person, in each case, as of the Closing Date.

Section 7.27        Foreign Assets Control Regulations; Anti-Money Laundering and Anti-Corruption Practices. Each Credit Party and each Subsidiary of each Credit Party is (x) in compliance with all U.S. economic sanctions laws, executive orders and implementing regulations (“Sanctions”) as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and (y) in compliance in all material respects with all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under U.S. law. Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all applicable Anti-Corruption Laws and Canadian Anti-Terrorism Laws. None of the Credit Parties or any Subsidiary thereof, nor to the knowledge of the Borrower, any director, officer, agent, employee, or other person acting on behalf of a Credit Party or any Subsidiary, has taken any action, directly or indirectly, that would result in a violation in any material respect of applicable Anti-Corruption Laws and Canadian Anti-Terrorism Laws. Each Credit Party and each Subsidiary of a Credit Party has instituted and will continue to maintain policies and procedures designed to promote compliance with applicable Anti-Corruption Laws and Canadian Anti-Terrorism Laws.

Section 7.28        Patriot Act. The Credit Parties, each of their Subsidiaries and each of their controlled Affiliates are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal, state or provincial laws relating to “know your customer” and Anti-Money Laundering Laws, rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 7.29        Teligent OU and Immaterial Subsidiaries

(a)               All of the material assets, including, without limitation, any Drug Application, Permit or intellectual property, of Teligent OU have been transferred to Teligent Pharma, Inc. prior to the Petition Date.

(b)               None of Teligent OU, Teligent Luxembourg or any Immaterial Subsidiary owns any material assets, including, without limitation, any Drug Application, Permit or intellectual property (other than, in the case of Teligent Luxembourg, the Capital Stock of the Canadian Subsidiary).

Section 7.30        Flood Insurance. Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all Real Property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by Flood Insurance Laws or as otherwise reasonably required by any Agent.

Section 7.31        Location of Collateral; Equipment List. Schedule 7.30 lists:

(a)               all places at which Records relating to the Collateral, including, but not limited to, all Documents and Instruments relating to Receivables and Inventory, are maintained by Borrower or by any other Person;

(b)               except for In-Transit Inventory, all places where Credit Parties maintain, or will maintain, Inventory, and whether the premises are owned or leased by Credit Parties or whether the premises are the premises of a warehouseman, bailee or other third party, and if owned by a third party, the name and address of such third party; and

(c)               subject to Section 9.15, all places where the Credit Parties’ equipment is located and whether the premises are owned or leased by Credit Parties or whether the premises are the premises of a warehouseman, bailee or other third party, and if owned by a third party, the name and address of such third party.

Section 7.32        Regulatory Matters.

(a)               Schedule 7.32 sets forth a complete and correct list of all material Registrations held by each Credit Party and its Subsidiaries.

(b)               Except with respect to the Disclosed Matters:

(i)                 Such listed material Registrations are the only material Registrations that are required for the Credit Parties and their Subsidiaries to conduct their respective businesses as presently or previously conducted or as proposed to be conducted. Each Credit Party and its Subsidiaries has, and it and its Products are in conformance with, all Registrations required to conduct its respective businesses as now or currently proposed to be conducted except where the failure to have such Registrations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party and its Subsidiaries, neither the FDA nor other Governmental Authority has provided notice of or is considering limiting, suspending, revoking or otherwise restricting such Registrations or changing the regulatory status or marketing classification or labeling or other material parameter affecting the Products of the Credit Parties or any of their respective Subsidiaries. To the knowledge of each Credit Party and its Subsidiaries, there is no false or misleading information or significant omission in any Product application or other submission to the FDA or other Governmental Authority administering Public Health Laws. The Credit Parties and their respective Subsidiaries have fulfilled and performed, in all material respects, their obligations under each material Registration, and, to the knowledge of each Credit Party and its Subsidiaries, no event has occurred or condition or state of facts exists which would constitute a breach or default, or would cause revocation, modification, suspension, or termination of any such Registration. To the knowledge of each Credit Party and its Subsidiaries, no event has occurred or condition or state of facts exists which would present potential product liability related, in whole or in part, to Regulatory Matters. To the knowledge of each Credit Party and its Subsidiaries, any third party that is a manufacturer or contractor for the Credit Parties or any of their respective Subsidiaries is in compliance with all material Registrations required by the FDA or comparable Governmental Authority and all Public Health Laws insofar as they reasonably pertain to the Products of the Credit Parties and their respective Subsidiaries, except to the extent that failure to be in such compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)              All Products researched, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of the Credit Parties or their respective Subsidiaries that are subject to Public Health Laws, to the knowledge of each Credit Party and its Subsidiaries, have been and are being researched, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Public Health Laws or any other Applicable Law, including, without limitation, clinical and non-clinical testing, product approval or clearance, current good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and listing, and adverse event reporting, and all other required importation and distribution requirements, except to the extent that failure to be in such compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)            No Credit Party nor its Subsidiaries is subject to any material obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of a Governmental Authority, warning letter, notice of violation letter, untitled letter, consent decree, request for information or any other notice or communication, response or commitment made to or with a Governmental Authority with respect to Regulatory Matters, and Public Health Laws, and, to the knowledge of each Credit Party and its Subsidiaries, no such obligation has been threatened in writing. There is no, and there is no act, omission, event, or circumstance of which any Credit Party or any of its Subsidiaries has knowledge that would reasonably be expected to give rise to or lead to, any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, FDA Form 483, penalty, fine, reprimand, sanction, data integrity review, proceeding or request for information pending against any Credit Party or its Subsidiaries, and, to each Credit Party’s and its Subsidiary’s knowledge, no Credit Party nor its Subsidiaries has any liability (whether actual or contingent) for failure to comply with any Public Health Laws. There has not been any violation of any Public Health Laws by any Credit Party or its Subsidiaries in its Product research or development efforts, testing submissions, record keeping, importation, and reports to the FDA, DEA or any other Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that would reasonably be expected, in the aggregate, to have a Material Adverse Effect. To the knowledge of each Credit Party and each of their respective Subsidiaries, there are no civil or criminal proceedings relating to any Credit Party or any of its Subsidiaries or any officer, director or employee of any Credit Party or Subsidiary of any Credit Party that involve an alleged violation of any Public Health Law.

(iv)             As of the Closing Date, no Credit Party nor its Subsidiaries is undergoing any inspection related to Regulatory Matters, or any other Governmental Authority investigation, except as set forth on Schedule 7.32; nor are there any uncompleted corrective or preventative actions resulting from any FDA cGMP inspections related to a Product during the period of the last three calendar years.

(v)               During the period of three calendar years immediately preceding the Closing Date, no Credit Party nor any Subsidiary of any Credit Party has introduced into commercial distribution any Products manufactured by or on behalf of any Credit Party or any Subsidiary of a Credit Party or distributed any products on behalf of another manufacturer that were upon their shipment by any Credit Party or any of its Subsidiaries knowingly adulterated or misbranded in violation of 21 U.S.C. § 331. No Credit Party nor any Subsidiary of any Credit Party has received any notice of communication from any Governmental Authority alleging material noncompliance with any Applicable Law. No Product has been seized, withdrawn, recalled (voluntary or otherwise), detained, or subject to a suspension (other than in the ordinary course of business) relating to research, testing, manufacturing, distribution, or commercialization activity, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall (voluntary or otherwise), detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Product; (ii) a change in the labeling of any Product suggesting a compliance or safety issue or risk; or (iii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any Product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall (voluntary or otherwise), revocation, suspension, import detention, or seizure of any Product are pending or threatened in writing against any Credit Party or any of its Subsidiaries.

(vi)             No Credit Party nor any Subsidiary of any Credit Party nor any of their respective officers, directors or employees or, to the knowledge of each Credit Party and its Subsidiaries, agents or contractors (x) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (y) have received notice from the FDA or any other Governmental Authority with respect to debarment or disqualification of any Person that would reasonably be expected to have, in the aggregate, a Material Adverse Effect. No Credit Party nor any Subsidiary of any Credit Party nor any of their respective officers, directors or employees or, to the knowledge of each Credit Party and its Subsidiaries, agents or contractors have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded or otherwise deemed ineligible from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. No officer and to the knowledge of each Credit Party and its Subsidiaries, no employee or agent of any Credit Party or its Subsidiaries, has (I) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (II) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; (III) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991); or (IV) been investigated by FDA or any other Governmental Authority, including but not limited to the Office of the Inspector General for the Department of Health and Human Services, or the Department of Justice, for data or healthcare program fraud. Neither Credit Party or any of its subsidiaries, nor any of their respective officers, directors, employees, or, to their knowledge, contractors, have made or offered any payment, gratuity, or other thing of value that is prohibited by any Applicable Law to personnel of the FDA or any other Governmental Authority.

(vii)            [Intentionally Omitted].

(viii)           Except as set forth on Schedule 7.32: (w) each Credit Party and its Subsidiaries and, to their knowledge, their respective contract manufacturers are, and have been for the past three calendar years, in compliance with, and each Product in current commercial distribution has been and is imported, researched, manufactured, tested, processed, prepared, packaged, labeled, marketed, stored and held in compliance with, the current Good Manufacturing Practice regulations set forth in 21 C.F.R. Parts 210 and 211, as applicable, (x) each Credit Party and its Subsidiaries has been and is in compliance with the written standard operating procedures, record-keeping and reporting requirements implemented by Credit Party or its subsidiaries or required by the FDA or any comparable Governmental Authority pertaining to the Product, including but not limited to reporting of adverse events involving the Products, (y) all Products are and have been labeled, promoted, marketed, and advertised in accordance with their Registration and approved labeling, and (z) each Credit Party and its Subsidiaries’ establishments are registered with the FDA and each Product is listed with the FDA under the applicable FDA regulations except, in each case, to the extent that failure to be in such compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ix)              There are no civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, or other communications relating to any alleged hazard or alleged defect in design, manufacture, materials, or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product provided by the Credit Party or its Subsidiaries, or alleging that any Products are otherwise unsafe or ineffective for their intended use, that are presently pending or threatened in writing. Since January 1, 2013, neither any Credit Party nor its Subsidiaries have made any modification to any Product because of warranty, product liability, regulatory, or other claims or communications concerning alleged hazards or defects in such product, that has had or would reasonably be expected to have a Material Adverse Effect.

(x)               The Credit Party and its Subsidiaries have timely filed all reports, documents, applications, notices, Permits, and copies of any contracts required by any Applicable Laws to be filed or furnished to any Governmental Authority, including, without limitation, the FDA, DEA and state agencies, except where the failure to so timely file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such reports, documents, applications, notices, Permits, and copies of any contracts were complete and correct in all respects on the date filed (or were corrected in or supplemented by a subsequent filing such that no liability exists in respect to the Credit Party or its Subsidiaries with respect to such filings or lack thereof), except as would not reasonably be expected to have a Material Adverse Effect.

Article VIII

Affirmative Covenants

The Credit Parties hereby covenant and agree that on the Closing Date and thereafter, until the Total Commitments have been terminated and the Loans and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement:

Section 8.01        Financial Information, Reports, Notices and Information. The Credit Parties will furnish each Agent for further distribution to each Lender copies of the following financial statements, reports, notices and information:

(a)               Monthly Financial Statements. As soon as available and in any event within fifteen (15) days after the end of each month, (i) (x) unaudited consolidated balance sheets of the Canadian Subsidiary as of the end of such month, and (y) unaudited consolidated statements of income and cash flow of the Canadian Subsidiary as of the end of such month and for the portion of the fiscal year then ended and (ii) monthly sales and costs reports with respect to the Canadian operations of the Credit Parties and their Subsidiaries (including, without limitation, the Canadian Subsidiary) in form and substance consistent with the model delivered to the DIP Agents prior to the Closing Date and otherwise in form and substance reasonably satisfactory to the DIP Agents.

(b)               [Intentionally Omitted].

(c)               [Intentionally Omitted].

(d)               [Intentionally Omitted].

(e)               Collateral Reporting. Borrower shall deliver to Administrative Agent, or shall cause to be delivered to Administrative Agent:

(i)                 Borrowing Base Certificates. A satisfactorily completed and authenticated certificate in the form of Exhibit B (a “Borrowing Base Certificate”) together with accompanying sales journals, cash receipts journals and detailed sales credit reports (a) contemporaneously with each request for a Revolving Loan and (b) on a monthly basis (within thirty (30) days after the end of each month). In addition, Borrower shall provide to Administrative Agent with each Borrowing Base Certificate a report showing in reasonable detail all sales to Account Debtors (i) on consignment or on approval, under all bill and hold, guaranteed sale, sale or return, billing in advance of shipment, and other “pre-billing” arrangements, and (ii) under all payment plans, scheduled installment plans, extended payment terms or on any other repurchase or return basis. Borrower shall also furnish to Administrative Agent adjusted trial balances for the Borrower’s top customers as well as any aging provided by the Borrower’s third-party logistics provider. On Administrative Agent’s request, Borrower shall also furnish to Administrative Agent (i) copies of invoices to customers and related shipping and delivery receipts or warehouse receipts for all Inventory covered by each such invoice and (ii) any additional reports deemed necessary and requested by Administrative Agent as determined in Administrative Agent’s Permitted Discretion.

(ii)              A/R and A/P Aging; Perpetual Inventory Report; Bank Statements; Equipment. Monthly, concurrently with the delivery of the Borrowing Base Certificate under 8.01(e)(i), (A) a detailed report of Borrower’s agings of accounts receivable and accounts payable (each, based on the respective invoice dates), (B) a reconciliation to the general ledger with respect to Gross to Net Receivables, accounts payable, Inventory and Equipment, (C) copies of monthly bank statements showing the cash balances of Borrower and its Subsidiaries, (D) a perpetual inventory report and (E) a detailed report regarding Borrower’s Equipment, specifying the net book value thereof.

(iii)            Ineligible Collateral. Monthly, concurrently with the delivery of the Borrowing Base Certificate under 8.01(e)(i), a report showing (A) Borrower’s Receivables that are not Eligible Receivables, (B) Borrower’s Inventory that is not Eligible Inventory, including, but not limited to, an analysis of all Inventory of Borrower for which the Value of each item of such Inventory exceeds the average Value of such item for the preceding twelve (12) consecutive calendar months, (C) Borrower’s Equipment that is not Eligible Equipment and (D) Borrower’s Real Property that is not Eligible Real Property.

(iv)             Physical Inventory Report. Annually within fifteen (15) calendar days of the end of each fiscal year, prepared as of such fiscal year end, a report of Borrower’s physical inventory audit conducted as of such date.

(f)                [Intentionally Omitted].

(g)               Defaults. As soon as possible and in any event within five (5) Business Days after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice from an Authorized Officer of the Borrower of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the applicable Credit Parties propose to take with respect thereto or (ii) the occurrence of a breach or non-performance of, or any default under, any other Material Contracts of any Credit Party or any Subsidiary of a Credit Party, or any violation of, or non-compliance with any Applicable Laws, in each case, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(h)               Other Litigation. As soon as possible and in any event within five (5) Business Days after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice from an Authorized Officer of the Borrower of, other than with respect to the Chapter 11 Cases, (i) the commencement of, or any material development in, any litigation, action, proceeding or labor controversy or proceeding affecting any Credit Party or any Subsidiary of any Credit Party or its respective property (A) in which the amount of damages claimed is $1,000,000 or more, (B) which would reasonably be expected to have a Material Adverse Effect, (C) which purports to affect the legality, validity or enforceability of any Credit Document, any other Transaction Document or (D) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Credit Document or any Transaction Document or any other document or instrument referred to in Section 9.07, or (ii) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 7.04, and, in each case together with a statement of an Authorized Officer of the Borrower, which notice shall specify the nature thereof, and what actions the applicable Credit Parties propose to take with respect thereto, and, to the extent any Agent requests, copies of all documentation related thereto.

(i)                 Transaction Documents. As soon as possible and in any event within five (5) Business Days after any Credit Party obtains knowledge of the occurrence of a breach or default or notice of termination by any party under, or material amendment entered into by any party to, any Transaction Document or any other document or instrument referred to in Section 9.07, a statement of an Authorized Officer of the Borrower setting forth details of such breach or default or notice of termination and the actions taken or to be taken with respect thereto and, if applicable, a copy of such amendment.

(j)                 Management Letters. Promptly upon, and in any event within five (5) Business Days after, receipt thereof, copies of all “management letters” submitted to any Credit Party by Deloitte (or another independent firm of certified public accountants of nationally recognized standing reasonably acceptable to the DIP Agents) in connection with each audit made by such accountants.

(k)               Corporate Information. Promptly upon, and in any event within five (5) Business Days after, becoming aware of any additional corporate or limited liability company information or division information of the type delivered pursuant to Section 6.01(f), or of any change to such information delivered on or prior to the Closing Date or pursuant to this Section 8.01 or otherwise under the Credit Documents, a certificate, certified to the extent of any change from a prior certification, from the secretary, assistant secretary, managing member or general partner of such Credit Party notifying the Administrative Agent of such information or change and attaching thereto any relevant documentation in connection therewith.

(l)                 Other Information. With reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(m)              Insurance Report. A report of a reputable insurance broker with respect to insurance policies maintained by the Credit Parties, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(n)               Customer and Vendor Lists. On each June 30 and December 31 a list of all of Borrower’s and its Subsidiaries’ customers and vendors, including the addresses, telephone and facsimile numbers of each customer and vendor as of such date.

(o)               FDA Notices. Promptly, and in no event later than three (3) Business Days after an Authorized Officer becomes aware thereof, notify and provide copies to the Administrative Agent of any notice and related correspondence that (i) the FDA or any other similar Governmental Authority is limiting, suspending or revoking any material Registration, changing the Product Approval, manufacturing process or facilities, distribution pathway or parameters, or label or labeling of the Products of the Credit Parties or their respective Subsidiaries, or considering any of the foregoing; (ii) any Credit Party or any of its Subsidiaries becoming subject to any administrative or regulatory action, including FDA application integrity review, Form FDA 483 observation or other inspection-related or audit documents, warning letter, untitled letter, notice of violation letter, penalty, fine, sanction or reprimand, or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority, or any Product of any Credit Party or any of its Subsidiaries being seized, withdrawn, recalled (voluntarily or otherwise), detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall (voluntary or otherwise), suspension, import detention, or seizure of any Product are pending or threatened in writing against the Credit Parties or their respective Subsidiaries; and (iii) any voluntary withdrawal or recall of any Product by any Credit Party or any of its Subsidiaries in an aggregate amount of $500,000 or which would, in the aggregate, have a Material Adverse Effect.

(p)               As soon as available, but in any event no later than Thursday of each calendar week (commencing with the calendar week ending October 22, 2021), deliver or make available to the Administrative Agent, the Lenders and the Lender Advisors a Variance Report for the applicable Variance Test Period as of the end of the immediately preceding calendar week.

(q)               [Intentionally Omitted].

(r)                Indebtedness Notices. Promptly after (and in any event within five (5) Business Days of) the receipt or delivery thereof, the Borrower shall, and shall cause its Subsidiaries to, deliver to the Administrative Agent copies of all executed amendments, waivers, consents, material notices (including any notice of default) and material correspondence which the Borrower or any such Subsidiary sends or receives in respect of its material Indebtedness.

(s)                As soon as available, but in any event no later than the Thursday of every second calendar week (commencing with the calendar week ending October 22, 2021), deliver to the Administrative Agent, the Lenders, and the Lender Advisors a proposed updated 13-week forecast (in the form of the most recently approved DIP Budget) setting forth on a weekly basis for the next thirteen weeks (commencing with the calendar week in which such DIP Budget is delivered) an updated forecast of the information contained in the Initial 13-Week DIP Budget or the previously delivered DIP Budget for such period and a written set of supporting assumptions.

Section 8.02        Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Credit Parties or such Subsidiary, as the case may be. The Borrower will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties (to the extent authorized pursuant to any leases for such properties), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (subject to applicable confidentiality agreements or undertakings and copyright laws), and to discuss its affairs, finances and accounts with its directors and officers (provided, that an authorized representative of the Credit Parties shall allowed to be present and that any such inspection of properties shall not include any invasive or physically intrusive environmental sampling), all at the expense of the Credit Parties and (unless an Event of Default then exists) as often as the Administrative Agent may reasonably request at reasonable times during normal business hours, upon reasonable advance notice to the Credit Parties; provided that during any calendar year, absent the continuation of an Event of Default, reasonable expenses of a reasonable number of people in connection with only one (1) inspection by Administrative Agent shall be at the Borrower’s expense and reimbursable under this Agreement. Any information obtained by the Administrative Agent pursuant to this Section 8.02 may be shared with the Administrative Agent or any Lender upon the request of such Secured Party.

Section 8.03        Maintenance of Insurance.

(a)               The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in its reasonable business judgment) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged in by the Credit Parties; and will furnish to the Administrative Agent for further delivery to the Lenders, upon written request from the Agents, information presented in reasonable detail as to the insurance so carried, including (i) endorsements to (A) all “All Risk” policies naming the Administrative Agent, on behalf of the Secured Parties, as loss payee and (B) all general liability and other liability policies naming the Administrative Agent, on behalf of the Secured Parties, as additional insured and (ii) legends providing that no cancellation, material reduction in amount or material change in insurance coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof.

(b)               Within forty-five (45) days after the Closing Date, the Borrower shall have delivered to the Administrative Agent copies of each insurance policy (or binders in respect thereof), in form and substance reasonably satisfactory to the Agents.

(c)               Without limiting the foregoing, the Borrower will, and will cause each of its Subsidiaries to, (i) maintain, if available, fully paid flood hazard insurance on all owned or leased Real Property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by Flood Insurance Laws or as otherwise reasonably required by any Agent or any Lender, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such owned or leased improved Real Property into or out of a special flood hazard area.

Section 8.04        Payment of Taxes. In accordance with the Bankruptcy Code and subject to any required approval by an applicable order of the Bankruptcy Court, the Credit Parties will pay and discharge, and will cause each of their respective Subsidiaries to pay and discharge, all material Taxes payable by them that have become due, other than those not yet delinquent or being diligently contested in good faith and by proper proceedings which stay the enforcement of any Lien as to which such Credit Party has maintained adequate reserves in accordance with GAAP.

Section 8.05        Maintenance of Existence; Compliance with Laws, etc.

(a)               Each Credit Party will, and will cause its Subsidiaries to, (a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation as applicable, except as permitted by Section 9.03, and (b) preserve and maintain its good standing under the laws of each state or other jurisdiction where such Person is required to be so qualified, to do business as a foreign entity except, in the case of this clause (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)               Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws and Permits (including without limitation, all Registrations) of any Governmental Authority having jurisdiction over it, its business or its Products, except where such failures to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, each Credit Party and its Subsidiaries shall comply with all material Public Health Laws and their implementation by any applicable Governmental Authority and all lawful requests of any Governmental Authority applicable to its Products. All Products developed, manufactured, tested, distributed or marketed by any Credit Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be developed, tested, manufactured, distributed and marketed in compliance with the Public Health Laws and any other Applicable Laws, including, without limitation, product approval or premarket notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance with Public Health Laws and all other Applicable Laws.

Section 8.06        Environmental Compliance.

(a)               Each Credit Party will, and will cause its Subsidiaries to, use and operate all of its and their facilities and Real Property in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all Environmental Laws, and keep its and their Real Property free of any Lien imposed by any Environmental Law, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)               The Borrower will promptly give notice to the Administrative Agent upon any Credit Party or Subsidiary thereof becoming aware of: (i) any violation by any Credit Party or any of its Subsidiaries of any Environmental Law which could reasonably be expected to result in a Material Adverse Effect, (ii) any proceeding against or investigation of any Credit Party under any Environmental Law, including a written request for information or a written notice of violation or potential environmental liability from any Governmental Authority or any other Person, which could reasonably be expected to result in a Material Adverse Effect, (iii) the occurrence or discovery of a new Release or new threat of a Release (or discovery of any Release or threat of a Release previously undisclosed by any Credit Party to Administrative Agent) at, on, under or from any of the Real Property of any Credit Party or any facility or assets therein in excess of reportable or allowable standards or levels under any Environmental Law, or under circumstances, or in a manner or amount which could reasonably be expected to result in a Material Adverse Effect, or (iv) any Environmental Claim arising or existing on or after the Closing Date which could reasonably be expected to result in a Material Adverse Effect.

(c)               In the event of a Release of any Hazardous Material on any Real Property of any Credit Party which could reasonably be expected to result in material liability on the part of any Credit Party under any Environmental Law, such Credit Party, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and resolve any such violation or potential liability in accordance with and to the extent required of such Credit Party under Environmental Law, and shall keep the Administrative Agent informed on a regular basis of their actions and the results of such actions; provided, however, that no Credit Party (or its respective Subsidiaries) shall be required to undertake any such response, corrective action or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(d)               Each Credit Party shall provide the Administrative Agent with copies of any material demand, request for information, notice, submittal, documentation or correspondence received or provided by any Credit Party or any of its Subsidiaries from or to any Governmental Authority or other Person under any Environmental Law. Such notice, submittal or documentation shall be provided to the Administrative Agent promptly and, in any event, within five (5) Business Days after such material is provided to any Governmental Authority or third party.

(e)               At the written request of the Administrative Agent, the Borrower shall obtain and provide, at its sole expense, an environmental site assessment (including, without limitation, the results of any groundwater or other testing, conducted at the Administrative Agent’s reasonable request) concerning any Real Property now or hereafter owned, leased or operated by any Credit Party or any of its Subsidiaries, conducted by an environmental consulting firm approved by the Administrative Agent indicating, to the reasonable satisfaction of the Administrative Agent, the likely presence or absence of Hazardous Materials and the potential cost of any required action in connection with any Hazardous Materials on, at, under or emanating from such Real Property; provided, that such request may be made only if (i) there has occurred and is continuing an Event of Default, or (ii) circumstances exist that in the reasonable judgment of the Administrative Agent could be expected to result in a material violation of or material liability under any Environmental Law on the part of any Credit Party or its respective Subsidiaries; provided further, if the Borrower fails to provide the same within ninety (90) days after such request was made, the Administrative Agent may but is under no obligation to conduct the same, and the Credit Parties shall grant and hereby do grant to the Administrative Agent and its agents access to such Real Property and specifically grants the Administrative Agent an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower’s sole cost and expense.

Section 8.07        ERISA. Promptly after any Credit Party or any Subsidiary of any Credit Party knows or has reason to know of the occurrence of any of the following events (including such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), the Borrower will deliver to the Administrative Agent and each Lender a certificate of an Authorized Officer of the Borrower setting forth details as to such occurrence and the action, if any, that such Credit Party, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Credit Party, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits), the Plan administrator or any applicable Governmental Authority and all documentation with respect thereto: that a Reportable Event has occurred; that a failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) has occurred (or is reasonably likely to occur) or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412, 430 or 431 of the Code with respect to a Plan; the failure to make a required contribution to any Plan if such failure is sufficient to give rise to a Lien under Section 303(k) or 4068 of ERISA or under Section 430(k) of the Code; that a Pension Plan having an Unfunded Current Liability has been or is to be terminated, reorganized or partitioned under Title IV of ERISA (including the giving of written notice thereof); the taking of any action with respect to a Plan which would reasonably be expected to result in the requirement that any Credit Party furnish a bond or other security to the PBGC or such Plan; that a proceeding has been instituted against a Credit Party, a Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the PBGC has notified any Credit Party, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; the occurrence of any event with respect to any Plan which could result in the incurrence by any Credit Party or any Subsidiary of any Credit Party of any material liability (including any contingent or secondary liability), fine or penalty; or the failure to meet funding or other applicable requirements of law with respect to Canadian Pension Plans.

(a)               Promptly following any request therefor, copies of any documents or notices described in Sections 101(f), 101(k) or 101(l) of ERISA that any Credit Party, any of its Subsidiaries or any ERISA Affiliate may reasonably request with respect to any Plan; provided, that if any Credit Party, any of its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan, the applicable Credit Party, the applicable Subsidiary(ies) or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Section 8.08        Maintenance of Property and Assets. Each Credit Party will, and will cause its Subsidiaries to, maintain, preserve, protect and keep its properties and assets in good repair, working order and condition (ordinary wear and tear excepted and subject to dispositions permitted pursuant to Section 9.04), and make necessary repairs, renewals and replacements thereof and will maintain and renew as necessary all licenses, permits and other clearances necessary to use and occupy such properties and assets, in each case so that the business carried on by such Person may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.09        End of Fiscal Years; Fiscal Quarters. The Credit Parties will, for financial reporting purposes, cause (a) each of their, and each of their Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of their and each of their Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end; provided, that the Credit Parties may change their, and each of their respective Subsidiaries’, fiscal year end (and change the end of the fiscal quarters in a corresponding manner) upon thirty (30) days’ prior written notice to the Administrative Agent.

Section 8.10        Use of Proceeds. Unless otherwise agreed by the Agents (acting at the direction of the Required Lenders), the proceeds of the Loans shall be used in accordance with the terms of the DIP Budget (subject to permitted variances) and the terms of the DIP Orders or any other order entered by the Bankruptcy Court, including, without limitation, for (a) the payment of fees and expenses incurred through the Closing Date in connection with the Credit Documents, (b) general corporate purposes of the Credit Parties substantially in accordance with the DIP Budget (subject to the permitted variances) and (c) obligations benefiting from the Carve Out. Notwithstanding anything to the contrary herein or in any other Credit Document, neither this Agreement nor any other Credit Document shall restrict the payment of Allowed Professional Fees benefitting from the Carve Out. The Credit Parties shall not use the proceeds of any Credit Extension made hereunder, or use or allow its respective directors, officers, employees and agents to use, the proceeds of any extension of credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, Anti-Terrorism Laws, Anti-Money Laundering Laws or Canadian Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or (iii) in any manner that would result in the violation of any Sanctions applicable to any party. Notwithstanding the foregoing, except as required herein, no proceeds of the Loans may be used to pay any obligation arising prior to the Petition Date unless such payment is provided for in the DIP Budget and approved by the First Day Orders or any other orders reasonably acceptable to the DIP Agents.

Section 8.11        Further Assurances; Additional Guarantors and Grantors.

(a)               The Credit Parties will and will cause their Subsidiaries to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust (excluding leasehold deeds of trust) and other documents), which may be required under any Applicable Law, or which any Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests (x) created or intended to be created by the Security Agreement, any Mortgage or any other Security Document and (y) in respect of Credit Parties organized under the laws of, and assets located in, Luxembourg and Estonia, all at the sole cost and expense of the Borrower.

(b)               [Intentionally Omitted].

(c)               [Intentionally Omitted].

(d)               Subject to any applicable limitations set forth in any applicable Security Document, (i) with respect to the Real Property that was subject to a mortgage in connection with the Pre-Petition First Lien Credit Agreement as of the Closing Date, the Borrower will cause any interest of any Credit Party in such Real Property to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties and their respective Subsidiaries to take, such actions as shall be necessary or reasonably requested by any Agent to grant and/or perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in this Section 8.11, all at the sole cost and expense of the Borrower on or before the date that is the earlier of (x) 30 days after the Closing Date and (y) the date of the hearing with respect to the Final Order (or such later date as the DIP Agents may agree in their sole discretion) and (ii) in respect of any other Real Property of the Credit Parties from time to time, at any Agent’s request, the Borrower will cause any interest of any Credit Party or any of its Subsidiaries in any such Real Property to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties and their respective Subsidiaries to take, such actions as shall be necessary or reasonably requested by any Agent to grant and/or perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in this Section 8.11, all at the sole cost and expense of the Borrower within 30 days after the request therefor. Any Mortgage delivered to the Administrative Agent in accordance with the preceding sentence shall be accompanied by (A) a policy or policies (or unconditional binding commitment thereof) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 9.02, together with such endorsements as the Administrative Agent may reasonably request and (B) if requested by the Administrative Agent, an opinion of local counsel to the applicable Credit Party(ies) in form and substance reasonably satisfactory to the Administrative Agent. In addition to the obligations set forth in Section 8.03(a), the Credit Parties shall, in connection with the grant to the Administrative Agent for the benefit of the Secured Parties of any Mortgage with respect to any Real Property, (Y) the Borrower shall provide each of the documents and determinations required by the Real Property Flood Insurance Requirements and (Z) notwithstanding anything to the contrary contained herein or in any other Credit Document, the Administrative Agent shall not enter into, accept or record (and no Credit Party shall be required to grant) any mortgage in respect of such Real Property until the Administrative Agent shall have received written confirmation (which shall, for purposes hereunder, include email) from each Lender that flood insurance compliance has been completed by such Lender with respect to such Real Property (such written confirmation not to be unreasonably withheld or delayed).  Any increase, extension or renewal of this Agreement shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Administrative Agent and each Lender.

(e)               Notwithstanding anything herein to the contrary, if the Administrative Agent determines that the cost of creating or perfecting any Lien on any property is excessive in relation to the practical benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

(f)                [Intentionally Omitted].

(g)               From and after the Closing Date, any Drug Applications and comparable applications required outside of the United States submitted after the Closing Date for Teligent Products shall be held exclusively by Borrower or a Guarantor that is a Domestic Subsidiary, unless prohibited by applicable law or otherwise approved by the Agents.

Section 8.12        Bank Accounts.

(a)               Within 30 days after the Closing Date (or such longer period as the Administrative Agent may agree), the Borrower shall establish and deliver to Administrative Agent a Control Agreement with respect to each of the Credit Parties’ respective securities accounts, deposit accounts and investment property set forth on Schedule 7.25 (other than Excluded Accounts); provided, that, the Credit Parties may not establish new deposit accounts or securities accounts without the Agents’ prior written consent.

(b)               If, after the occurrence and during the continuance of an Event of Default, any of the Credit Parties receive or otherwise have dominion over or control of any Collections or other amounts, the Borrower shall hold, and shall cause each other Credit Party to hold, such Collections and amounts in trust for the Administrative Agent and shall not commingle such Collections with any other funds of any Credit Party or other Person or deposit such Collections in any account other than those accounts set forth on Schedule 7.26 (unless otherwise instructed by the Administrative Agent).

Section 8.13        Cash Management. Maintain the cash management of the Credit Parties in accordance in all material respects with the Cash Management Order.

Section 8.14        Milestones. Comply with the Milestones (each of which, as applicable, may only be extended with the consent of the Required Lenders):

(a)               On or prior to October 15, 2021, entry of the Interim Order by the Bankruptcy Court;

(b)               Non-binding indications of interest due on or prior to November 5, 2021, which indications of interest are reasonably acceptable to the DIP Agents;

(c)               On or prior to November 12, 2021, entry of the Final Order by the Bankruptcy Court;

(d)               On or prior to November 22, 2021, the Borrower shall have received executed “stalking horse” bids reasonably acceptable to the DIP Agents;

(e)               On or prior to November 23, 2021, filing of bidding procedures reasonably acceptable to the DIP Agents;

(f)                On or prior to December 20, 2021, entry of an order approving the bidding procedures reasonably acceptable to the DIP Agents;

(g)               On or prior to January 11, 2022, the Borrowers shall have received qualified bids reasonably acceptable to the DIP Agents;

(h)               On or prior to January 13, 2022, the auction shall have been conducted;

(i)                Sale orders reasonably acceptable to the DIP Agents shall be entered on or prior to January 17, 2022; and

(j)                Closing of the 363 Sale shall have occurred on or prior to January 31, 2022.

Section 8.15        [Intentionally Omitted].

Section 8.16        Board Observers . At the request of the Required Lenders, invite two representatives of the Lenders (one of which shall be selected by ACF and one of which will be selected by ARCC) to attend in a non-voting observer capacity (the “Lender Observers”) all meetings of the Board of Directors of the Borrower and any meetings of any committees of the Board of Directors of the Borrower. The Borrower shall reimburse the Lender Observers for their reasonable and documented out-of-pocket expenses in connection with attending any such meetings, in a manner consistent with the Borrower’s reimbursement of similar expenses of the directors of the Borrower. Notice of any such meetings shall be given to the Lender Observers in the same manner and at the same time as is given to the members of the Board of Directors or committee members, as the case may be. The Lender Observers shall be provided with copies of all information (including a meeting agenda and board package, if any such materials are prepared) that is provided to such directors or committee members (whether prior to, at, or subsequent to any such meetings), at the same time as such materials are provided to such directors or committee members, and copies of the minutes (both drafts and final versions) of all meetings of such directors or committee members, concurrently with the distribution of such minutes to such directors or committee members. Notwithstanding anything to the contrary contained herein, in the event that (i) in the reasonable judgment of the Board of Directors of the Borrower, an issue is to be discussed at a meeting of such Board of Directors (or material is to be distributed at such meeting) which is not appropriate to be discussed in the presence of (or provided to) the Lender Observers due to an actual or potential conflict of interest (including any matters related to this Agreement, the other Credit Documents or any transactions contemplated hereby), or (ii) the Lender Observers’ attendance at such meeting (or receipt of material to be distributed at such meeting) may jeopardize, adversely affect or otherwise impair the attorney-client privilege or any recognized accountant-client privilege, then, in each case, (x) the Borrower shall provide notice of such fact to the Lender Observers and the Lender Observers shall not have the right to participate in any portion of such meeting that involves the matters described in clauses (i) or (ii) above, and (y) the Borrower shall have the right to withhold from the Lender Observers all applicable board meeting material and copies of minutes with respect to the matters described in clauses (i) or (ii) above.

Section 8.17        Maximum Cash Amount. If at any point after the Closing Date, the Credit Parties’ have book cash in excess of the Maximum Cash Amount, Borrower shall, within one (1) Business Day, apply such amounts in excess of the Maximum Cash Amount to repay the Revolving Loan Obligations then outstanding, without a corresponding reduction of the Revolving Loan Commitment. For the avoidance of doubt and for only so long as no Event of Default shall have occurred that is continuing, no such prepayment shall be required to the extent no Revolving Loan Obligations are outstanding at such point in time notwithstanding the Credit Parties’ book cash exceeding the Maximum Cash Amount.

Section 8.18        Financial Advisor; Consultant.

(a)               Financial Advisor Engagement. Portage Point Partners, LLC (or another third party acceptable to the Agents in their sole discretion, the “Financial Advisor”) shall continue to be retained by Borrower with reporting responsibilities and access rights of the Lenders described in subsection (c) below and other terms reasonably acceptable to the Required Lenders, to assist in evaluating and developing strategic alternatives, financial forecasting and other contingency planning initiatives (the “Financial Advisor Engagement”). The Financial Advisor Engagement may not be terminated without written consent of the Required Lenders and the Agents.

(b)               Updates. At the request of any Agent on not more than a weekly basis, the Borrower and the Financial Advisor shall conduct a telephonic meeting, to be attended by management representative(s) of the Borrower, the Financial Advisor, the Agents and the Lenders, during which the Borrower and the Financial Advisor shall present to Lenders on the work done and planned to be done by the Financial Advisor and the results and projected results of such work.

(c)               Financial Advisor Access. The Credit Parties shall (i) provide access on its properties (including remote access as may be requested) to the Financial Advisor as frequently as the Financial Advisor reasonably determines to be appropriate in order to perform the agreed scope of work in the Engagement Letter; (ii) make the Credit Parties’ directors, officers, employees and advisors available for meetings and discussions with Lenders and/or the Financial Advisor, at such times as shall be reasonably requested; (iii) permit the Financial Advisor to conduct monitoring and evaluations of the Borrower’s finances, financial condition, business and operations in order to perform the agreed scope of work in the Engagement Letter; (iv) furnish information when reasonably requested and permit the Financial Advisor to inspect and obtain copies (including electronic data), as available, from the Borrower’s books and records in order to perform the agreed scope of work in the Engagement Letter; (v) provide timely updates to the Financial Advisor on any changes in the business or expected financial performance that could reasonably be expected to have a material effect on the affairs of the Borrower; and (vi) provide the Lenders direct access to the Financial Advisor (preferably with involvement of management representative(s) of the Borrower) as reasonably requested by Lender and provide to the Lenders any reports or work product developed by the Financial Advisor in the course of its services under the Engagement Letter; provided (A) such meetings and discussions shall not consume more than two hours of the Financial Advisor’s time in any week, (B) the Financial Advisor shall be required to keep the Borrower fully and promptly informed about the specifics of any such direct access, meetings and discussions, including the specifics of any materials provided, (C) Lenders shall not be entitled to instruct the Financial Advisor to provide any services or scope of work not authorized in writing by the Borrower or to modify any services or scope of work requested by the Borrower, without the prior written consent of the Borrower, such consent shall not be unreasonably withheld or delayed, (D) the Borrower shall be entitled to review and comment on any written materials that are to be shared by the Financial Advisor to Lenders, and neither the Borrower nor the Financial Advisor shall be required to disclose any privileged information or communications that has been identified by the Borrower as being subject to the attorney-client privilege and that the Borrower and its legal counsel have determined in good faith that any further disclosure of such information or communications by the Financial Advisor would jeopardize the attorney-client privilege and (E) the Financial Advisor will not be required to and shall not discuss any information related to the Proprietary Matters (as defined in the Engagement Letter).

(d)               Consultant Access. The Credit Parties shall (i) provide access on their properties (including remote access as may be requested) to the Consultant as frequently as the Consultant reasonably determines to be appropriate in order to perform the Consultant’s Work; (ii) make the Credit Parties’ officers, employees and advisors available for meetings and discussions with the Consultant at such times as shall be reasonably requested; (iii) permit the Consultant to conduct evaluations of the Credit Parties’ business, real property and operations in order to perform the Consultant’s Work and (iv) furnish information when reasonably requested and permit the Consultant to inspect and obtain copies (including electronic data), as available, from the Credit Parties’ books and records in order to perform the Consultant’s Work.

Section 8.19        Chief Restructuring Officer. On the Closing Date, the Borrower shall retain a chief restructuring officer reasonably acceptable to the Required Lenders (the “Chief Restructuring Officer”) who shall report directly to the Board of Directors of the Borrower, and whose scope of engagement and fees shall be reasonably acceptable to the Required Lenders (it being understood that Vladimir Kasparov is reasonably acceptable to the Required Lenders). Upon the resignation or termination of the Chief Restructuring Officer or other occurrence rendering the Chief Restructuring Officer incapacitated or unavailable, subject to the approvals required under the Bankruptcy Court, the Borrower shall promptly (and no later than five (5) Business Days after such resignation, termination or such other occurrence) retain a replacement Chief Restructuring Officer reasonably acceptable to the Required Lenders and the scope of the engagement of such replacement Chief Restructuring Officer and fees shall be reasonably acceptable to the Required Lenders.

Section 8.20        Post-Closing Obligations. The Borrower shall deliver, on or before the earlier to occur of (x) October 29, 2021 and (y) the date of the hearing with respect to the Final Order (or such later date as the DIP Agents may agree in their sole discretion):

(a)               a duly completed, executed and delivered Perfection Certificate;

(b)               a duly executed and delivered Subordinated Intercompany Note; and

(c)               (i) a Luxembourg law governed first lien share pledge agreement executed by Teligent Luxembourg in favor of the Administrative Agent in form and substance reasonably acceptable to the DIP Agents, (ii) a Luxembourg law governed first lien bank account pledge agreement executed by Teligent Luxembourg in favor of the Administrative Agent in form and substance reasonably acceptable to the DIP Agents and (iii) a Luxembourg law governed first lien receivables pledge agreement executed by Teligent Luxembourg in favor of the Administrative Agent in form and substance reasonably acceptable to the DIP Agents.

Article IX

Negative Covenants

Each Credit Parties hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitments have been terminated and the Loans and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement:

Section 9.01        Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except for:

(a)               Indebtedness in respect of the Obligations;

(b)               Indebtedness existing as of the Closing Date which is identified in Schedule 7.25 and which is not otherwise permitted by this Section 9.01;

(c)               unsecured Indebtedness (i) incurred in the ordinary course of business of such Credit Party and its Subsidiaries in respect of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services and (ii) in respect of performance, surety or appeal bonds, bid bonds and similar obligations provided in the ordinary course of business, but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(d)               Indebtedness in respect of (i) the Pre-Petition First Lien Credit Agreement to the extent not repaid as part of the Rolled-Up Loans, in an aggregate principal amount at any one time outstanding not to exceed $15,000,000; provided that such Indebtedness is secured only by the Liens permitted under Section 9.02 and shall be subject to the DIP Orders and (ii) the Pre-Petition Second Lien Credit Agreement to the extent not repaid as part of the Junior Rolled-Up Loans, in an aggregate principal amount at any one time outstanding not to exceed $89,823,754.60; provided that such Indebtedness is secured only by the Liens permitted under Section 9.02 and shall be subject to the DIP Order;

(e)               Intercompany Indebtedness permitted pursuant to Section 9.05;

(f)                Contingent Liabilities of the Credit Parties and their Subsidiaries arising in the ordinary course of business with respect to surety and appeals bonds, bid bonds, performance bonds and other similar obligations outstanding on the Petition Date;

(g)               Guarantee Obligations of any Credit Party outstanding on the Petition Date in respect of Indebtedness otherwise permitted hereunder; provided that if such Indebtedness is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the same extent;

(h)               Hedging Obligations not prohibited by Section 9.11;

(i)                 [intentionally omitted];

(j)                 letters of credit and reimbursement obligations in respect thereof in favor of suppliers, landlords and other counterparties outstanding on the Closing Date;

(k)               Indebtedness incurred in the ordinary course of business to finance insurance policy premiums; and

(l)                 Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protection, returned items, employee credit card programs and other similar services in connection with cash management and deposit accounts.

Section 9.02        Limitation on Liens. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person (including its Capital Stock), whether now owned or hereafter acquired, except for the following (collectively, the “Permitted Liens”):

(a)               Liens securing the Obligations;

(b)               Liens existing as of the Closing Date and disclosed in Schedule 9.02 securing Indebtedness permitted under Section 9.01(b) and any renewals or extensions thereof; provided, that no such Lien shall encumber any additional property and the principal amount of Indebtedness secured by such Lien shall not be increased (as such Indebtedness may be permanently reduced subsequent to the Closing Date) except to the extent permitted by Section 9.01(b);

(c)               [intentionally omitted];

(d)               Liens arising by operation of law in favor of carriers, warehousemen, mechanics, materialmen, suppliers, laborers and landlords and other similar Liens incurred in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books;

(e)               Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety, bid, appeal or performance bonds;

(f)                judgment Liens not constituting an Event of Default under Section 10.01(f);

(g)               easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached and other Liens on any Real Property subject to a Mortgage that are identified in any title insurance policy issued in favor of the Administrative Agent;

(h)               Liens for Taxes, assessments or other governmental charges or levies not yet due and payable or the non-payment of which is permitted by Section 7.10;

(i)                 Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, so long as the applicable provisions of Section 8.12 have been complied with, in respect of such deposit accounts (other than Excluded Accounts);

(j)                 Non-exclusive licenses, leases and sublicenses, and subleases granted by any Credit Party or any Subsidiary of a Credit Party or leases or subleases by any Credit Party or any Subsidiary of a Credit Party, in the ordinary course of its business and covering only the assets so licensed, sublicensed, leased, or subleased;

(k)               Liens that are customary rights of set-off relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness;

(l)                 Liens arising from precautionary UCC and PPSA financing statements (or similar filings under other applicable law) regarding operating leases or consignment or bailee arrangements in the ordinary course of business;

(m)             Liens in favor of the Borrower or any other Credit Party securing intercompany Indebtedness permitted under the Credit Documents so long as any such Liens on the Collateral are subordinated to the Liens securing the Obligations in a manner reasonably satisfactory to the Agents and the Borrower;

(n)               Liens on the Collateral securing Indebtedness incurred pursuant to Section 9.01(d) so long as such Liens remain at all times subject to the Intercreditor Agreement (as defined in the Pre-Petition First Lien Credit Agreement and the Pre-Petition Second Lien Credit Agreement) and other provisions of the DIP Orders;

(o)               [intentionally omitted]; and

(p)               Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

Notwithstanding anything to the contrary contained in this Section 9.02, the Credit Parties and each its Subsidiaries shall not in any event license in any manner any assets (including intellectual property) without the prior written consent of the Required Lenders.

Section 9.03        Consolidation, Merger, etc. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof) except to the extent permitted by the DIP Orders and the DIP Budget.

Section 9.04        Permitted Dispositions. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make a Disposition, or enter into any agreement to make a Disposition, of such Credit Party’s or such other Person’s assets (including Receivables and Capital Stock of Subsidiaries) to any Person in one transaction or a series of transactions unless such Disposition is permitted by the DIP Orders and the DIP Budget and:

(a)               is in the ordinary course of its business and is of obsolete or worn out property or property no longer used or useful in its business;

(b)               is a sale of Inventory in the ordinary course of business (and not for the avoidance of doubt, any bulk or other extraordinary sale but including any sale of Inventory in connection with an accelerated inventory sale plan that is delivered and acceptable to the Agents and Lenders prior to the date hereof and otherwise in accordance with the DIP Budget);

(c)               is the leasing, subleasing or licensing, as lessor, of real or personal property no longer used or useful in such Person’s business or otherwise in the ordinary course of business;

(d)               [Intentionally Omitted];

(e)               is otherwise permitted by Section 9.02(j) or 9.03;

(f)                is a Disposition of property by one Credit Party (other than a Restricted Credit Party) to another Credit Party (other than a Restricted Credit Party);

(g)               [Intentionally Omitted];

(h)               [Intentionally Omitted];

(i)                 is a Disposition of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice (and not for financing purposes);

(j)                 is the lapse, abandonment or other Disposition of intellectual property that is in the reasonable judgment of the Borrower or its Subsidiaries no longer economically practicable or commercially desirable to maintain or necessary for the conduct of the business of the Borrower or its Subsidiaries;

(k)               [Intentionally Omitted];

(l)                 is a Disposition of cash or Cash Equivalents in the ordinary course of business; or

(m)             a Disposition of property pursuant to a 363 Sale, so long as the net proceeds thereof are applied in accordance with Section 5.02(b);

provided, that, notwithstanding the foregoing, in no event shall any Credit Party, or shall any Credit Party permit any of its Subsidiaries to, (i) directly or indirectly, issue, sell, assign or otherwise dispose of any Capital Stock of any of its Subsidiaries, except (1) to qualify directors if required by applicable law or (2) pursuant to clause (f) above or (ii) to file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to Applicable Law with respect to any corporation, limited liability company, partnership or other entity).

Section 9.05        Investments. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except, to the extent permitted by the DIP Orders and the DIP Budget:

(a)               Investments existing on the Closing Date and identified in Schedule 7.12;

(b)               Investments in cash and Cash Equivalents;

(c)               Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)               Investments by way of contributions to capital or purchases of Capital Stock (i) outstanding as of the date hereof and (ii) hereafter by any Credit Party in any other Credit Party (other than a Restricted Credit Party);

(e)               Investments constituting (i) Receivables arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f)                [intentionally omitted];

(g)               Investments consisting of intercompany loans, other extensions of credit or other Investments outstanding as of the date hereof; provided, that, any such intercompany Indebtedness (1) shall be evidenced by one or more promissory notes in form and substance reasonably satisfactory to the Agents, duly executed and delivered in pledge to the Administrative Agent pursuant to the Security Documents, and shall not be forgiven or otherwise discharged for any consideration other than and to the extent of repayment in cash and (2) shall be subordinated to the Obligations pursuant to the subordination terms set forth therein;

(h)               [intentionally omitted]; and

(i)                 the maintenance of deposit accounts in the ordinary course of business so long as the applicable provisions of Section 8.12 have been complied with in respect of such deposit accounts;

provided, that, notwithstanding the foregoing, in no event shall any Credit Party, or shall any Credit Party permit any of its Subsidiaries to, from and after the Closing Date (i) directly or indirectly, acquire any interest in, or form, any Subsidiaries or enter into any joint venture arrangements or (ii) directly or indirectly, acquire, or otherwise obtain, any interest in Real Property. For the avoidance of doubt, for all purposes of the immediately preceding proviso, the formation and acquisition of a Person shall be deemed to include any formations and acquisitions by division.

Section 9.06        Restricted Payments, etc. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any Restricted Payment, or make any deposit for any Restricted Payment, other than payments by any Subsidiary of the Borrower to the Borrower or its direct parent so long as such parent is a direct or indirect wholly-owned subsidiary of the Borrower.

Section 9.07        Modification of Certain Agreements. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in (a) any of the Pre-Petition First Lien Credit Documents or Pre-Petition Second Lien Credit Documents except as permitted by the DIP Order, (b) any of the Organization Documents, or (c) any document, agreement or instrument evidencing or governing any Indebtedness that has been subordinated to the Obligations in right of payment or any Liens that have been subordinated in priority to the Liens of the Administrative Agent unless such amendment, supplement, waiver or other modification is permitted under the terms of the subordination agreement applicable thereto, or (d) any Material Contract, except to the extent that such amendment, modification or change could not, individually or in the aggregate, reasonably be expected to be adverse to the interests of the Lender.

Section 9.08        Sale and Leaseback. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

Section 9.09        Transactions with Affiliates. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate except (a) on fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate, (b) any transaction expressly permitted under Section 9.03, Section 9.05(d), Section 9.05(g) or Section 9.06, (c) customary fees to, and indemnifications of, non-officer directors of the Credit Parties and their respective Subsidiaries, (d) the payment of reasonable and customary compensation and indemnification arrangements and benefit plans for officers and employees of the Credit Parties and their respective Subsidiaries in the ordinary course of business and (e) transactions solely among Credit Parties.

Section 9.10        Restrictive Agreements, etc. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, enter into any agreement (other than a Transaction Document) prohibiting:

(a)               the creation or assumption by any Credit Party of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b)               the ability of such Person to amend or otherwise modify any Credit Document; or

(c)               the ability of such Person to make any payments, directly or indirectly, to the Credit Parties, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to (i) agreements entered into in connection with the Pre-Petition First Lien Credit Documents or the Pre-Petition Second Lien Credit Documents, as applicable, or (ii) customary restrictions of the type described in clause (a) above (which do not prohibit the Credit Parties from complying with or performing the terms of this Agreement and the other Credit Documents) which are contained in any agreement, (A) governing any Indebtedness permitted by Section 9.01(d) as to assets financed with the proceeds of such Indebtedness, (B) for the creation or assumption of any Lien on the sublet or assignment of any leasehold interest of any Credit Party or any of its Subsidiaries entered into in the ordinary course of business, (C) for the assignment of any contract entered into by any Credit Party or any of its Subsidiaries in the ordinary course of business or (D) for the transfer of any asset pending the close of the sale of such asset pursuant to a Disposition permitted under this Agreement;

Section 9.11        Hedging Transactions. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, enter into any Hedging Transaction, except (a) Hedging Transactions entered into to hedge or mitigate risks to which such Credit Party or such Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedging Transactions entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rate, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Credit Party or such Subsidiary.

Section 9.12        Changes in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to engage in any business other than the businesses the Credit Parties and their Subsidiaries are engaged in as of the date hereof and other businesses that are reasonably related thereto or reasonable extensions thereof.

Section 9.13        Variance from Budget. The Credit Parties will not permit:

(a)               As of the last day of each Weekly Variance Test Period, permit actual disbursements (including disbursements and fee accruals for all estate professionals) on a line item basis or receipts on an aggregate basis for the entire Weekly Variance Test Period, to be (x) in the case of disbursements, greater than 110% of the projected disbursement line item as set forth in the DIP Budget for such Weekly Variance Test Period and (y) in the case of receipts, less than 90% of the projected receipts in the aggregate as set forth in the DIP Budget for such Weekly Variance Test Period. For purposes of determining compliance with the foregoing covenant, (x) if the actual disbursements for any line item in any Weekly Variance Test Period are less than the projected disbursements for such line item in the DIP Budget for such Weekly Variance Test Period (such difference for any such line item, the “Disbursements Carry-Forward Amount”), the projected disbursement amount for such line item for the immediately succeeding Weekly Variance Test Period (but not any Weekly Variance Test Period thereafter) shall be increased by an amount that is equal to the lesser of (I) such Disbursements Carry-Forward Amount and (II) 10% of the projected disbursement amount for such line item in such succeeding Weekly Variance Test Period and (y) if the actual aggregate receipts for any Weekly Variance Test Period are greater than the projected aggregate receipts in the DIP Budget for such Weekly Variance Test Period (such difference, the “Receipts Carry-Forward Amount”), the projected aggregate receipts for the immediately succeeding Weekly Variance Test Period (but not any Weekly Variance Test Period thereafter) shall be decreased by an amount that is equal to the lesser of (I) such Receipts Carry-Forward Amount and (II) 10% of the projected aggregate receipts amount for such succeeding Weekly Variance Test Period.

(b)               As of the last day of each Monthly Variance Test Period, actual disbursements (including disbursements and fee accruals for all estate professionals) or receipts, on a line item basis for the entire Monthly Variance Test Period, to be (x) in the case of disbursements, greater than 105% of the projected disbursement line item as set forth in the DIP Budget for such Monthly Variance Test Period and (y) in the case of receipts, less than 95% of the projected aggregate receipts as set forth in the DIP Budget for such Monthly Variance Test Period.

The covenants set forth above may be adjusted, based on the DIP Budget and any updates thereto, in each case, to the extent approved by the DIP Agents and the Required Lenders in their sole discretion.

Section 9.14        Disqualified Capital Stock. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, issue any Disqualified Capital Stock.

Section 9.15        Removal of Collateral. No Credit Party shall remove, or cause or permit to be removed, any of the Collateral from the premises where such Collateral is currently located and described in Schedule 7.30 (as such schedule may be updated from time to time in accordance with the Security Agreement), except in connection with (a) dispositions permitted under Section 9.04, and (b) off-site repairs of Equipment in the ordinary course of Borrower’s and its Subsidiaries’ business as conducted on the Closing Date.

Section 9.16        Prepayments of Material Indebtedness. No Credit Party shall make any payments of interest, principal or other amounts in respect of Indebtedness and obligations under the Pre-Petition First Lien Credit Agreement or the Pre-Petition Second Lien Credit Agreement except for payments made in compliance with the DIP Budget (subject to permitted variances) and in accordance with the First Day Orders.

Section 9.17        KEIP/KERP Plan. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, enter into any key employee incentive or retention plan, or other similar plan or agreement (any such agreement, a “KEIP/KERP”), unless such KEIP/KERP has been approved in writing by the Required Lenders and the DIP Agents.

Section 9.18        Communications with Bankruptcy Court. Except where not reasonably practicable, fail to provide prior notice and copies of any material motions or other material documents to be filed with the Bankruptcy Court.

Section 9.19        Bankruptcy Actions. Seek, consent to, or permit to exist, any order granting authority to take any action that is prohibited by the terms of this Agreement, the DIP Order or the other Credit Documents or refrain from taking any action that is required to be taken by the terms of the DIP Order or any of the other Credit Documents.

Section 9.20        Canadian Pension Plans. No Credit Party shall, and shall not permit any of the other Credit Parties to:

(a)               establish, maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Canadian Defined Benefit Pension Plan or amalgamate with any Person if such Person sponsors, administers, contributes to, participates in or has liability in respect of, any Canadian Defined Benefit Pension Plan;

(b)               terminate any Canadian Pension Plan in a manner, or take any other action with respect to any Canadian Pension Plan, which could reasonably be expected to result in a Material Adverse Effect; or

(c)               fail to make full payment when due of all amounts which, under the provisions of any Canadian Pension Plan, any agreement relating thereto or applicable law if such failure could reasonably be expected to result in a Material Adverse Effect.

Section 9.21        Teligent OU; Immaterial Subsidiaries and Intercompany Payments.

(a)       Notwithstanding anything herein to the contrary, (a) none of Teligent OU, Teligent Luxembourg or any Immaterial Subsidiary shall acquire any material assets, including, without limitation, any Drug Application, Permit or intellectual property and (b) no Credit Party shall, nor shall such Credit Party permit any of its Subsidiaries to, transfer any material assets, including, without limitation, any Drug Application, Permit or intellectual property, by way of a Disposition, Investment, or any other means to Teligent OU, Teligent Luxembourg or any Immaterial Subsidiary.

(b)       No intercompany payment or transfer of assets by and among the Borrower or any of its Subsidiaries or by and among such Subsidiaries shall be permitted to the extent that such intercompany payment or transfer of assets is prohibited by the Cash Management Order or any other order of the Bankruptcy Court.

Article X

Events of Default

Section 10.01    Listing of Events of Default. Notwithstanding the provisions of Section 362 of the Bankruptcy Code to the extent provided in the DIP Order, with respect to the Debtors and without notice, application or motion, hearing before, order of the Bankruptcy Court or any notice to any Credit Party, each of the following events or occurrences described in this Section 10.01 shall constitute an “Event of Default”:

(a)               Non-Payment of Obligations. The Borrower shall default in the payment of:

(i)                any principal of any Loan when such amount is due; or

(ii)               any interest on any Loan when such amount is due; or

(iii)             any fee described in Article IV or any other monetary Obligation under the Credit Documents when such amount is due and such default shall continue unremedied for a period of five (5) Business Days after such amount is due.

(b)               Breach of Warranty. Any representation or warranty of any Credit Party made or deemed to be made in any Credit Document (including any certificates delivered pursuant to Article VI) or Variance Report which, by its terms, is subject to a materiality qualifier, is or shall be incorrect in any respect when made or deemed to have been made or any other representation or warranty of any Credit Party made or deemed to be made in any Credit Document (including any certificates delivered pursuant to Article VI) is or shall be incorrect in any material respect when made or deemed to have been made.

(c)               Non-Performance of Certain Covenants and Obligations. Any Credit Party shall default in the due performance or observance of any of its obligations under Section 8.01, Section 8.02 (other than to the limited extent such Section requires books and records to be kept in accordance with GAAP which shall instead be subject to Section 10.01(d)), Section 8.03, Section 8.05(a), Section 8.10, Section 8.11, Section 8.12, Section 8.13, Section 8.14, Section 8.17, Section 8.19, Section 8.20 or Article IX.

(d)               Non-Performance of Other Covenants and Obligations. Any Credit Party shall default in the due performance and observance of any obligation contained in any Credit Document executed by it (other than as specified in Section 10.01(a), Section 10.01(b) or Section 10.01(c)), and such default shall continue unremedied for a period of thirty (30) Business Days after the earlier of (i) any officer of any Credit Party shall first have knowledge thereof or (ii) any Credit Party receives written notice from the Administrative Agent or the Required Lenders in respect thereof.

(e)               Default on Other Indebtedness. (i) A default shall occur in the payment of any amount when due (subject to any applicable grace period or cure period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than the Obligations) of any Credit Party, or Subsidiary of any Credit Party having a principal or stated amount, individually or in the aggregate, in excess of $1,500,000, or a default shall occur in the performance or observance of any obligation or condition with respect to any such Indebtedness if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become immediately due and payable or (ii) a default shall occur (after expiration of any available grace or cure periods) in the performance or observance of any obligation or condition with respect to any Indebtedness which has been subordinated (whether as to payment or Lien priority) to the Obligations or the Administrative Agent’s Liens or any such Indebtedness shall be required to be or prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

(f)                Judgments; Awards. Except for any order of the Bankruptcy Court or the amount of any claim in the Chapter 11 Cases, any judgment, award (including any arbitration award) or order for the payment of money individually or in the aggregate in excess of $1,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has been notified of the claim and has not disputed coverage) shall be issued or rendered against any Credit Party or any of its Subsidiaries.

(g)               Plans. An ERISA Event or terminations, withdrawals or failures to meeting funding or other applicable requirements of law with respect to Canadian Pension Plans occurs that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(h)               Bankruptcy Related Events of Default.

(i)                 any of the Chapter 11 Cases concerning the Credit Parties shall be dismissed without an order entered by the Bankruptcy Court containing a provision for termination of all Commitments, and payment in full of all Obligations upon entry thereof (other than contingent indemnification obligation as to which no claim has been asserted); or

(ii)               any of the Chapter 11 Cases concerning the Credit Parties shall be converted to a case under chapter 7 of the Bankruptcy Code or any Credit Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person seeking the conversion of any of the Chapter 11 Cases concerning the Credit Parties under Section 1112 of the Bankruptcy Code or otherwise;

(iii)              an order shall be entered by the Bankruptcy Court appointing a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code shall be appointed in any of the Chapter 11 Cases or any Credit Party shall file a motion or other pleading or shall consent to a motion or other pleading filed by any other Person seeking any of the foregoing without the consent of the Required Lenders;

(iv)              an order of the Bankruptcy Court shall be entered granting any Superpriority Claim or any Lien (other than the Carve Out or as otherwise set forth in the DIP Orders) which is pari passu with or senior to the claims of the Administrative Agent, the DIP Agents and the other Secured Parties against any Credit Party hereunder, or there shall arise or be granted any such senior Superpriority Claim (other than the Carve Out, or as set forth in the DIP Orders) or any Credit Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person requesting any of the foregoing (other than in connection with any financing which would repay the Obligations in full in cash); or

(v)               the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code (x) to the holder or holders of any security interest to proceed against, including foreclosure (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Credit Parties that have a value in excess of $500,000 in the aggregate, (y) to state or local environmental or regulatory agency or authority to proceed against, including foreclose (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Credit Parties that have a value in excess of $500,000 or (z) to allow any other third party to proceed again any material assets of any Credit Party or to permit other actions that could have a Material Adverse Effect on any Credit Party or their respective estates;

(vi)             the Bankruptcy Court shall enter an order imposing, surcharging or assessing against the Administrative Agent’s or Lenders’ interest in the Collateral, any costs of expenses, whether pursuant to 506(c) or 552 of the Bankruptcy Code or otherwise, or finding that the “equities of the case” exception applicable with respect to the Agents’, the Lenders’, Pre-Petition First Lien Lenders’ or the Pre-Petition Second Lien Lenders’ interest in the Collateral, or any Credit Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person requesting the foregoing; or

(vii)            an order of the Bankruptcy Court (or any other court of competent jurisdiction) shall be entered, whether on appeal or otherwise, (A) without the written consent of the Required Lenders, reversing, staying or vacating either of the DIP Orders, (B) without the written consent of the Required Lenders, amending, supplementing or modifying either of the DIP Orders in a manner adverse to the Lenders, (C) denying or terminating the use of cash collateral by the Credit Parties pursuant to either of the DIP Orders or granting authority to use any cash proceeds of any of the Collateral without the Agents’ and Required Lenders’ consent or (D) authorizing or approving any other action or actions that would materially and adversely affect the Agents’ and Lenders’ rights and remedies hereunder, under any other Credit Documents, or their interest in the Collateral; or any Credit Party shall file a motion or other pleading or shall support a motion or other pleading filed by any other Person seeking any of the foregoing; or

(viii)           default shall be made by any of the Credit Parties in the due observance or performance of any term, condition or obligation contained in the DIP Orders beyond any grace period for such specific default set forth therein or herein, other than any such default that is of an administrative or procedural nature which is cured within three (3) days after the earlier of (x) notice by the Administrative Agent or the Required Lenders or (y) knowledge of such default by any of the Credit Parties; or

(ix)              any Credit Party contests the validity or enforceability of any provision of any Credit Document, the Pre-Petition First Lien Credit Documents, the Pre-Petition Second Lien Credit Documents or the validity, extent, perfection or priority of a Lien in favor of any Agent or the Lenders on the Collateral and/or the “Collateral” (as defined in the Pre-Petition First Lien Credit Agreement and the Pre-Petition Second Lien Credit Agreement) or shall support or consent to any other Person contesting the foregoing; or

(x)               the Credit Parties, or any Person claiming by or through the Credit Parties, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders, other than in accordance with the DIP Orders; or

(xi)              an order of the Bankruptcy Court (or any other court of competent jurisdiction) shall be entered approving any financing under Section 364 of the Bankruptcy Code other than the Credit Facility without the written consent of the Required Lenders that does not repay the Obligations in full in cash or any Credit Party shall file a motion or other pleading or shall support a motion or other pleading filed by any other Person seeking any of the foregoing; or

(xii)             the filing by any Credit Party of any chapter 11 plan in any of the Chapter 11 Cases or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, that does not propose to satisfy in full in cash all Obligations under the Credit Documents on the effective date of such plan without the prior written consent of the DIP Agents;

(xiii)            the Borrower or any other Credit Party attempts to consummate a sale of all or substantially all of its assets via a chapter 11 plan in any of the Chapter 11 Cases or sales occurring pursuant to Section 363 of the Bankruptcy Code without consent of the Required Lenders (other than consistent with and pursuant to the Bidding Procedures acceptable to the Required Lenders);

(xiv)            the DIP Order shall cease to create a valid and perfected Lien (which creation and perfection shall not require any further action other than the entry of the DIP Order) on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of the Required Lenders; or

(xv)             (A) the entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the Obligations owing under this Agreement or the other Credit Documents, Pre-Petition First Lien Credit Documents and Pre-Petition Second Lien Credit Documents, (B) any Credit Party shall challenge, support or encourage a challenge of, or any other person or entity shall challenge, any payments made to the Administrative Agent or any Lender with respect to the Obligations, the Pre-Petition First Lien Obligations or the Pre-Petition Second Lien Obligations or the liens or claims of the Agents, Lenders, the Pre-Petition First Lien Agent, the Pre-Petition First Lien Lenders, the Pre-Petition Second Lien Agent or the Pre-Petition Second Lien Lenders and (C) without the consent of the Administrative Agent and the Required Lenders, the filing of any motion by the Credit Parties seeking approval of (or the entry of an order by the Bankruptcy Court approving) adequate protection to any pre-petition agent or lender that is inconsistent with the DIP Order; or

(xvi)            if, unless otherwise approved by the Administrative Agent and the Required Lenders, an order of the Bankruptcy Court shall be entered providing for a change in venue with respect to the Chapter 11 Cases and such order shall not be reversed or vacated within ten (10) days; or

(xvii)          any Debtor shall be enjoined from conducting any material portion of its business as conducted as of the Petition Date, any disruption of the material business operations of the Debtors as conducted as of the Petition Date shall occur, or any material damage to or loss of material assets of any Debtor shall occur; or

(xviii)          the Bankruptcy Court shall terminate or reduce the period pursuant to section 1121 of the Bankruptcy Code during which the Credit Parties have the exclusive right to file a plan of reorganization and solicit acceptances thereof or such exclusive right shall have expired, without the prior written consent of the DIP Agents; or

(xix)             a committee of the equity security holders is appointed with respect to any of the Chapter 11 Cases;

(xx)             the voluntary or involuntary commencement, by or against, the Canadian Subsidiary, of a proceeding under any Canadian Insolvency Laws, including the British Columbia Business Corporations Act and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, or similar debtor relief laws (including corporate statutes) of Canada; or

(xxi)             the Canadian Subsidiary shall generally not be paying its debts as such debts become due or shall admit in writing its inability to pay its debts as they become due, shall make a general assignment for the benefit of creditors, or shall take any action to authorize or effect any of the actions set forth in this subsection (xxi) or subsection (xx) above.

(i)                Impairment of Security, etc. Any Credit Document or any Lien granted thereunder with respect to any portion of the Collateral (except (i) in accordance with its terms or (ii) with respect to immaterial assets), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Credit Party thereto, or any Credit Party or any other Person shall contest in writing such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Credit Document, any Lien on the Collateral (except with respect to immaterial assets) shall cease to be a perfected Lien (other than as a result of the Administrative Agent’s failure to take any action within its control).

(j)                Change of Control. Any Change of Control shall occur.

(k)               Restraint of Operations; Loss of Assets. If any Credit Party or any Subsidiary of a Credit Party is enjoined, restrained, or in any way prevented by court order or other Governmental Authority from continuing to conduct all or any material part of its business affairs or if any material portion of any Credit Party’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Credit Party or the applicable Subsidiary.

(l)                 Damage; Casualty; Disruption.

(i)                 Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at facilities of the Credit Parties generating more than 35% of the Borrower’s consolidated revenues for the fiscal year preceding such event and such cessation or curtailment continues for more than forty-five (45) days; or

(ii)              Any material failure of the Canadian business operations to continue as a going concern in the ordinary course of business.

(m)             [Intentionally Omitted].

(n)               FDA Matters. (i) The FDA or any other Governmental Authority initiates enforcement action including but not limited to any inspection against any Credit Party or any of its Subsidiaries, or any suppliers that causes such Credit Party or Subsidiary to recall, withdraw, remove or discontinue manufacturing, shipping or marketing any of its Products the result of which could reasonably be expected to result in aggregate liability and expense to the Credit Parties and their Subsidiaries of the FDA Trigger Amount or more or would reasonably be expected to have a Material Adverse Effect; (ii) the FDA requires Credit Party or its Subsidiaries to modify the label or labeling of any Product as a result of a safety or compliance risk, or seeks to restrict in any way, the distribution of any of Credit Party’s or its Subsidiaries’ Products, which would reasonably be expected, in the aggregate to have a Material Adverse Effect; (iii) the FDA or any other Governmental Authority issues a warning letter or other communication to any Credit Party or any of its Subsidiaries with respect to any Regulatory Matter which if not promptly resolved would reasonably be expected, in the aggregate, to have a Material Adverse Effect; (iv) any Credit Party or any of its Subsidiaries conducts a mandated or voluntary recall or market withdrawal which could reasonably be expected to result in aggregate liability and expense to the Credit Parties and their Subsidiaries of the FDA Trigger Amount or more; or (v) any Credit Party or any of its Subsidiaries enters into a settlement agreement with the FDA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of the FDA Trigger Amount or more, or that would reasonably be expected to have a Material Adverse Effect.

(o)               D&O Insurance. Any Credit Party shall directly or indirectly make any payment or purchase in respect any D&O insurance tail policy, including any purchase, prepayment, advance payment or deposit into any reserve, escrow or other account funds for any payment or purchase of any tail policy in respect of any D&O insurance, or shall provide any financial support for any Person other than a Credit Party to make any such payment or purchase in respect of such D&O insurance tail policy. Notwithstanding the foregoing, it being agreed that the financing of insurance policy premiums otherwise permitted hereunder in the ordinary course of business and consistent with past practice shall not constitute an Event of Default.

Section 10.02    Remedies Upon Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice to the Borrower (a) permanently reduce the Commitment in whole or in part or (b) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate. The Lenders and the Administrative Agent shall have all other rights and remedies available at law or in equity or pursuant to any Credit Documents and subject to any requirements set forth in the DIP Orders. Notwithstanding the foregoing or any other provision of this Agreement or the any of the Credit Documents, to the extent that an Event of Default has occurred as a result of the Borrower failing to comply with Section 8.14, (x) ACF shall be permitted to terminate the Revolving Loan Commitment in its sole discretion and (y) ARCC shall be permitted to terminate the Delayed Draw Term Loan Commitment in its sole discretion, in each case, so long as (i) ACF or ARCC (or both), in their capacities as DIP Agent(s), as applicable, shall have first delivered a Carve Out Trigger Notice to the Borrower’s lead counsel, the U.S. Trustee, and the lead counsel to the creditor’s committee and (ii) each of ACF and ARCC, in their capacities as Lenders, shall have complied with the provisions of Section 2.18.

Article XI

The Administrative Agent

Section 11.01    Appointment. Each Lender (and, if applicable, each other Secured Party) hereby appoints ACF as its Administrative Agent under and for purposes of each Credit Document and hereby authorizes the Administrative Agent to act on behalf of such Lender (or, if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender. The Administrative Agent hereby acknowledges and agrees that it will promptly deliver all agreements, documents and instruments that it receives in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby and thereby to each DIP Agent and each Lender. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

Section 11.02    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

Section 11.03    Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Credit Party or other Person to perform its obligations hereunder or thereunder. The Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law or other similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or insolvency law or other similar law. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

Section 11.04    Reliance by Agents. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, electronic mail, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

Section 11.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to any Default or Event of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Administrative Agent shall deem advisable in the best interests of the Secured Parties.

Section 11.06    Non-Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Credit Party or any Affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any Affiliate of a Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 11.07    Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 11.07 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents, any Specified Hedging Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 11.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 11.08    Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include the Administrative Agent in its individual capacity.

Section 11.09    Successor Agents. The Administrative Agent may resign as Administrative Agent, upon twenty (20) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights (other than any rights to indemnity payments owed to the retiring Administrative Agent), powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights (other than any rights to indemnity payments owed to the retiring Administrative Agent), powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no applicable successor agent has accepted appointment as Administrative Agent by the date that is twenty (20) days following such retiring Administrative Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective (except that in the case of any Collateral held by the Administrative Agent for the benefit of the Secured Parties under any of the Credit Documents, the Administrative Agent will continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After an Agent’s resignation as the Administrative Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Credit Documents.

Section 11.10    Agents Generally. Except as expressly set forth herein, the Administrative Agent shall not have any duties or responsibilities hereunder in its capacity as such.

Section 11.11    Restrictions on Actions by Lenders; Sharing of Payments.

(a)               Each of the Lenders agrees that it shall not, without the express written consent of the Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Credit Party or any of their respective Subsidiaries or any deposit accounts of any Credit Party or any of their respective Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Credit Document against any Credit Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)               Subject to Section 12.09, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Lender’s pro rata share of all such distributions by the Administrative Agent, such Lender promptly shall (A) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 11.12    Agency for Perfection. Administrative Agent hereby appoints each other Secured Party as its agent (and each Secured Party hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 7 or Article 8, as applicable, of the UCC of any applicable state can be perfected only by possession or control. Should any Secured Party obtain possession or control of any such Collateral, such Secured Party shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

Section 11.13    Authorization to File Proof of Claim. In case of the pendency of any bankruptcy, insolvency or other similar proceeding with respect to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable or whether the Administrative Agent shall have made any demand therefor) shall be entitled: (i) to file and prove a claim in such proceeding for the full amount of the principal and interest owing and unpaid in respect of the Loans and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for reimbursement under Section 12.05) allowed in such proceeding; and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any trustee, liquidator or another similar official in any such proceedings is hereby authorized by each Lender to make such payments to the Administrative Agent for the account of such Lender. Nothing contained herein shall be deemed to authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Credit Party hereunder or the rights of any Lender, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.14    Credit Bids. Each Credit Party and each Secured Party hereby irrevocably authorizes, subject to the DIP Orders (x) until such time as all Revolving Loan Obligations and Term Loan Obligations have been paid in full in cash (other than Unasserted Contingent Obligations), the Administrative Agent, based upon the written instruction of the Revolving Lenders and the Term Loan Lenders (and, with the consent of ARCC in the event the credit bid includes Delayed Draw Term Loan Obligations or Junior Rolled-Up Obligations), and (y) after all Revolving Loan Obligations and Term Loan Obligations have been paid in full in cash (other than Unasserted Contingent Obligations), ARCC, to bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted (i) by the Administrative Agent or ARCC, as applicable, under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, (ii) under the provisions of the Bankruptcy Code, including Section 363, 365 and/or 1129 of the Bankruptcy Code or (iii) by the Administrative Agent or ARCC, as applicable, (whether by judicial action or otherwise, including a foreclosure sale) in accordance with applicable law (clauses (i), (ii) an (iii), a “Collateral Sale”); and in connection with any Collateral Sale based upon the written instruction of Required Lenders, the Administrative Agent or ARCC, as applicable, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle under the direction or control of the Administrative Agent or ARCC, as applicable, and the Administrative Agent or ARCC, as applicable, may offset all or any portion of the Obligations against the purchase price of such Collateral. Each Secured Party hereby agrees that, except as otherwise provided in any Credit Documents, or with the written consent of (x) the Administrative Agent and the Required Lenders or (y) ARCC, as applicable, it will not take any enforcement action, accelerate obligations under any Credit Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, ARCC, on behalf of the Delayed Draw Term Loan Lenders and the Junior Rolled-Up Term Loan Lenders, shall have the right, at any time prior to the payment in full in cash other than Unasserted Contingent Obligations) of all Revolving Loan Obligations and the Term Loan Obligations, to effectuate the transactions contemplated in this Section 11.14 with respect to the Delayed Draw Term Loan Obligations or the Junior Rolled-Up Term Loan Obligations, in each case, solely to the extent that (x) the Administrative Agent consents to such transactions or (y) such transactions will result in the payment in full in cash other than Unasserted Contingent Obligations) of all Revolving Loan Obligations and the Term Loan Obligations.

For the avoidance of doubt, from and after the date that all Revolving Loan Obligations and Term Loan Obligations have been paid in full in cash (other than Unasserted Contingent Obligations), all rights of the Administrative Agent to act pursuant to this Section 11.14 shall cease to be in effect and ARCC shall be entitled to exercise such rights.

Section 11.15    Collective Action. Notwithstanding anything to the contrary contained herein, the Lenders and each other holder of an Obligation under a Credit Document shall act collectively through the Administrative Agent. Without limiting the delegation of authority to the Administrative Agent set forth herein, the Required Lenders shall direct the Administrative Agent with respect to the exercise of rights and remedies hereunder and under other Credit Documents (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default), and the exercise of rights and remedies with respect to (i) the Loans and any securities or interests issued pursuant to this Agreement, (ii) any Collateral, and (iii) any other property of any Credit Party or any past, present, or future Related Parties of any Credit Party. Any such rights and remedies shall not be exercised other than through the Administrative Agent. Each Lender agrees that it shall not, and hereby waives any right to, take or institute any actions or proceedings, judicial or otherwise, for any such right or remedy or assert any other cause of action against any Credit Party or any past, present, or future Subsidiary or Affiliate of any Credit Party concerning this Agreement, the other Credit Documents, the Loans and any securities or interests issued pursuant to this Agreement, any Collateral, or any other property of any Credit Party or any past, present, or future Related Parties of any Credit Party other than through the Administrative Agent; provided, that, for the avoidance of doubt, this sentence may be enforced against any Lender by the Required Lenders, the Agents or the Borrower (or any of its Affiliates) and each Lender and the Agents expressly acknowledge that this sentence shall be available as a defense of the Borrower (or any of its Affiliates) in any action, proceeding or remedial procedure. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and Security Documents, to have agreed to the foregoing provisions.

Section 11.16    Binding Effect. Each Secured Party, by accepting the benefits of the Credit Documents, agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Credit Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Article XII

Miscellaneous

Section 12.01    Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.01. The Required Lenders may, or, with the consent of the Required Lenders or the Administrative Agent, as applicable, may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, that no such waiver, amendment, supplement or modification shall directly:

(i)                 (A) reduce or forgive any portion of any Loan or extend the final expiration date of any Lender’s Commitment or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.10(c)), or (B) reduce or forgive any portion or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or (C) amend or modify any provisions of Section 12.09(b) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender directly and adversely affected thereby;

(ii)               amend, modify or waive any provision of this Section 12.01 or reduce the percentages specified in the definitions of the term “Required Lenders” or consent to the assignment or transfer by any Credit Party of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 9.03), in each case without the written consent of each Lender directly and adversely affected thereby;

(iii)              increase the aggregate amount of any Commitment of any Lender without the consent of such Lender;

(iv)             amend, modify or waive any provision of Article XI applicable to the Administrative Agent without the written consent of the Administrative Agent;

(v)               release all or substantially all of the Guarantors under the Guarantee Agreement (except as expressly permitted by the Guarantee Agreement), or release all or substantially all of the Collateral under the Security Agreement and the Mortgages (except as expressly permitted thereby and in Section 12.19), or subordinate any of the claims or Liens of any Agent or Lender hereunder in each case without the prior written consent of each Lender; or

(vi)             amend, modify or waive any provision of Section 8.14 without the written consent of each Lender.

Notwithstanding the foregoing or anything to the contrary herein:

(i)                 [intentionally omitted];

(ii)               no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender);

(iii)              schedules to this Agreement and the Security Agreement may be amended or supplemented; and

(iv)             this Agreement and any other Credit Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to (x) correct or cure ambiguities, errors, omissions, defects, (y) effect administrative changes of a technical or immaterial nature or (z) correct or cure incorrect cross references or similar inaccuracies in this Agreement or the applicable Credit Document, in each case with regards to clauses (x) through (z), the correction of which is not adverse to the interest of any Lender. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to cause such guarantee, collateral document, security document, intercreditor agreement or related document to be consistent with this Agreement and the other Credit Documents. Any such amendment shall become effective without any further consent of any other party to such Credit Document.

Section 12.02    Notices and Other Communications; Facsimile Copies.

(a)               General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by electronic transmission). All such written notices shall be mailed, e-mailed or delivered to the applicable address or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                 if to the Credit Parties, the Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)              if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 12.02(c)), when delivered; provided, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person.

(b)               Effectiveness of Electronic Documents and Signatures. Credit Documents may be transmitted and/or signed by e-mail or other electronic communication. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Administrative Agent and the Lenders.

(c)               Reliance by the Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 12.03    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.04    Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Credit Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

Section 12.05    Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of one counsel (and, to the extent necessary, one local counsel in any relevant jurisdiction and, if reasonably required, one regulatory counsel) to the Agents and other third party advisors to the Agents (including, but not limited to, the Financial Advisor and the Consultant but, limited in the case of the Consultant to $50,000 (or such greater amount as approved by Borrower) in the aggregate, plus any out-of-pocket costs and expenses incurred in connection with Consultant’s Work), (b) to pay or reimburse each Lender and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable and documented fees, disbursements and other charges of counsel to the Agents and the Lenders and other third party advisors to the Agents, and (c) to pay, indemnify and hold harmless each Lender and the Agents and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one counsel, arising as a result of the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law on the part of any Credit Party or any of its Subsidiaries or any actual or alleged presence of Hazardous Materials as a result of the operations of each Credit Party or any of its Subsidiaries, including at any of their Real Property (all the foregoing in this clause (c), collectively, the “indemnified liabilities”); provided, that the Credit Parties shall have no obligation hereunder to the Agents or any Lender nor any of their Related Parties with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the party to be indemnified or one of their Related Parties; (ii) disputes among the Agents, the Lenders and/or their transferees; or (iii) diminution in value of any Real Property of any Credit Party resulting from the presence of Hazardous Materials existing at such Real Property on or before the Closing Date. The agreements in this Section 12.05 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement. To the fullest extent permitted by Applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Lender, any Agent and their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Lender, no Agent nor any of their respective Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

Section 12.06    Successors and Assigns; Participations and Assignments.

(a)               The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 9.03, no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 12.06) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, (a) any Lender shall be permitted to pledge or grant a security interest in all or any portion of such Lender’s rights hereunder including, but not limited to, any Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person and (b) the Administrative Agent shall be permitted to pledge or grant a security interest in all or any portion of their respective rights hereunder or under the other Credit Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of the Administrative Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of the Administrative Agent or any of its Affiliates and any agent, trustee or representative of such Person.

(b)               Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to a Defaulting Lender or to the Borrower or to any of the Borrower’s Affiliates or Subsidiaries) (each, an “Eligible Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) without the need for any consent of the Borrower.

(i)                 Assignments shall be subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)              Assignments shall be subject to the following additional conditions:

(A)             except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000, unless each of the Borrower and the Administrative Agent otherwise consents, which consent, in each case, shall not be unreasonably withheld or delayed; provided, however, that no such consent of the Borrower shall be required if an Event of Default under Section 10.01(a), (c) (solely in respect of a breach of Section 8.01(a) or (e), or Section 9.13) or Section 10.01(h) has occurred and is continuing; and provided further, that contemporaneous assignments to a single assignee made by affiliated Lenders or related Approved Funds and contemporaneous assignments by a single assignor to affiliated Lenders or related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans;

(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, that only one such fee shall be payable in connection with simultaneous assignments to two or more Approved Funds; and

(D)             the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(E)              No Lender may assign or otherwise transfer its rights or obligations hereunder to any of the Credit Parties or any Affiliate thereof.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee (by its execution and delivery of the applicable Assignment and Acceptance to the Administrative Agent) and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 12.06, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 5.04 and 12.05); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 12.06.

(iv)             The Administrative Agent, acting for this purpose on behalf of the Borrower (but not as an agent, fiduciary or for any other purposes), shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Total Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Credit Parties, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)               Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b)(i) of this Section 12.06, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c)               Any Lender may, without the consent of the Borrower, or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the first proviso to Section 12.01. Subject to paragraph (c)(ii) of this Section 12.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 5.04, the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09(b) as though it were a Lender, provided, that such Participant agrees to be subject to Section 12.09(a) as though it were a Lender.

(i)                 A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.04 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.04 as though it were a Lender.

(ii)              Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Lender’s obligations hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall not have any responsibility for maintaining a Participant Register.

Section 12.07    Replacements of Lenders Under Certain Circumstances.

(a)               The Borrower, at its sole cost and expense, shall be permitted to replace any Lender (or any Participant), other than an Affiliate of the Administrative Agent, that (i) requests reimbursement for amounts owing pursuant to Sections 2.14, 2.16 or 5.04, or (ii) is affected in the manner described in Section 2.14(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, provided, that (A) such replacement does not conflict with any Applicable Law, (B) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts) pursuant to Sections 2.14, 2.16 or 5.04, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.06 (except that such replaced Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)               If any Lender (a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, which pursuant to the terms of Section 12.01 requires the consent of all of the Lenders affected or the Required Lenders and with respect to which the Required Lenders shall have granted their consent, then, provided that no Default or Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the Administrative Agent, provided, that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.06 (except that such Non-Consenting Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto).

Section 12.08    Securitization. The Credit Parties hereby acknowledge that the Lenders and their Affiliates may securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Credit Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release the Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to Section 12.06.

Section 12.09    Adjustments; Set-off. If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.01(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact and (ii) purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that (x) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (y) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant (as to which the provisions of this Section shall apply).

Notwithstanding the foregoing, in the event that any Defaulting Lender shall exercise any such right of setoff, (1) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.05(d) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (2) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(a)               After the occurrence and during the continuance of an Event of Default, to the extent consented to by (x) until such time as all Revolving Loan Obligations and Term Loan Obligations have been paid in full in cash (other than Unasserted Contingent Obligations) and subject to the DIP Order, the Revolving Lenders and the Term Loan Lenders and (y) after all Revolving Loan Obligations and Term Loan Obligations have been paid in full in cash (other than Unasserted Contingent Obligations), ARCC, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or any other Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 12.10    Counterparts. This Agreement and the other Credit Documents may be executed by one or more of the parties thereto on any number of separate counterparts (including by electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower, and the Administrative Agent.

Section 12.11    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law), as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 12.12    Integration. This Agreement and the other Credit Documents represent the agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

Section 12.13    GOVERNING LAW. THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 12.14    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)               agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender, or any Affiliate of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the Bankruptcy Court, and, if the Bankruptcy Court abstains from hearing or refuses to exercise jurisdiction, the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in the Bankruptcy Court or such New York State court or, to the fullest extent permitted by applicable law, in such federal court (other than the Bankruptcy Court);

(b)               consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth on Schedule 12.02 or on Schedule 1.01(a) or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)               agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or their respective properties in the courts of any jurisdiction;

(e)               waives, to the maximum extent not prohibited by law, all rights of rescission, setoff, counterclaims, and other defenses in connection with the repayment of the Obligations; and

(f)                waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.14 any special, exemplary, punitive or consequential damages.

Section 12.15    Acknowledgments. Each Credit Party hereby acknowledges that:

(a)               it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)               neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)               no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Credit Parties and the Lenders.

Section 12.16    WAIVERS OF JURY TRIAL. THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 12.17    Confidentiality. Each Agent and Lender shall hold all Confidential Information confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices; provided, that Confidential Information may be disclosed by the Administrative Agent or Lender:

(a)               as required by any governmental agency or representative thereof (including, without limitation, public disclosures by the Administrative Agent, Lender, or any of their Related Parties required by the SEC or any other governmental or regulatory authority);

(b)               pursuant to legal process including the Chapter 11 Case;

(c)               in connection with the enforcement of any rights or exercise of any remedies by the Administrative Agent or Lender under this Agreement or any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document;

(d)               to the Administrative Agent’s or Lender’s attorneys, professional advisors, independent auditors or Affiliates,

(e)               in connection with:

(i)                 the establishment of any special purpose funding vehicle with respect to the Loans,

(ii)              any Securitization permitted under Section 12.08;

(iii)            any prospective assignment of, or participation in, its rights and obligations pursuant to Section 12.06, to prospective assignees or Participants, as the case may be;

(iv)             any Hedging Transaction entered into or proposed to be entered into in connection with the Loans made hereunder, to actual or proposed direct or indirect contractual counterparties; and

(v)               any actual or proposed credit facility for loans, letters of credit or other extensions of credit to or for the account of the Administrative Agent or Lender or any of its Affiliates, to any Person providing or proposing to provide such loan, letter of credit or other extension of credit or any agent, trustee or representative of such Person; or

(f)                with the consent of the Borrower;

provided, that in the case of clause (e) hereof, the Person to whom Confidential Information is so disclosed is advised of and has been directed to comply with the provisions of this Section 12.17.

For purposes of this Section, “Confidential Information” means all information received from a Credit Party or any Subsidiary, whether directly or from a Credit Party or a Subsidiary’s managers, officers, employees, attorneys, agents, or other advisors, relating to the Credit Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agents or any Secured Party on a nonconfidential basis prior to disclosure by or on behalf of such Credit Party or any Subsidiary.

Notwithstanding the foregoing, (A) each of the Agents, the Lenders and any Affiliate thereof is hereby expressly permitted by the Credit Parties to refer to any Credit Party and any of their respective Subsidiaries in connection with any promotion or marketing undertaken by any Agent, Lender or Affiliate and, for such purpose, any Agent, Lender or Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with such Credit Party or such Subsidiary or any of their businesses and (B) any information that is or becomes generally available to the public (other than as a result of prohibited disclosure by any Agent or Lender) shall not be subject to the provisions of this Section 12.17.

EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION (AS DEFINED IN THIS SECTION 12.17) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE CREDIT PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 12.18    Press Releases, etc. Each Credit Party will not, and will not permit any of its respective Subsidiaries, directly or indirectly, to publish any press release or other similar public disclosure or announcements (including any marketing materials) regarding this Agreement, the other Credit Documents, the Transaction Documents, or any of the Transactions, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

Section 12.19    Releases of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 12.01) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 12.01, or (ii) under the circumstances described in paragraph (b) below.

(a)               At such time as (i) the Loans and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full and (ii) the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all pledges and obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Credit Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(b)               Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any guarantee obligations pursuant to this Section 12.19. In each case as specified in this Section 12.19, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s request and expense, (i) execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Administrative Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent and (ii) deliver all possessory collateral in the Administrative Agent’s possession, custody or control to the Borrower (or the Borrower’s designee), and (iii) execute and deliver to the applicable Credit Party such other documents as such Credit Party may reasonably request to evidence the release of such item of Collateral or obligation from the assignment, lien or security interest granted under the Security Documents, in each case in accordance with the terms of the Credit Documents and this Section 12.19.

Section 12.20    USA Patriot Act and Applicable Anti-Terrorism Laws.

(a)               Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act. Each Credit Party agrees to provide all such information to the Lenders upon request by the Administrative Agent at any time, whether with respect to any Person who is a Credit Party on the Closing Date or who becomes a Credit Party thereafter.

(b)               If the Administrative Agent has ascertained the identity of the Canadian Subsidiary or any authorized signatory of the Canadian Subsidiary for the purposes of Canadian Anti-Terrorism Laws, then the Administrative Agent:

(i)                shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between the Lender and the Administrative Agent within the meaning of the applicable Canadian Anti-Terrorism Laws; and

(ii)              shall provide to the Lenders, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c)               Notwithstanding Section 12.20(b) and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligations to ascertain the identity of the Canadian Subsidiary or any authorized signatories of the Canadian Subsidiary on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Canadian Subsidiary or any such authorized signatory in doing so.

Section 12.21    No Fiduciary Duty. Each Credit Party, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Credit Parties, their respective Subsidiaries and Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 12.22    Authorized Officers. The execution of any certificate requirement hereunder by an Authorized Officer shall be considered to have been done solely in such Authorized Officer’s capacity as an officer of the applicable Credit Party (and not individually). Notwithstanding anything to the contrary set forth herein, the Secured Parties shall be entitled to rely and act on any certificate, notice or other document delivered by or on behalf of any Person purporting to be an Authorized Officer of a Credit Party and shall have no duty to inquire as to the actual incumbency or authority of such Person.

Section 12.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution, and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.24    Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Credit Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Credit Document shall be binding upon the Credit Parties, the estate of each Credit Party, and any trustee, other estate representative or any successor in interest of each Credit Party in the Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code. This Agreement and the other Credit Documents shall be binding upon, and inure to the benefit of, the successors of the Agents and the Secured Parties and their respective assigns, transferees and endorsees. The Liens created by this Agreement and the other Credit Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Case or any other bankruptcy case of the Credit Parties to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Administrative Agent file financing statements or otherwise perfect its Liens under applicable law. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Credit Parties, the Agents and Secured Parties with respect to the transactions contemplated hereby and no Person (other than the Indemnitees) shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Credit Documents.

Section 12.25    Inconsistency. In the event of any inconsistency between the terms and conditions of this Agreement and of the DIP Orders, the provisions of the DIP Orders shall govern and control.

Section 12.26    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Credit Party in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in any currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the relevant Lenders of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or the relevant Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency . If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender from a Credit Party in the Agreement Currency, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to any other Person who may be entitled thereto under applicable law

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	TELIGENT, INC.,
a Delaware corporation

	By:	/s/ Alyssa Lozynski
		Name:	Alyssa Lozynski
		Title:	Interim Chief Financial Officer

OTHER GUARANTORS:	Igen, Inc.,
a Delaware corporation

	By:	/s/ Alyssa Lozynski
		Name:	Alyssa Lozynski
		Title:	Interim Chief Financial Officer

Telip, LLC,
a Delaware limited liability company

	By:	/s/ Alyssa Lozynski
		Name:	Alyssa Lozynski
		Title:	Interim Chief Financial Officer

Teligent Pharma, Inc.,
a Delaware corporation

	By:	/s/ Alyssa Lozynski
		Name:	Alyssa Lozynski
		Title:	Interim Chief Financial Officer

Signature Page to Credit Agreement

Teligent Canada Inc.,
a corporation incorporated under the laws of the Province of British Columbia

By:	/s/ Bradley Scher
	Name:	Bradley Scher
	Title:	Director

Teligent Luxembourg S.à R.L.,
a Luxembourg private limited liability company

By:	/s/ Timothy B. Sawyer
	Name:	Timothy B. Sawyer
	Title:	Manager

Teligent OU,
an Estonian limited company

By:	/s/ Timothy B. Sawyer
	Name:	Timothy B. Sawyer
	Title:	Liquidator

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT, DIP AGENT and a Revolving Lender:	ACF FINCO I LP,
a Delaware limited partnership

	By:	/s/ Oleh Szczupak
		Name:	Oleh Szczupak
		Title:	Authorized Signer

Signature Page to Credit Agreement

DIP AGENT:	ARES CAPITAL CORPORATION,
a Maryland corporation

	By:	/s/ Mitchell Goldstein
		Name:	Mitchell Goldstein
		Title:	Authorized Signatory

Signature Page to Credit Agreement

REVOLVING LENDERS:	ARES CAPITAL CORPORATION,
a Maryland corporation

	By:	/s/ Mitchell Goldstein
		Name:	Mitchell Goldstein
		Title:	Authorized Signatory

CION ARES DIVERSIFIED CREDIT FUND

	By:	/s/ Mitchell Goldstein
		Name:	Mitchell Goldstein
		Title:	Authorized Signatory

ARES CENTRE STREET PARTNERSHIP, L.P.

	By:	Ares Centre Street GP, Inc., as general partner

	By:	/s/ Mitchell Goldstein
		Name:	Mitchell Goldstein
		Title:	Authorized Signatory

ARES CREDIT STRATEGIES INSURANCE DEDICATED FUND SERIES INTEREST OF SALI MULTI-SERIES FUND, L.P.

	By:	Ares Management LLC, its investment subadvisor

By: Ares Capital Management LLC, as subadvisor

	By:	/s/ Mitchell Goldstein
		Name:	Mitchell Goldstein
		Title:	Authorized Signatory

Signature Page to Credit Agreement

Delayed Draw Term Loan Lenders and Junior Rolled-up Term Loan Lenders:	ARES CAPITAL CORPORATION,
a Maryland corporation

	By:	/s/ Mitchell Goldstein
		Name:	Mitchell Goldstein
		Title:	Authorized Signatory

CION ARES DIVERSIFIED CREDIT FUND

	By:	/s/ Mitchell Goldstein
		Name:	Mitchell Goldstein
		Title:	Authorized Signatory

ARES CENTRE STREET PARTNERSHIP, L.P.

	By:	Ares Centre Street GP, Inc., as general partner

	By:	/s/ Mitchell Goldstein
		Name:	Mitchell Goldstein
		Title:	Authorized Signatory

ARES CREDIT STRATEGIES INSURANCE DEDICATED FUND SERIES INTEREST OF SALI MULTI-SERIES FUND, L.P.

	By:	Ares Management LLC, its investment subadvisor

By: Ares Capital Management LLC, as subadvisor

	By:	/s/ Mitchell Goldstein
		Name:	Mitchell Goldstein
		Title:	Authorized Signatory

ARES COMMERCIAL FINANCE, L.P.

	By:	Ares Commercial Finance Management LP, as manager

	By:	/s/ Oleh Sczupak
		Name:	Oleh Sczupak
		Title:	Authorized Signer

Signature Page to Credit Agreement